As filed with the Securities and Exchange Commission on April 11, 2017

Registration No. 333-216052

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Adgero Biopharmaceuticals Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	47-5506831

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4365 US 1 South, Suite 211
Princeton, NJ 08540
Telephone: 609-917-9796
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

Frank Pilkiewicz, PhD
Chief Executive Officer
Adgero Biopharmaceuticals Holdings, Inc.
4365 US 1 South, Suite 211
Princeton, NJ 08540
Telephone: 609-917-9796
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.
Steven M. Skolnick, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 262-6700

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and smaller reporting company’ in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated April 11, 2017.

Adgero Biopharmaceuticals Holdings, Inc.

3,467,680 Shares
Common Stock

This prospectus relates to the offer for sale of up to an aggregate of 3,467,680 shares of common stock of Adgero Biopharmaceuticals Holdings, Inc. by the selling stockholders named herein. We are not offering any securities pursuant to this prospectus. The shares of common stock offered by the selling stockholders include 1,749,272 shares of common stock underlying warrants with an exercise price of $5.00 per share.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the Over-the-Counter, or OTC, Bulletin Board and/or OTCQB Market operated by OTC Markets Group, Inc. (together, the “OTCBB/OTCQB”) upon the effectiveness of the registration statement of which this prospectus forms a part. The 3,467,680 shares of our common stock can be sold by selling security holders at a fixed price of $5.00 per share until our shares are quoted on the OTCBB/OTCQB and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”) nor can we provide assurance that our shares will actually be quoted on the OTCBB/OTCQB or, if quoted, that a viable public market will materialize or be sustained.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTCBB/OTCQB, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. See “Plan of Distribution.”

Certain of the selling stockholders and intermediaries, who are identified as broker-dealers in the footnotes to the selling stockholder table contained in this prospectus, through whom such securities are sold are deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

We are an “emerging growth company” under the federal securities laws and, as such, we intend to comply with certain reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2017.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	5

RISK FACTORS	7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	37

USE OF PROCEEDS	39

DIVIDEND POLICY	40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	41

BUSINESS	45

MANAGEMENT AND BOARD OF DIRECTORS	67

EXECUTIVE COMPENSATION	73

PRINCIPAL STOCKHOLDERS	82

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	84

DESCRIPTION OF SECURITIES	87

SELLING STOCKHOLDERS	92

PLAN OF DISTRIBUTION	99

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	101

LEGAL MATTERS	101

EXPERTS	101

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	101

WHERE YOU CAN FIND ADDITIONAL INFORMATION	102

SIGNATURES	II-9

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investments.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” on page 7 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 41.

When used herein, unless the context requires otherwise, references to the “Company,” “Holdings,” “we,” “our” and “us” refer to Adgero Biopharmaceuticals Holdings, Inc., a Delaware corporation, collectively with its wholly-owned subsidiary, Adgero Biopharmaceuticals, Inc., a Delaware corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Company

General

We are a biopharmaceutical company, focused on the development of photodynamic therapy (“PDT”) for the treatment of rare, unmet medical needs. PDT is a treatment that uses light sensitive compounds, or photosensitizers, that, when exposed to specific wavelengths of light, act as a catalyst to produce a form of oxygen that induces local tumor cell death. Our lead product candidate, the REM-001 Therapy product, consists of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”). REM-001 is a second generation photosensitizer drug that has undergone late stage clinical development and which we believe possesses multiple advantages over earlier generation PDT compounds. Our lead indication is unresectable cutaneous metastatic breast cancer (“CMBC”), a disease that may strike individuals with advanced breast cancer and for which effective treatment options are limited. In four Phase 2 and/or Phase 3 clinical trials in CMBC patients, primarily targeting patients who had previously received chemotherapy and failed radiation therapy, our REM-001 Therapy was able to reduce or eliminate a substantial number of the treated CMBC tumors. Specifically, our analysis of the data collected from these trials indicates that in approximately 80% of evaluable tumor sites treated with REM-001 Therapy, there was a complete response, meaning that follow-up clinical assessments indicated no visible evidence of the tumor remaining. We believe clinical data indicates that REM-001 Therapy holds promise as a treatment to locally eliminate or slow the growth of treated cutaneous cancerous tumors in this difficult-to-treat patient population.

In 2012, we acquired certain assets and regulatory filings, including REM-001 Therapy developed by Miravant Medical Technologies, and its wholly-owned subsidiaries, a former public pharmaceutical and research development company (collectively, “Miravant”), and the associated technology, clinical data and intellectual property, from a creditor of Miravant. Between February 1996 and January 1999, Miravant, with support from certain corporate partners, conducted the above-referenced four Phase 2 and/or Phase 3 clinical trials for the treatment of CMBC using REM-001 Therapy (collectively, the “Miravant CMBC Trials”). The primary motivation behind our acquisition was to secure the rights to the REM-001 Therapy and its associated technology, proprietary processes and regulatory filings which have already undergone substantial clinical development, which we believe will help expedite the process of gaining regulatory approval to market our REM-001 Therapy.

Our initial product goal is to achieve marketing approval of REM-001 Therapy for the treatment of CMBC in the United States. We conducted a first preliminary analysis of all existing REM-001 Therapy clinical trial data for CMBC, including data from the Miravant CMBC Trials. We then conducted a more in-depth analysis that was overseen by regulatory experts who have expertise in interacting with the Food and Drug Administration (the “FDA”). The experts we engaged were either former FDA employees with directly related experience in reviewing similar oncology treatments or individuals who have provided senior regulatory guidance to major pharmaceutical or medical device companies in situations that led to regulatory approval. The results of this second more in-depth analysis were consistent with our original analysis. As a result of our review, we submitted questions to FDA under a Type C format to review the technology and results and determine the anticipated requirements for regulatory approval. On March 3, 2017, we received FDA’s written response to our questions. Based on that response, we believe our plans to manufacture REM-001 by revising the prior quality standards to meet the currently recommended regulatory standards will be acceptable. FDA also indicated our plans for utilizing light delivery devices that have been shown to be functionally equivalent to the devices used by Miravant will be acceptable. FDA also recognized that CMBC represents an unmet clinical need and provided guidance on a number of clinical pharmacology parameters they would like us to measure in our planned clinical trial. Based on FDA’s responses, we plan to conduct a clinical trial in CMBC to test the safety and efficacy of REM-001 Therapy for marketing approval and we are planning further discussions with FDA regarding the specifics of such a trial.

We also believe REM-001 Therapy holds promise as a treatment for cutaneous metastatic cancers other than CMBC as well as locally advanced basal cell cancer such as often occurs in patients with Basal Cell Nevus Syndrome and cutaneously recurrent basal cell cancer.

Formation of Holdings

We are a Delaware corporation. In connection with our formation in October 2015, we sold an aggregate of 1,000,000 shares of common stock for an aggregate of $50,000 ($0.05 per share), which includes 500,000 shares of common stock owned by an affiliate of Aegis Capital Corporation (“Aegis Capital”), the placement agent in our 2016 Private Placement described below.

Recent Developments

The Merger Transaction

On January 11, 2016, Adgero Biopharmaceuticals, Inc. (“Adgero”) entered into a merger agreement (the “Merger Agreement”) by and among Adgero, Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”), and Adgero Acquisition, Inc. a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”). Pursuant to the terms of the Merger Agreement, as a condition of and contemporaneously with the initial closing of the 2016 Private Placement, described below, (the “Initial Closing”), Merger Sub merged with and into Adgero and Adgero became a wholly-owned subsidiary of us. In connection with the merger (the “Merger”), stockholders of Adgero received an aggregate of 2,000,000 shares of our common stock. In addition, the holders of warrants to purchase common stock of Adgero prior to the Merger received warrants (the “Replacement Warrants”), to purchase 30,864 shares of our common stock with an exercise price of $5.00. The terms of the Replacement Warrants are substantially similar to the Investor Warrants, described below. At the closing of the Merger, the board of directors of Holdings consisted of Frank Pilkiewicz, PhD, the Chief Executive Officer of Holdings and Chief Executive officer of Adgero, Allen Bloom, PhD, JD, Roman Perez-Soler, MD, Tim McInerney, and David Hochman, a Board designee of Aegis Capital.

The Merger was treated as a reverse acquisition and recapitalization of Adgero for financial accounting purposes and the historical financial statements of Adgero are our financial statements as a result of the Merger. The parties to the Merger Agreement have agreed to take all actions necessary to ensure the Merger is treated as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended.

2016 Private Placement

We conducted a private placement offering from January to September 2016 (the “2016 Private Placement”). We issued an aggregate 1,873,299 shares of our common stock for $5.00 per share, inclusive of 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement, and warrants (the “Investor Warrants”), to purchase 1,873,299 shares of our common stock at an exercise price of $5.00, inclusive of Investor Warrants to purchase 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement. The Investor Warrants have a five year term. Gross proceeds totaled $8,931,000, plus an additional $435,495 in connection with the conversion of certain promissory notes included in the 2016 Private Placement, and net proceeds were $7,271,904. Aegis Capital acted as the placement agent (the “Placement Agent”), for the 2016 Private Placement. Pursuant to the registration statement of which this prospectus is a part, we are registering those shares of common stock and shares of common stock underlying the Investor Warrants issued in the 2016 Private Placement as described in the “Selling Stockholders” section on page 89, as well as (i) 5,154 shares of common stock and 5,154 shares of common stock underlying warrants issued pursuant to the conversion of a promissory note not included in the 2016 Private Placement (see “Certain Relationships and Related Party Transactions - Bridge Offering Affiliate Participation”) and (ii) the shares of common stock underlying the Replacement Warrants, for public resale by the selling stockholders named herein and their assigns.

In connection with the 2016 Private Placement, we paid the Placement Agent and selected dealers an aggregate cash fee of $1,164,110, inclusive of a non-accountable expense allowance equal to $275,564, and we incurred approximately $494,986 of other expenses related to the financing. In addition, as part of its compensation for acting as placement agent for the 2016 Private Placement, we issued warrants (the “Placement Agent Warrants”) to the Placement Agent to purchase 367,418 shares of our common stock with an exercise price of $5.00 per share. Such warrants contain a “cashless exercise” feature and are exercisable at any time prior to five years from the date of grant.

December 2016 Private Placement

We conducted a private placement offering in December 2016 (the “December 2016 Private Placement”), which closed in January 2017. We issued an aggregate 400,000 shares of our common stock for $5.00 per share, and a warrant (the “December 2016 Investor Warrant”), to purchase 400,000 shares of our common stock at an exercise price of $5.00. The December 2016 Investor Warrant has a five year term. Gross proceeds totaled $2,000,000, and net proceeds were $1,784,145. Aegis Capital acted as the placement agent, for the December 2016 Private Placement.

In connection with the December 2016 Private Placement, we paid the Placement Agent and selected dealers an aggregate cash fee of $200,000, and we incurred $15,855 of other expenses related to the financing. In addition, as part of its compensation for acting as placement agent for the December 2016 Private Placement, we issued warrants (the “December 2016 Placement Agent Warrants”) to the Placement Agent to purchase 80,000 shares of our common stock with an exercise price of $5.00 per share. Such warrants contain a “cashless exercise” feature and are exercisable at any time prior to five years from the date of grant.

Our Risks

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section of this prospectus on page 7 herein. These risks include, but are not limited to, the following:

●
we have a limited operating history and have incurred operating losses of approximately $3,383,000 from inception through December 31, 2016 and we expect to incur substantial losses for the foreseeable future and may never achieve or maintain profitability which could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise;

●	we will need to obtain additional financing to complete clinical development of REM-001 Therapy;

●	clinical trials for our product candidate, REM-001 Therapy, may not be successful and we may not obtain approval from the FDA or other regulatory bodies in different jurisdictions for REM-001 Therapy;

●	we are highly dependent on the success of our product candidate, REM-001 Therapy, which is still in clinical development;

●	we expect to rely on third parties to manufacture the components of REM-001 Therapy and to conduct our clinical trials;

●	we currently do not have the infrastructure to commercialize REM-001 Therapy should we be successful in obtaining FDA approval;

●	we face significant competition from other biotechnology and pharmaceutical companies;

●	even if we obtain marketing approval for REM-001 Therapy, we will be subject to ongoing obligations and continued regulatory review; and

●	we rely on our key employees and executives and the loss of the services of our key employees and executives would adversely impact our business prospects.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Corporate Information

We are a Delaware corporation formed in 2015 under the name Adgero Biopharmaceuticals Holdings, Inc. We are the parent company of Adgero Biopharmaceuticals, Inc., our operating subsidiary, a Delaware corporation.

Our principal offices are located at 4365 US 1 South, Suite 211, Princeton, NJ 08540. Our web address is www.adgerobiopharm.com. Information contained in or accessible through our web site is not, and should not be deemed to be, part of this prospectus.

We currently do not own or license any United States federal trademark registrations or applications. Some trademarks referred to in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common Stock Outstanding	5,398,531 shares (1)

Common Stock Offered by Selling Stockholders	3,467,680 shares (2)

Use of Proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders.  We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $8,746,360.  Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock
Our common stock is not presently traded on any market or securities exchange, and we have not at this time applied for listing or quotation on any exchange.  We are seeking sponsorship for the trading of our common stock on the Over-the-Counter, or OTC, Bulletin Board and/or OTCQB Market operated by OTC Markets Group, Inc. (together, the “OTCBB/OTCQB”) upon the effectiveness of the registration statement of which this prospectus forms a part.  The 3,467,680 shares of our common stock can be sold by selling stockholders at a fixed price of $5.00 per share until our shares are quoted on the OTCBB/OTCQB and thereafter at prevailing market prices or privately negotiated prices.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can we provide any assurance that our shares will actually be quoted on the OTCBB/OTCQB or, if quoted, that a viable public market will materialize.

Risk Factors
An investment in our company is highly speculative and involves a significant degree of risk.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)
Excludes: (i) outstanding options to purchase 1,283,937 shares of our common stock at an exercise price of $5.00 per share; (ii) up to 1,437,393 shares of our common stock that are available for issuance under our stock option plan (subject to stockholder approval of an amendment to adjust the total number of shares authorized under the 2016 Equity Incentive Plan to 2,756,330); (iii) Investor Warrants exercisable for 1,873,299 shares of common stock at an exercise price of $5.00 per share issued in our 2016 Private Placement, inclusive of Investor Warrants exercisable for 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement, (iv) December 2016 Investor Warrant exercisable for 400,000 shares of common stock at an exercise price of $5.00 per share issued in our December 2016 Private Placement, (v) Replacement Warrants exercisable for 30,864 shares of our common stock at an exercise price of $5.00 per share, (vi) the Placement Agent Warrants exercisable for 367,418 shares of our common stock at an exercise price of $5.00 per share, (vii) the December 2016 Placement Agent Warrants exercisable for 80,000 shares of our common stock at exercise price of $5.00 per share, (viii) warrants exercisable for 73,998 shares of our common stock at an exercise price of $5.00 per share issued in connection with the conversion of senior convertible notes on August 3, 2016, (ix) warrants exercisable for 5,154 shares of common stock at an exercise price of $5.00 per share issued in connection with the conversion of promissory notes on April 8, 2016 not included in the 2016 Private Placement, and (x) 35,000 restricted shares of our common stock issued under our stock option plan.

(2)
Includes: (i) Investor Warrants exercisable for 1,713,254 shares of common stock at an exercise price of $5.00 per share issued in our 2016 Private Placement, inclusive of Investor Warrants exercisable for 2,054 shares of common stock issued pursuant to the conversion of a promissory note in connection with the 2016 Private Placement, (ii) warrants exercisable for 5,154 shares of common stock at an exercise price of $5.00 per share issued in connection with the conversion of a promissory note on April 8, 2016 not included in the 2016 Private Placement, and (iii) Replacement Warrants exercisable for 30,864 shares of our common stock at an exercise price of $5.00 per share. Excludes (i) 160,045 shares of our common stock issued in our 2016 Private Placement to affiliates of the Placement Agent and holders of certain convertible promissory notes in connection with the 2016 Private Placement, for which no registration rights were granted, and (ii) Investor Warrants exercisable for 160,045 shares of our common stock at an exercise price of $5.00 per share issued in our 2016 Private Placement to affiliates of the Placement Agent and holders of certain convertible promissory notes in connection with the 2016 Private Placement, for which no registration rights were granted.

RISK FACTORS

An investment in our common stock is speculative and illiquid and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before purchasing shares of our common stock. The risks set forth below are not the only ones facing us. Additional risks and uncertainties may exist that could also adversely affect our business, operations and prospects. If any of the following risks actually materialize, our business, financial condition, prospects and/or operations could suffer. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock.

Risks Related to Our Financial Position and Need for Capital

We are a biopharmaceutical company with a limited operating history.

We are a biopharmaceutical company with a limited operating history. Marketing approval of our therapeutic product candidate, the REM-001 Therapy product, consisting of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”), requires extensive clinical testing data to support the safety and efficacy requirements needed for regulatory approval. Although we believe substantial clinical safety and efficacy data exists for our REM-001 Therapy in cutaneous metastatic breast cancer (“CMBC”), from the trials completed by Miravant Medical Technologies, and its wholly-owned subsidiaries, a former public pharmaceutical and research development company (collectively, “Miravant”), our recent interaction with the Food and Drug Administration (the “FDA”) indicated that further clinical trials by us are needed prior to approval in this indication. In any other indications we may pursue, we will need to undertake extensive clinical testing to demonstrate the safety and efficacy of our REM-001 Therapy or any other product candidates we develop. In addition, since REM-001 was previously manufactured and tested in the clinical studies conducted by Miravant, we intend to use very similar or the same procedures to manufacture our clinical drug supply and based on our interaction with FDA we believe that Adgero’s manufacturing plan is in alignment with the FDA expectations. However, the FDA may later determine that our proposed approach is not acceptable and may request more extensive approaches be employed. Similarly, the other two components of our REM-001 Therapy, namely the laser and light delivery device, or their equivalents, were used previously by Miravant in certain clinical studies. We intend to use the same lasers, or commercially available FDA cleared lasers that are functionally equivalent to the previously used devices, in our clinical trials and we intend to manufacture our light delivery devices using the same design that Miravant used. Based on our recent interactions with FDA, we believe this approach should be acceptable, but FDA may later determine this proposed approach is not acceptable and may request that more extensive approaches be employed.

The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding clinical-stage businesses and the regulatory and competitive environment in which we operate. Biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the clinical stages of development. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to:

●	successfully implement or execute our current business plan, or that our business plan is sound;

●	receive FDA approval of clinical trial protocols so that anticipated additional clinical trials of REM-001 Therapy commence;

●	successfully complete clinical trials and obtain regulatory approval for the marketing of REM-001 Therapy;

●	successfully contract for the manufacture of clinical drug product and establish a commercial drug supply;

●	successfully contract for the manufacture of light delivery devices for clinical trials;

●	receive FDA approval to use our existing lasers (or lasers that are functionally equivalent) or light delivery devices in clinical trials or for commercial release

●	secure market exclusivity and/or adequate intellectual property protection for REM-001 Therapy;

●	attract and retain an experienced management and advisory team; and

●	raise sufficient funds in the capital markets to effectuate our business plan including clinical development, regulatory approval and commercialization for REM-001Therapy.

If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected.

We have incurred operating losses in each year since our inception and expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.

We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize REM-001 Therapy. To date, we have not generated any revenue from REM-001 Therapy and we expect to incur significant expense to complete our clinical program for REM-001 Therapy in the United States and elsewhere. We may never be able to obtain regulatory approval for the marketing of REM-001 Therapy in any indication in the United States or internationally. Even if we are able to commercialize REM-001 Therapy or any other product candidate, there can be no assurance that we will generate significant revenues or ever achieve profitability. Our net loss for the years ended December 31, 2016 and 2015 was approximately $2,578,000 and $142,000, respectively. At December 31, 2016, our accumulated deficit since inception was approximately $3,383,000.

Until we obtain FDA approval for our REM-001 Therapy, which we do not expect until 2019 at the earliest, we expect that our research and development expenses will continue to increase as we advance our clinical trials for indications for the treatment of CMBC and potentially other cutaneous metastatic cancers and locally advanced basal cell carcinomas. We may elect to pursue FDA approval for REM-001 Therapy in other indications including cutaneous metastatic cancers other than CMBC as well as locally advanced basal cell carcinomas such as in patients with Basal Cell Nevus Syndrome (“BCNS”), which will result in significant additional research and development expenses. As a result, we expect to continue to incur substantial losses for the foreseeable future, and these losses will be increasing. We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital.

Our cash or cash equivalent will only fund our operations for a limited time and we will need to raise additional capital to support our development and commercialization efforts.

We are currently operating at a loss and expect our operating costs will increase significantly as we incur costs related to the clinical trials for REM-001 Therapy. At December 31, 2016, we had a cash and cash equivalents balance of approximately $3,165,000 and certificates of deposit of $2,802,000. We believe that our cash and cash equivalents and certificates of deposit as of December 31, 2016, and the $2,000,000 of gross proceeds received subsequent to December 31, 2016 through the December 2016 Private Placement that closed in January 2017, will be sufficient to fund our operations for at least through the next twelve months from the date of this filing.

We do not currently have any arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt.

Moreover, any debt we incur must be repaid regardless of our operating results. At December 31, 2016, we had no debt outstanding. All debt outstanding at December 31, 2015 was exchanged for common stock and warrants on July 29, 2016 and August 3, 2016. Equity financing, if obtained, could result in dilution to our then existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected. We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all. In addition, if we are unable to secure sufficient capital to fund our operations, we might have to enter into strategic collaborations that could require us to share commercial rights to REM-001 Therapy with third parties in ways that we currently do not intend or on terms that may not be favorable to us. If we choose to pursue additional indications and/or geographies for REM-001 Therapy or otherwise expand more rapidly than we presently anticipate we may also need to raise additional capital sooner than expected.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

Our plan to achieve marketing approval of REM-001 Therapy depends partly on the accuracy of our preliminary efficacy analysis of REM-001Therapy CMBC trial data. While we believe the results of our preliminary efficacy analysis accurately reflect the actual clinical trial results, a detailed analysis overseen by regulatory experts may yield different results.

We plan to utilize existing REM-001 Therapy clinical trial data as supportive data when seeking marketing approval of REM-001 Therapy for the treatment of CMBC. Between February 1996 and January 1999, Miravant, with support from certain corporate partners, conducted four clinical trials for the treatment of CMBC using REM-001 Therapy. As part of our review of REM-001 Therapy’s data package, we noted that while Miravant’s investigators had done a safety analysis of all treated patients, these reports indicated an efficacy analysis was only performed on two of their four clinical trials. Notably, there had been no efficacy analysis on the other two trials which constituted approximately half of the CMBC patients who were treated with REM-001 Therapy. We originally performed a preliminary efficacy analysis on the data from all four CMBC trials, including the two that had not previously been analyzed. We then engaged regulatory experts who were either former FDA employees with directly related experience in reviewing similar oncology treatments who are now acting as independent consultants or individuals who have provided senior regulatory guidance to major pharmaceutical or medical device companies in situations that led to regulatory approval. These individuals guided us in conducting a second more in-depth analysis that yielded results consistent with our original analysis. Following that, we compiled a briefing document and submitted questions to FDA. While we believe the results of our preliminary efficacy analysis, and subsequent analysis conducted under the guidance of these experts which was consistent with our original preliminary analysis, accurately reflect the actual clinical trial results and that the age of the underlying data from the clinical studies is not material, a more in-depth review may yield different conclusions. Such differing results may negatively impact our ability to pursue or achieve, or result in delays to obtain, marketing approval of REM-001 Therapy. There can be no certainty that results from our analyses done to date or results from future analyses that we may undertake will be sufficiently complete to satisfy FDA requests or that any results will be favorable to us.

Our REM-001 Therapy clinical trial data may not be deemed acceptable by the FDA to support our new drug applications.

In seeking regulatory approval for REM-001, we intend to rely at least in part upon data gathered by Miravant Medical Technologies in its initial Phase 1 studies and in four later Phase 2/3 clinical studies that were conducted approximately 20 years ago. Based on our initial interactions with the FDA, we believe the agency will accept these results as supportive data but we cannot ultimately be certain that the FDA will accept data that old to support our new drug applications. Also based on our initial interactions with the FDA, we believe our plans for manufacturing investigational test materials will lead to investigational test materials that FDA will recognize as being sufficiently comparable to Miravant’s materials and also suitable for further investigational trials but FDA may later raise questions about the similarity of Miravant’s investigational testing material versus our manufactured investigational testing material, or may raise questions about the processes and methods under which this old data was collected or may raise additional concerns regarding the elapsed time period.  If the FDA does not accept this data, we will have to incur significant costs which may require additional capital to redo some or all of the Miravant studies or supplement these studies with additional studies.

We depend entirely on the success of REM-001 Therapy, which has not received FDA approval for the treatment of CMBC, our lead indication. If we are unable to obtain regulatory approval for and generate revenues from REM-001 Therapy, our ability to create stockholder value will be limited.

We do not generate revenues from any FDA approved drug products. Our only product candidate is REM-001 Therapy, which we believe has previously demonstrated safety and efficacy results in patients suffering from CMBC in four late stage (Phase 2/3) clinical trials completed by Miravant. However, we are not currently actively engaged in clinical trials for this or any other product candidate. Moreover, there can be no assurance that any positive clinical results obtained for REM-001 Therapy in prior clinical studies will be repeated in future clinical studies, or that such results will be sufficient to obtain regulatory approval. If we do not obtain regulatory approval, or the approval process for REM-001 Therapy takes longer than we anticipate, our expenses and need for additional capital will increase. Most drug candidates that reach clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of REM-001 Therapy, which may never occur.

If we are not able to obtain any required regulatory approvals for REM-001 Therapy, we will not be able to commercialize our only product candidate, REM-001 Therapy, and we will not be able to generate revenue.

We will need to successfully complete additional clinical trials for REM-001 Therapy before we can apply for its marketing approval, including conducting a pivotal Phase 3 clinical trial (or equivalent) in CMBC patients with the goal of submitting a New Drug Application (“NDA”) for REM-001 Therapy. However, we may never commence this trial, and if we do, there can be no assurance that the trial will be successful. Even if this clinical trial is successful, we may be required to conduct additional clinical trials to establish REM-001 Therapy’s safety and efficacy before the NDA for REM-001 Therapy in CMBC can be approved, if at all.

Clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval for or commercialize REM-001 Therapy. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market REM-001 Therapy, including the REM-001 drug and associated device components, as a prescription pharmaceutical product in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. We have not submitted an NDA to the FDA or comparable applications to other regulatory authorities. If our development efforts for REM-001 Therapy, including regulatory approval, are not successful for its planned indications, or if adequate demand for REM-001 Therapy is not generated, our business will be materially adversely affected.

Our success depends on the receipt of regulatory approval and the issuance of such regulatory approvals is uncertain and subject to a number of risks, including the following:

●	the FDA or comparable foreign regulatory authorities or institutional review boards (“IRBs”), may disagree with the design or implementation of our clinical trials;

●	we may not be able to provide acceptable evidence of our product candidate’s safety and efficacy;

●
the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, European Medicines Agency (“EMA”), or other regulatory agencies for marketing approval;

●	the dosing of REM-001 Therapy in a particular clinical trial may not be at an optimal level;

●	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to REM-001 Therapy;

●	the data collected from clinical trials may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

●
the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval for REM-001 Therapy for the foregoing or any other reasons will prevent us from commercializing this product candidate as a prescription product and generating revenue. We cannot guarantee that regulators will agree with our assessment of the results of the clinical trials conducted by Miravant or that we may conduct in the future or that such trials will be successful. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials or other studies. In addition, varying interpretations of the data obtained from clinical testing could delay, limit or prevent regulatory approval of our product candidate.

We are a clinical-stage company and we have not submitted an NDA or received regulatory approval to market REM-001 Therapy in any jurisdiction. We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and clinical CROs with expertise in this area to assist us in this process. Securing FDA approval requires the submission of pre-clinical, clinical, and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. REM-001 Therapy may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek approval in a different jurisdiction. Failure to obtain regulatory marketing approval for REM-001 Therapy in any indication will prevent us from commercializing the product candidate, and generating revenue.

We do not have a clinical supply of REM-001. Moreover, we do not have our own manufacturing facilities nor have we identified a third-party to manufacture the product for us. If we are unable to identify a third-party manufacturer, or if this third-party manufacturer fails to meet applicable regulatory requirements or to supply us for any reason, we will be unable to complete clinical trials for REM-001 Therapy and our business will be materially impaired.

We do not have a clinical supply of REM-001. We will need to engage a third party manufacturer to produce the product for us. If and when approved, we intend to have a third-party manufacture commercial supplies of the product as well. We have not yet identified a third-party manufacturer and our failure to timely do so will delay the commencement of our clinical trials and the submission of our NDA for REM-001 Therapy.

We do not have a clinical supply of light delivery devices for use with REM-001 Therapy. Moreover, we do not have our own manufacturing facilities nor have we identified a third-party to manufacture these devices for us. If we are unable to identify a third-party manufacturer, or if this third-party manufacturer fails to meet applicable regulatory requirements or to supply us for any reason, we will be unable to complete clinical trials for REM-001 Therapy and our business will be materially impaired.

We do not have a clinical supply of REM-001 Therapy light delivery devices. We will need to engage a third party manufacturer to produce these devices for us. If and when approved, we intend to have a third-party manufacture commercial supplies of these devices as well. We have not yet identified a third-party manufacturer and our failure to timely do so will delay the commencement of our clinical trials and the submission of our NDA for REM-001 Therapy.

We are planning to use our existing laser light devices, some of which were used in certain of Miravant’s clinical trials, or laser light devices that are functionally equivalent to the Miravant devices, in our clinical trials. We have not confirmed that these laser designs are still acceptable for use by the FDA or other local regulatory bodies. If we are unable to use these lasers we may need to arrange for the manufacture of new lasers or significantly modify our existing laser units. We do not have our own manufacturing facilities for conducting these activities nor have we identified a third-party to manufacture or modify these devices for us. If we need to perform either of these steps and are unable to identify a third-party manufacturer, or if this third-party manufacturer fails to meet applicable regulatory requirements or to supply us for any reason, we will be unable to complete clinical trials for REM-001 Therapy and our business will be materially impaired.

Our plan relies on our using our existing laser supply, some of which are the same units used by Miravant in certain of their clinical trials or laser light devices that are functionally equivalent to the Miravant devices. We will need to engage a third party manufacturer to modify these devices or to produce new laser devices for us. We have not yet identified such a third-party and our failure to timely do so will delay the commencement of our clinical trials and the submission of our NDA for REM-001 Therapy.

REM-001 Therapy is our only product candidate. If we fail to successfully commercialize REM-001 Therapy, we may need to acquire additional product candidates or our business will be materially adversely affected.

We have never commercialized any product candidates and do not have any other compounds in pre-clinical testing, lead optimization or lead identification stages beyond REM-001 Therapy. We cannot be certain that REM-001 Therapy will prove to be sufficiently effective and safe to meet applicable regulatory standards for any indication. If we fail to successfully commercialize REM-001 Therapy as a treatment for CMBC or any other indication, whether as a stand-alone therapy or in combination with other treatments, our business would be materially adversely affected.

Even if we receive regulatory approval for REM-001 Therapy, we still may not be able to successfully commercialize it and the revenue that we generate from its sales, if any, may be limited.

If approved for marketing, the commercial success of REM-001 Therapy will depend upon its acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance of REM-001 Therapy will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe REM-001 Therapy and of the target patient population to try new therapies;

●	efficacy of REM-001 Therapy compared to competing products;

●	the introduction of any new products that may in the future become available to treat indications for which REM-001 Therapy may be approved;

●	new procedures or methods of treatment that may reduce the incidences of any of the indications in which REM-001 Therapy may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of REM-001 Therapy in applicable treatment guidelines;

●	the effectiveness of our or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in FDA-approved labeling;

●
our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

If REM-001 Therapy is approved, but does not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of REM-001 Therapy may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize REM-001 Therapy successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render REM-001 Therapy not commercially viable. For example, regulatory authorities may approve REM-001 Therapy for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve REM-001 Therapy with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals such as risk management plans and the requirement for a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guidelines, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of REM-001. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of REM-001 Therapy.

To obtain regulatory approval to market REM-001 Therapy in indications other than CMBC, costly and lengthy clinical trials will be required, and the results of the studies and trials are highly uncertain.

As part of the regulatory approval process, we must conduct, at our own expense, clinical trials on humans for each indication that we intend to pursue. We expect the number of nonclinical studies and clinical trials that the regulatory authorities will require will vary depending on the disease or condition the drug is being developed to address and regulations applicable to the particular drug. Generally, the number and size of clinical trials required for approval varies based on the nature of the disease and size of the expected patient population that may be treated with a drug. We must demonstrate that our drug products are safe and efficacious for use in the targeted human patients in order to receive regulatory approval for commercial sale, and regulatory approval for one indication does not guaranty regulatory approval of the same drug for another indication. If we do not obtain regulatory approval for any indication for which it is sought, our business may be materially adversely impacted.

Even if we obtain marketing approval for REM-001 Therapy, we will be subject to ongoing obligations and continued regulatory review, which will result in significant additional expense. Additionally, REM-001 Therapy could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with REM-001 Therapy.

Even if we obtain United States regulatory approval of REM-001 Therapy for an indication, the FDA may still impose significant restrictions on its indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials, and post-market surveillance to monitor safety and efficacy. REM-001 Therapy will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations (“cGCPs”) for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current Good Manufacturing Practices (“cGMP”), requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

The FDA has the authority to require a REMS as part of an NDA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria or requiring patient testing, monitoring and/or enrollment in a registry.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if REM-001 Therapy is approved for an indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for REM-001 Therapy, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

●	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

●	issuance of warning letters or untitled letters;

●	clinical holds;

●	injunctions or the imposition of civil or criminal penalties, monetary fines, restitution, or disgorgement;

●	suspension or withdrawal of regulatory approval;

●	refusals of government contracts;

●	suspension of any ongoing clinical trials;

●	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

●	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or

●	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize REM-001 Therapy and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

We currently have no sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize REM-001 Therapy.

At present, we have no sales or marketing personnel. In order to commercialize products that are approved for commercial sales, we must either collaborate with third parties that have such commercial infrastructure or develop our own sales and marketing infrastructure.  If we are not successful entering into appropriate collaboration arrangements, or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing REM-001 Therapy, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize REM-001 Therapy without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe REM-001 Therapy;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

REM-001 Therapy may exhibit adverse side effects that prevent its widespread adoption or that may necessitate its withdrawal from the market.

Our REM-001 Therapy may exhibit undesirable and unintended side effects that may prevent or limit its commercial adoption and use. One such side effect upon the use of our REM-001 Therapy drug and device components as potential therapeutic agents may be a period of photosensitivity for a certain period of time after receiving REM-001 Therapy. This period of photosensitivity is generally dose dependent and typically declines over time. A second such side effect is pain that arises from the treatment or results from the treatment. Treatment related pain has been experienced by some patients and it is often treated with analgesics but in some cases more aggressive treatment can be required. Even upon receiving approval by the FDA and other regulatory authorities, our products may later exhibit adverse side effects that prevent widespread use or necessitate withdrawal from the market. The manifestation of such side effects could cause our business to suffer.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapidly evolving technology and intense research and development efforts. We have competitors in a number of jurisdictions that have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make REM-001 Therapy obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to REM-001 Therapy. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Our primary competitors in the CMBC field are Celsion Corporation (NASDAQ: CLSN) in the United States and IGEA Medical S.p.A. in Europe, both of which are developing alternative treatment therapies for CMBC. Celsion Corporation is developing a drug treatment for CMBC that is activated by a hyperthermia device and has completed Phase 1/2 studies in CMBC. IGEA Medical S.p.A. is developing an electro-chemotherapy treatment for CMBC. Pinnacle Biologics Inc., a subsidiary of Concordia Healthcare Corp (NASDAQ: CXRX), sells Photofrin, a first generation photodynamic therapy (“PDT”) product for treatment of certain endobronchial non-small-cell lung cancers and esophageal cancers. Photofrin is currently in Phase 2 studies for the treatment of mesothelioma and Phase 2 studies in recurrent glioma. To our knowledge, there is no reported development program for Photofrin in CMBC.

There are numerous therapies currently used to treat CMBC patients including chemotherapy, radiation therapy, surgical excision, hyperthermia, cryotherapy, electro-chemotherapy, topical drugs and intra-lesional chemotherapy injections, but, to our knowledge, there are no PDT therapies currently approved by the FDA for the treatment of CMBC or similar cutaneous cancers. Some topical PDT agents have been approved by FDA for actinic keratosis which is a precancerous skin condition and they have been approved in some other countries for some conditions that we believe pose low medical risk such as basal cell cancer and acne. Additionally, Rogers Sciences Inc. is a medical device company that is developing a light delivery device for use with PDT treatment of cutaneous cancers that they are currently clinically testing in a Phase 2 study in CMBC patients.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialization of REM-001 Therapy and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for REM-001 Therapy, restrict or regulate post-approval activities and affect our ability to profitably sell REM-001 Therapy. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of REM-001 Therapy, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Modernization Act (the “MMA”) changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for REM-001 Therapy and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “Health Care Reform Law”), a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the Health Care Reform Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the law imposed a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners and incur substantial costs to ensure compliance. Despite initiatives to repeal the Health Care Reform Law, at this time it appears the implementation of the Health Care Reform Law will continue. Although it is too early to determine the full effect of the Health Care Reform Law, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

In addition, other legislative changes have been proposed and adopted in the United States since the Health Care Reform Law was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “ATRA”) which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. The ATRA, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. We expect that additional federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce any future profitability.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize REM-001 Therapy in foreign markets for which we intend to rely on collaborations with third parties. If we commercialize REM-001 Therapy in foreign markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for REM-001 Therapy in foreign markets;

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries;

●	foreign currency exchange rate fluctuations; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of REM-001 Therapy could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market REM-001 Therapy in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can subject that company to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

We are, and will be, completely dependent on third parties to manufacture REM-001 Therapy, and our commercialization of REM-001 Therapy could be halted, delayed or made less profitable if those third parties fail to obtain manufacturing approval from the FDA or comparable foreign regulatory authorities, fail to provide us with sufficient quantities of REM-001or REM-001 Therapy device components or fail to do so at acceptable quality levels or prices.

We do not currently have, nor do we plan to acquire, the capability or infrastructure to manufacture the active pharmaceutical ingredient (“API”) in REM-001, as well as the other related device components, for use in our clinical trials, if required, or for commercial product, if any. In addition, we do not have the capability to produce REM-001 or the other related device components for commercial distribution. As a result, we will be obligated to rely on contract manufacturers for any clinical trials we commence, and if and when REM-001 Therapy is approved we will also rely on contract manufacturers for commercialization. We have not entered into an agreement with any contract manufacturers for clinical or commercial supply of REM-001 or the device components and we may not be able to engage a contract manufacturer for such supply on favorable terms to us, or at all.

The facilities used by any future contract manufacturers, if any, to manufacture REM-001 and its related device components must be approved by the FDA pursuant to inspections that will be conducted after we submit our NDA to the FDA. We do not control the manufacturing process of, and are completely dependent on, any future contract manufacturing partners, if any, for compliance with cGMPs for manufacture of both active drug substances and finished drug and device components. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to the drug and device components of REM-001 Therapy. If any future contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of the elements of REM-001 Therapy or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market REM-001 Therapy, if approved.

Our future contract manufacturers, if any, will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market REM-001 Therapy, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. In addition, we will not have control over the ability of our future contract manufacturers, if any, to maintain adequate quality control, quality assurance and qualified personnel. Failure by our future contract manufacturers, if any, to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market REM-001 Therapy.

If, for any reason, these third parties are unable or unwilling to perform, we may not be able to terminate our agreements, if any, with them, and we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them and we cannot be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these future manufacturers or any alternate manufacturer of finished drug product experiences any significant difficulties in its respective manufacturing processes for our API or finished REM-001 product and the other device components or should cease doing business with us, we could experience significant interruptions in the supply of REM-001 and the other device components or may not be able to create a supply of these items at all. Were we to encounter manufacturing issues, our ability to produce a sufficient supply of REM-001 or the other device components might be negatively affected. Our inability to coordinate the efforts of our future third party manufacturing partners, if any, or the lack of capacity available at our third party manufacturing partners, could impair our ability to supply REM-001 and the other device components at required levels. Because of the significant regulatory requirements that we would need to satisfy in order to qualify a new bulk or finished product manufacturer, if we face these or other difficulties with our future manufacturing partners, if any, we could experience significant interruptions in the supply of REM-001 and the device components if we decided to transfer the manufacture of them to one or more alternative manufacturers in an effort to deal with the difficulties.

Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we will rely on third parties to supply the raw materials needed to manufacture our potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of REM-001 Therapy, increase our cost of goods sold and result in lost sales.

We cannot guarantee that our future manufacturing and supply partners, if any, will be able to reduce the costs of commercial scale manufacturing of REM-001 and the other device components over time. If the commercial-scale manufacturing costs of these items are higher than expected, these costs may significantly impact our operating results. In order to reduce costs, our future manufacturing partners, if any, will need to develop and implement process improvements. However, in order to do so, such partners will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities. We cannot be sure that these necessary approvals will be granted in a timely fashion or at all. We also cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

In the event the FDA requires us to conduct further clinical trials with REM-001 Therapy, which we believe will be required for approval in any indication, we expect that we will rely on third parties to conduct clinical trials for REM-001 Therapy. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize REM-001 Therapy and our business would be substantially harmed.

We expect to enter into agreements with clinical CROs to conduct and manage our clinical programs including contracting with clinical sites to perform our clinical studies. We plan to rely heavily on these parties for execution of clinical studies for REM-001 Therapy and will control only certain aspects of their activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on clinical CROs and clinical sites will not relieve us of our regulatory responsibilities. We and our clinical CROs will be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our clinical CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our clinical CROs or clinical sites to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we intend to design the clinical trials for REM-001 Therapy in consultation with CROs, we expect that the clinical CROs will manage all of the clinical trials conducted at contracted clinical sites. As a result, many important aspects of our product development programs would be outside of our direct control. In addition, the clinical CROs and clinical sites may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements. If the clinical CROs or clinical sites do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of REM-001 Therapy for the subject indication may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these clinical CROs and clinical sites will devote to our program or REM-001 Therapy. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these clinical CROs or clinical sites terminate, we may not be able to enter into arrangements with alternative clinical CROs or clinical sites. If clinical CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any such clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize REM-001 Therapy. As a result, our financial results and the commercial prospects for REM-001 Therapy would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Any termination or suspension of, or delays in the commencement or completion of, any necessary studies of REM-001 Therapy for any indications could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

The commencement and completion of clinical studies can be delayed for a number of reasons, including delays related to:

●	the FDA failing to grant permission to proceed and placing the clinical study on hold;

●	subjects failing to enroll or remain in our trials at the rate we expect;

●
a facility manufacturing any REM-001 Therapy component being ordered by the FDA or other government or regulatory authorities to temporarily or permanently shut down due to violations of cGMP requirements or other applicable requirements, or cross-contaminations of product candidates in the manufacturing process;

●	any changes to our manufacturing process that may be necessary or desired;

●	subjects choosing an alternative treatment for the indications for which we are developing REM-001 Therapy, or participating in competing clinical studies;

●	subjects experiencing severe or unexpected drug-related adverse effects;

●	reports from clinical testing on similar technologies and products raising safety and/or efficacy concerns;

●
third-party clinical investigators losing their license or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or employing methods consistent with the clinical trial protocol, cGMP requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;

●
inspections of clinical study sites by the FDA or IRBs finding regulatory violations that require us to undertake corrective action, result in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study, or that prohibit us from using some or all of the data in support of our marketing applications;

●
third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications;

●
one or more IRBs refusing to approve, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; reaching agreement on acceptable terms with prospective clinical CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical CROs and trial sites;

●	deviations of the clinical sites from trial protocols or dropping out of a trial;

●	adding new clinical trial sites;

●	the inability of the clinical CRO to execute any clinical trials for any reason; and

●	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Product development costs for REM-001 Therapy will increase if we have delays in testing or approval or if we need to perform more or larger clinical studies than planned. Additionally, changes in regulatory requirements and policies may occur and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to the FDA and IRBs for reexamination, which may impact the costs, timing or successful completion of that study. If we experience delays in completion of, or if we, the FDA or other regulatory authorities, an IRB, or other reviewing entities, or any of our clinical study sites suspend or terminate any of our clinical studies of REM-001 Therapy, its commercial prospects may be materially harmed and our ability to generate product revenues will be delayed. Any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical studies may also ultimately lead to the denial of regulatory approval of REM-001 Therapy. In addition, if one or more clinical studies are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of REM-001 Therapy could be significantly reduced.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. The results of any clinical trials conducted by us may not replicate those of earlier clinical trials conducted by Miravant. We cannot assure you that the FDA will view the results of the four Phase 2 and/or Phase 3 clinical trials for the treatment of CMBC using REM-001 Therapy, conducted by Miravant, with support from certain corporate partners, between February 1996 and January 1999 (collectively, the “Miravant CMBC Trials”) as positively as we do or that any future trials of REM-001 Therapy in any indication will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results for REM-001 Therapy may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and efficacy results for REM-001 Therapy. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique and varying patient characteristics including demographic factors and health status.

We have not yet applied for and may not obtain or maintain the benefits associated with orphan drug designation.

As a key part of our business strategy, we intend to request orphan drug designation in the United States for REM-001 for the treatment of patients with CMBC. There is no guarantee that the FDA will grant any future application for orphan drug designation for REM-001, which would make us ineligible for the additional exclusivity and other benefits of orphan drug designation.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States or for which there is no reasonable expectation that the cost of developing and making a drug available in the Unites States for this type of disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of the drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan drug exclusivity. In addition to the potential period of exclusivity, orphan designation makes a company eligible for tax credits for clinical research expenses and potential exemption from the FDA application user fee. There can be no assurance that we will receive orphan drug designation for REM-001 in the indication of CMBC or in any other indication, if we elect to seek such applications.

Although we intend to pursue expedited regulatory approval pathways for REM-001 Therapy, it may not qualify for expedited development or, if it does qualify for expedited development, it may not actually lead to a faster development or regulatory review or approval process.

Although we believe there may be an opportunity to accelerate the development of REM-001 Therapy through one or more of the FDA’s expedited programs, such as special protocol assessment, fast track, breakthrough therapy, accelerated approval or priority review, and we intend to pursue one or more of these expedited programs, we cannot be assured that REM-001 Therapy or any other product candidates that we may develop will qualify for such programs.

If we apply for any expedited program for REM-001 Therapy, the FDA may determine that REM-001 Therapy, our proposed target indication or other aspects of our clinical development plans do not qualify for such expedited program. Even if we are successful in obtaining a designation or access to any expedited program, we may not experience faster development timelines or achieve faster review or approval compared to conventional FDA procedures. Access to an expedited program may also be withdrawn by the FDA if it believes that the designation is no longer supported by data from our clinical development program. Additionally, qualification for any expedited review procedure does not ensure that we will ultimately obtain regulatory approval for REM-001 Therapy or any other product candidate that we may develop.

The Federal Food, Drug and Cosmetic Act directs the FDA to meet with sponsors, pursuant to a sponsor’s written request, for the purpose of reaching agreement on the design and size of clinical trials intended to form the primary basis of an efficacy claim in an NDA. If an agreement is reached, the FDA will reduce the agreement to writing and make it part of the administrative record. This agreement is called a special protocol assessment (“SPA”). Our plan is to work closely with the FDA in developing any Phase 3 trial we may run in CMBC to help ensure it receives a SPA classification, but there is no assurance that this classification will be granted. Furthermore, even if we receive an SPA classification and we complete a Phase 3 trial that meets the criteria defined in the clinical plan, the FDA may later add additional requirements for approval or it may decline to grant marketing approval altogether.

Third-party coverage and reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues.

Our ability to successfully market REM-001 Therapy will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which pharmaceutical or medical device products are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products or medical devices obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell REM-001 Therapy profitably if adequate prices are not approved or coverage and reimbursement is unavailable or limited in scope. Increasingly, third-party payors attempt to contain health care costs in ways that are likely to impact our development of products including:

●	failing to approve or challenging the prices charged for health care products;

●	introducing reimportation schemes from lower priced jurisdictions;

●	limiting both coverage and the amount of reimbursement for new therapeutic products;

●	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payors; and

●	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

Risks Relating to Our Intellectual Property Rights

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success may depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. The patent positions of biopharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable or enforceable in our patents (including patents owned by us). We currently have eight issued patents and two patents we do not believe are relevant to our current product development objectives. The existing patent and related technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to REM-001 Therapy, or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices.

We also rely on trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to obtain or maintain patent protection or trade secret protection for REM-001 Therapy or our technologies, third parties may be able to use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

REM-001 Therapy may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.

Our success depends in part on avoiding infringement of the proprietary technologies of others. The biopharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of REM-001 Therapy or any future product candidate. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize REM-001 Therapy, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

●	result in costly litigation;

●	divert the time and attention of our technical personnel and management;

●	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;

●	require us to cease or modify our use of the technology and/or develop non-infringing technology; or

●	require us to enter into royalty or licensing agreements.

We acquired all of the rights, assets and technology related to REM-001 Therapy from St. Cloud Investments, LLC (“St. Cloud”), a creditor of Miravant, who acquired the same through foreclosure, and we believe that St. Cloud owned all of such rights prior to our acquisition. Although no third party has asserted a claim of infringement or other claim against us, others may hold or claim to hold proprietary or other rights that could prevent REM-001 Therapy from being developed or marketed. Any legal action against us claiming damages and seeking to enjoin commercial activities relating to REM-001 Therapy or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market REM-001 Therapy or any future product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign REM-001 Therapy or any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing REM-001 Therapy or a future product candidate, which could harm our business, financial condition and operating results.

A number of companies, including several major pharmaceutical companies, have conducted research on PDT therapies which resulted in the filing of many patent applications that could be interpreted as pertaining to our planned applications. If we were to challenge the validity of these or any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims. If we were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. There is no assurance that a jury and/or court would find in our favor on questions of infringement, validity or enforceability.

We do not hold any patents covering the DD series laser light source or the ML2-0400 light delivery device.

The DD series laser light source and the ML2-0400 light delivery devices are not currently covered by any patents; we have no patents pending, and do not currently intend to seek patent protection for these devices. As a result, competitors may be able to offer and sell products or drug delivery technology, as the case may be, using the same technology as our laser light source and/or light delivery devices, so long as these competitors do not infringe any other valid patents that we or third parties hold.

While we plan to protect our proprietary information related to the DD series laser light source and the ML2-0400 light delivery devices as trade secrets through certain agreements with our employees, consultants, agents and other organizations to which we disclose our proprietary information, we cannot give any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information. If other laser light sources or light delivery devices are approved and marketed, we will be unable to prevent them from competing with REM-001 Therapy in the marketplace using a different drug molecule that is not encompassed by any of our owned or licensed patents. We expect that the presence of one or more competing products would reduce our market share and could negatively impact price levels and third party reimbursement policies for REM-001 Therapy, any of which would materially affect our business.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we employ and plan to employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

General Company-Related Risks

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

We currently have five full-time employees and one part-time employee. As our development and commercialization plans and strategies develop, we will need to expand the size of our employee and consultant base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize REM-001 Therapy and any other future product candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.

Our success will depend in part on our ability to manage our operations as we advance our product candidate through clinical trials and to expand our development or regulatory capabilities or contract with third parties to provide these capabilities for us. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including Frank Pilkiewicz, PhD, our President and CEO, Jane Maida, our Chief Financial Officer and Steven Rychnovsky, PhD, our Vice President of Operations and Product Development, would adversely impact our business prospects.

Our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract highly qualified managerial, scientific and medical personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies.

Our management team has expertise in many different aspects of drug development and commercialization. However, we will need to hire additional personnel as we further develop REM-001 Therapy. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. In connection with the 2016 merger transaction (the “Merger”), we entered into employment agreements with our Chief Executive Officer and Vice President of Operations and Product Development. We entered into an employment agreement with Jane Maida, our Chief Financial Officer, in February 2017. While these arrangements provide for a term of employment, our President and Chief Executive Officer, Chief Financial Officer and Vice President of Operations and Product Development still may leave our employment at any time, with appropriate notice, which generally would be 60 days notice. The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of Frank Pilkiewicz PhD, our President and Chief Executive Officer, Jane Maida, our Chief Financial Officer and Steven Rychnovsky, PhD, our Vice President of Operations and Product Development, would have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Other biopharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of REM-001 Therapy.

We face a potential risk of product liability as a result of the clinical testing of REM-001 Therapy and will face an even greater risk if we commercialize REM-001 Therapy or any other future product. For example, we may be sued if any product we develop, including REM-001 Therapy, or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of REM-001 Therapy. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for REM-001 Therapy or any future products that we may develop;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	the inability to commercialize REM-001 Therapy; and

●	a decline in the value of our stock.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We intend to obtain product liability insurance covering our clinical trials. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies will also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

Risks Related to our Common Stock

We have engaged in transactions with the Placement Agent and its related parties that could present conflicts of interest.

There have been transactions between us and related parties of the Placement Agent for our private placement, that could present potential conflicts of interest. These transactions include, but are not limited to, the engagement of the Placement Agent, the issuance of founder shares of Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”) to affiliates of the Placement Agent, the Placement Agent’s right to select a designee to our Board of Directors and the payment of compensation in the form of cash, warrants, and a non-accountable expense allowance to the Placement Agent for securities sold in the private placement. Further, an affiliate of the Placement Agent, purchased a bridge note in an aggregate principal amount of $250,000 in 2015, which he subsequently converted into the securities offered in the 2016 Private Placement. Each of these and other present and future financial commitments or agreements could constitute potential conflicts of interest.

Our majority stockholders will control our company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Our officers, directors, founders and affiliates of the Placement Agent collectively own approximately 46.2% of our outstanding shares of common stock. In addition, the stockholders of Adgero Biopharmaceuticals, Inc. (“Adgero”) prior to the Merger (the “Adgero Stockholders”), and the stockholders of Holdings prior to the Merger (the “Holdings Stockholders”), entered into a voting agreement in connection with the Merger, whereby they have agreed to vote in favor of nominees for directors selected by the parties to the voting agreement as described herein. As a result, such entities and individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our certificate of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

An investment in our company should be considered illiquid.

An investment in our company requires a long-term commitment, with no certainty of return. Because we do not plan to become an SEC reporting company by the traditional means of conducting an initial public offering of our common stock, we may be unable to establish a liquid market for our common stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of our company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of our company or its stockholders in the future than they would if we were to become a public reporting company by means of an initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on our security holders.

If this resale registration statement is declared effective, we will become subject to the reporting requirements of federal securities laws, which will be expensive and require use of resources that might otherwise go to develop our business.

If we become a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, the costs of preparing and filing periodic and other reports, proxy statements and other information with the Securities and Exchange Commission, and furnishing audited reports to stockholders, our expenses will be significantly higher than they would be if we remained privately held. The cost of being a public company will divert resources that might otherwise have been used to develop our business, which could have a material adverse effect on our company.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained.

As we are in our early stages, an investment in our company will require a long-term commitment, with no certainty of return. There is no public market for our common stock, and even if we become a publicly-listed company, of which no assurances can be given, we cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

Assuming we can find market makers to establish quotations for our common stock in the future, we expect that our common stock will be quoted on the Over-the-Counter, or OTC, Bulletin Board and/or OTCQB Market operated by OTC Markets Group, Inc. (together, the “OTCBB/OTCQB”). These markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX). No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like NASDAQ or NYSE MKT. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCBB/OTCQB, in which case it might be listed on the so called “Pink Sheets”, which is even more illiquid than the OTCBB/OTCQB.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We may not qualify for OTCBB/OTCQB inclusion, and therefore you may be unable to sell your shares.

We believe that, at some time following the effectiveness of this registration statement of which this prospectus forms a part our common stock will become eligible for quotation on the OTCBB/OTCQB. No assurances can be given, however, that this eligibility will be granted. OTCBB/OTCQB eligible securities include securities not listed on a registered national securities exchange in the United States and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, as amended (the “Securities Act”), and require that the company be current in its periodic securities reporting obligations.

Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a broker/dealer member of the Financial Industry Regulatory Authority (“FINRA”), must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this offering memorandum, a Form 211 has not been filed with FINRA by any broker/dealer. If for any reason our common stock does not become eligible for quotation on the OTCBB/OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB/OTCQB, any quotation of our common stock would be conducted in the “Pink Sheets” market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares.

Even if our securities become listed on a registered national securities exchange such as the NYSE MKT or NASDAQ, we may not be able to continue to meet such exchange’s minimum listing requirements or those of any other national exchange. In addition, a liquid market may not develop for our common stock. If we are unable to maintain listing on such a registered national securities exchange or if a liquid market for our common stock does not develop, our common stock may remain thinly traded. The listing rules of registered national securities exchanges require listing issuers to comply with certain standards in order to remain listed on such exchanges. Our stockholders may suffer a material adverse effect if, for any reason, we should fail to maintain compliance with these listing standards and such exchange should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange.

Even if our common stock becomes publicly-traded and an active trading market develops, the market price our common stock may be significantly volatile.

Even if our securities become publicly-traded and even if an active market for our common stock develops, of which no assurances can be given, the market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In particular, the market prices of biotechnology companies like ours have been highly volatile due to factors, including, but not limited to:

●	any delay or failure to conduct a clinical trial for our product or receive approval from the FDA and other regulatory agents;

●	developments or disputes concerning our product’s intellectual property rights;

●	our or our competitors’ technological innovations;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents;

●	failure to complete significant transactions or collaborate with vendors in manufacturing our product; and

●	proposals for legislation that would place restrictions on the price of medical therapies.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

The registration for resale of a significant portion of our outstanding shares of common stock in this registration statement may have a depressive effect on our stock price.

We are registering for resale 1,718,408 shares of our common stock plus 1,749,272 shares of common stock underlying outstanding warrants. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell. Further, if our common stock is considered a “penny stock,” the protection provided by the federal securities laws relating to forward looking statements would not apply to us.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTCBB/OTCQB does not meet such requirements and if the price of our common stock is less than $5.00, our common stock may be deemed a penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stock holders may have difficulty selling their shares once our common stock is publicly traded.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we may not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares once publicly traded, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states in the future. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Shareholders will experience dilution by exercises of outstanding warrants and options.

There are currently 2,830,733 shares of common stock issuable upon the exercise of our outstanding warrants, as well as options to purchase an aggregate of up to 1,283,937 shares of our common stock pursuant to employment agreements with our officers, and issuances to our directors and strategic advisory board members, each at an exercise price of $5.00. The exercise of such options and warrants will result in dilution of your investment. As a result of this dilution, you may receive significantly less than the full purchase price you paid for securities of the Company in the event of liquidation.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company particularly after we are no longer an “emerging growth company.”

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, after we no longer qualify as an “emerging growth company,” as defined under the JOBS ACT we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure controls and procedures are critical to the operation of a public company. As we are a start-up company, we only have five full-time employees and one part-time employee, which results in a lack of segregation of duties and are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We have a material weakness in our internal control over financial reporting. In addition, because of our status as an emerging growth company, our independent registered public accountants are not required to provide an attestation report as to our internal control over financial reporting for the foreseeable future.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting. We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audit of our financial statements for the year ended December 31, 2015, we determined that our disclosure controls and procedures were ineffective, and that there was a material weakness in our internal controls over financial reporting, due to insufficient segregation of duties in our finance and accounting function because of our limited personnel. We currently have five full-time employees and one part-time employee. This resulted in not ensuring appropriate segregation of duties between incompatible functions, and made it more difficult to ensure that financial information is adequately analyzed and reviewed on a timely basis to detect misstatements. These above deficiencies represent a material weakness in our internal control over financial reporting given that they result in a reasonable possibility that a material misstatement to the annual or interim financial statements would not have been prevented or detected.

We have begun evaluating and implementing additional procedures to improve the segregation of duties, however, because of our limited resources we cannot assure that these or other measures will fully remediate the deficiencies or material weakness described above in a timely manner. We intend to address the weakness identified above by increasing the oversight and review procedures of the board of directors with regard to financial reporting, financial processes and procedures and internal control procedures; and when funding is available, hiring additional finance and accounting personnel. Nevertheless, there can be no assurances that we will have enough financial resources to remedy our current material weaknesses and significant deficiencies. If we are unable to remediate the material weakness, or otherwise maintain effective internal control over financial reporting, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports in a timely manner. We cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30th before that time, we would cease to be an “emerging growth company” as of the following December 31st. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in our internal control over financial reporting in the future.

Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities and distributions required to be made to holders of any outstanding preferred stock will then be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As a result of the Merger, our ability to utilize our federal net operating loss, carryforwards and federal tax credit may be limited under Sections 382 of the Internal Revenue Code of 1986, as amended. The limitations apply if an “ownership change,” as defined by Section 382, occurs. Generally, an ownership change occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent shareholders” increases by more than 50 percentage points over their lowest ownership percentage at any time during the applicable testing period (typically three years). In addition, future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change” and, consequently, Section 382 limitations. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset United States federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. We anticipate that our board of directors will have the authority to issue up to 10 million shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation and the right to receive dividend payments before dividends are distributed to the holders of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Our certificate of incorporation, as amended, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us, and our directors and officers.

Our certificate of incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty; (iii) any action asserting a claim against us, or any of our officers or directors, arising pursuant to, or a claim against us, or any of our officers or directors, with respect to the interpretation or application of any provision of the Delaware General Corporation Law, our certificate of incorporation, as amended, or our bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another state court sitting in the State of Delaware.

            Although our certificate of incorporation, as amended, includes this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for the disputes listed above, which may discourage such lawsuits against us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect our business, results of operations and financial condition.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our limited operating history;

●	our history of operating losses in each year since inception and expectation that we will continue to incur operating losses for the foreseeable future;

●
our current and future capital requirements to support our development and commercialization efforts for our lead product candidate, the REM-001 Therapy product, consisting of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”) and our ability to satisfy our capital needs;

●	our dependence on the REM-001 Therapy, our sole product candidate, which is still in development,

●	our ability to obtain approval from the Food and Drug Administration (the “FDA”) or other regulatory agents in different jurisdictions for REM-001 Therapy;

●	our lack of a sales and marketing organization and our ability to commercialize REM-001 Therapy, if we obtain regulatory approval;

●	our dependence on third-parties to manufacture REM-001 and the related device components;

●	our ability to maintain or protect the validity of our patents and other intellectual property;

●	our ability to retain key executives and medical and science personnel;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements; and

●	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full (and assuming no “cashless” exercise features are utilized), would be approximately $8,746,360. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a biopharmaceutical company, focused on the development of photodynamic therapy (“PDT”) for the treatment of rare, unmet medical needs. PDT is a treatment that uses light sensitive compounds, or photosensitizers, that, when exposed to specific wavelengths of light, act as a catalyst to produce a form of oxygen that induces local tumor cell death. Our lead product candidate, the REM-001 Therapy product, consists of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”). REM-001 is a second generation photosensitizer drug that has undergone late stage clinical development and which we believe possesses multiple advantages over earlier generation PDT compounds. Our lead indication is unresectable cutaneous metastatic breast cancer (“CMBC”), a disease that may strike individuals with advanced breast cancer and for which effective treatment options are limited. In four Phase 2 and/or Phase 3 clinical trials in CMBC patients, primarily targeting patients who had previously received chemotherapy and failed radiation therapy, our REM-001 Therapy was able to reduce or eliminate a substantial number of the treated CMBC tumors. Specifically, our analysis of the data collected from these trials indicates that in approximately 80% of evaluable tumor sites treated with REM-001 Therapy, there was a complete response, meaning that follow-up clinical assessments indicated no visible evidence of the tumor remaining. We believe clinical data indicates that REM-001 Therapy holds promise as a treatment to locally eliminate or slow the growth of treated cutaneous cancerous tumors in this difficult-to-treat patient population.

In 2012, we acquired certain assets and regulatory filings, including REM-001 Therapy developed by Miravant Medical Technologies, and its wholly-owned subsidiaries, a former public pharmaceutical and research development company (collectively, “Miravant”), and the associated technology, clinical data and intellectual property, from a creditor of Miravant. Between February 1996 and January 1999, Miravant, with support from certain corporate partners, conducted the above-referenced four Phase 2 and/or Phase 3 clinical trials for the treatment of CMBC using REM-001 Therapy (collectively, the “Miravant CMBC Trials”). The primary motivation behind our acquisition was to secure the rights to the REM-001 Therapy and its associated technology, proprietary processes and regulatory filings which have already undergone substantial clinical development, which we believe will help expedite the process of gaining regulatory approval to market our REM-001 Therapy.

Our initial product goal is to achieve marketing approval of REM-001 Therapy for the treatment of CMBC in the United States. We conducted a first preliminary analysis of all existing REM-001 Therapy clinical trial data for CMBC, including data from the Miravant CMBC Trials. We then conducted a more in-depth analysis that was overseen by regulatory experts who have expertise in interacting with the Food and Drug Administration (the “FDA”). The experts we engaged were either former FDA employees with directly related experience in reviewing similar oncology treatments or individuals who have provided senior regulatory guidance to major pharmaceutical or medical device companies in situations that led to regulatory approval. The results of this second more in-depth analysis were consistent with our original analysis. As a result of our review, we submitted questions to FDA under a Type C format to review the technology and results and determine the anticipated requirements for regulatory approval. On March 3, 2017, we received FDA’s written response to our questions. Based on that response, we believe our plans to manufacture REM-001 by revising the prior quality standards to meet the currently recommended regulatory standards will be acceptable. FDA also indicated our plans for utilizing light delivery devices that have been shown to be functionally equivalent to the devices used by Miravant will be acceptable. FDA also recognized that CMBC represents an unmet clinical need and provided guidance on a number of clinical pharmacology parameters they would like us to measure in our planned clinical trial. Based on FDA’s responses, we plan to conduct a clinical trial in CMBC to test the safety and efficacy of REM-001 Therapy for marketing approval and we are planning further discussions with FDA regarding the specifics of such a trial.

We also believe REM-001 Therapy holds promise as a treatment for cutaneous metastatic cancers other than CMBC as well as locally advanced basal cell cancer such as often occurs in patients with Basal Cell Nevus Syndrome and cutaneously recurrent basal cell cancer.

Financial Operations Overview

We are a development stage company and have not generated any revenues from the sale of products. We have never been profitable and, from inception through December 31, 2016, our losses from operations have been approximately $3,383,000. Our net loss for the years ended December 31, 2016 and 2015 were approximately $2,578,000 and $142,000. We expect to incur significant expenses and increasing operating losses for the foreseeable future. We expect our expenses to increase significantly in connection with our ongoing activities to develop and seek regulatory approval and commercialization of REM-001 Therapy. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect our expenses will increase substantially in 2017 and in the future in connection with our ongoing activities, as we:

●	conduct clinical trials and obtain regulatory approval for the marketing of REM0-001 Therapy;
●	contract for the manufacture of our clinical drug product and establish a commercial drug supply;
●	contract for the manufacture of light delivery devices for clinical trials;

●	attract and retain an experienced management and advisory team;

●	raise sufficient funds in the capital market to effectuate our business plan including clinical development, regulatory approval and commercialization for REM-001 Therapy, and

●	operate as a public company.

 Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, we evaluate our estimates and judgments for all assets and liabilities, including those related to fair value calculations for equity securities, assessing contingent liabilities, establishing valuation allowances for deferred taxes, and the recovery of deferred costs. We base our estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that full consideration has been given to all relevant circumstances that we may be subject to, and the consolidated financial statements accurately reflect our best estimate of the results of operations, financial position and cash flows for the periods presented.

Revenue

To date, we have not generated any revenues from the sales of products. We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain regulatory approval for the marketing of REM-001 Therapy which we expect will take a number of years and is subject to significant uncertainty.

Research and Development

Research and development expenses are incurred for the development of REM-001 Therapy and consist primarily of compensation costs (including stock-based compensation), and payments to contract research and development companies (consulting costs). To date, these costs are related to regulatory and clinical consulting services and acquiring and analyzing our pre-clinical and clinical data. These costs are expected to increase significantly in the future as REM-001 Therapy undergoes additional regulatory review and is evaluated in clinical trials.

Total Other Income (Expense)

Other income (expense) consists primarily of interest income we earn on interest-bearing accounts and interest expense incurred on our outstanding debt.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and professional services. Other general and administrative expenses include accounting and legal services and expenses associated with obtaining and maintaining patents. We anticipate that our general and administrative expenses will increase significantly during 2017 and in the future as we increase our headcount to support our continued research and development and the potential commercialization of our product candidates. We also anticipate increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs associated with being a public company. Additionally, commencing in 2016, we began to compensate our outside directors.

Stock-Based Compensation

We account for equity awards in accordance with FASB ASC Topic No. 718, Compensation-Stock Compensation. Under FASB ASC Topic No. 718, compensation expense related to stock-based payments to employees and directors is recorded over the requisite service period based on the grant date fair value of the awards. The grant date value of performance-based equity awards is recognized over the service period, so long as completion of the performance criteria is deemed to be probable. Compensation previously recorded for unvested equity awards that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC Topic No. 505-50, Equity Based Payments to Non-Employees. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Performance-based equity awards without a performance commitment are recognized upon completion of the performance criteria at their then market value.

Emerging Growth Company Status

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Results of Operations

Comparison of Year Ended December 31, 2016 to 2015

Research and Development. Research and development expenses for the year ended December 31, 2016 totaled $783,656, an increase of $769,886 over the $13,770 recorded for the year ended December 31, 2015. The increase was primarily attributable to the milestone payment of $100,000, $474,000 in compensation costs (including stock-based compensation), and $144,000 in payments to contract research and development companies (consulting costs).

General and Administrative. General and administrative expense for the year ended December 31, 2016 totaled $1,787,013 an increase of $1,678,892 over the $108,121 recorded for the year ended December 31, 2015. The increase was primarily attributable to an increase of $879,000 for compensation costs (including stock-based compensation), $499,000 for professional fees, $84,000 for Board fees, $26,000 for marketing, $26,000 for insurance and $194,000 for consulting costs.

Liquidity and Capital Resources

Since inception, we have experienced negative cash flows from operations. We have financed our operations primarily through sales of equity-related securities, convertible notes and loans from stockholders. At December 31, 2016, our accumulated deficit since inception was approximately $3,383,000.

At December 31, 2016, we had total current assets of approximately $6,017,000 and current liabilities of approximately $927,000 resulting in working capital of approximately $5,091,000. At December 31, 2016, we had total assets of approximately $6,060,000 and total liabilities of approximately $927,000, resulting in a stockholders’ equity of $5,133,000.

Net cash used in operating activities for the year ended December 31, 2016 was approximately $1,652,000, which includes cash used from a net loss of approximately $2,578,000, reduced by approximately $475,000 of non-cash stock-based compensation, plus cash used from an increase in prepaid expenses totaling approximately $51,000 and approximately $502,000 of cash provided from a net increase in accounts payable and accrued expenses.

Net cash used in investing activities for the year ended December 31, 2016 totaled approximately $2,814,000, primarily related to the purchase of certificates of deposit of $5,302,000, partially offset by $2,500,000 related to proceeds from maturing certificates of deposit.

Cash provided from financing activities for the year ended December 31, 2016 totaled approximately $7,403,000, primarily from the issuance of common stock and warrants in the 2016 Private Placement.

At December 31, 2016, we had no debt outstanding. All of the debt outstanding as of December 31, 2015 was exchanged for shares of our common stock and warrants on July 29, 2016 and August 3, 2016.

At December 31, 2016, we had a cash and cash equivalents balance of approximately $3,165,000 and certificates of deposits of $2,802,000. We expect our current cash on hand, our certificates of deposit and the $2,000,000 of gross proceeds received subsequent to December 31, 2016 through the December 2016 Private Placement, to be sufficient to meet our operating and capital requirements until at least March 2018. We will need to raise significant additional capital to fund the clinical trials for REM-001 Therapy. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is limited to our cash and cash equivalents, all of which have maturities of three months or less. The primary objectives of our investment activities are to preserve principal, provide liquidity and maximize income without significantly increasing risk. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our financial condition and/or results of operation. We do not have any foreign currency or other derivative financial instruments.

BUSINESS

Overview

 We are a biopharmaceutical company, focused on the development of photodynamic therapy (“PDT”) for the treatment of rare, unmet medical needs. PDT is a treatment that uses light sensitive compounds, or photosensitizers, that, when exposed to specific wavelengths of light, act as a catalyst to produce a form of oxygen that induces local tumor cell death. Our lead product candidate, the REM-001 Therapy product, consists of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”). REM-001 is a second generation photosensitizer drug that has undergone late stage clinical development and which we believe possesses multiple advantages over earlier generation PDT compounds. Our lead indication is unresectable cutaneous metastatic breast cancer (“CMBC”), a disease that may strike individuals with advanced breast cancer and for which effective treatment options are limited. In four Phase 2 and/or Phase 3 clinical trials in CMBC patients, primarily targeting patients who had previously received chemotherapy and failed radiation therapy, our REM-001 Therapy was able to reduce or eliminate a substantial number of the treated CMBC tumors. Specifically, our analysis of the data collected from these trials indicates that in approximately 80% of evaluable tumor sites treated with REM-001 Therapy, there was a complete response; meaning that follow-up clinical assessments indicated no visible evidence of the tumor remaining. We believe clinical data indicates that REM-001 Therapy holds promise as a treatment to locally eliminate or slow the growth of treated cutaneous cancerous tumors in this difficult-to-treat patient population.

In 2012, we acquired certain assets and regulatory filings, including REM-001 Therapy developed by Miravant Medical Technologies, and its wholly-owned subsidiaries, a former public pharmaceutical and research development company (collectively, “Miravant”), and the associated technology, clinical data and intellectual property, from a creditor of Miravant. Between February 1996 and January 1999, Miravant, with support from certain corporate partners, conducted the above-referenced four Phase 2 and/or Phase 3 clinical trials for the treatment of CMBC using REM-001 Therapy (collectively, the “Miravant CMBC Trials”). The primary motivation behind our acquisition was to secure the rights to the REM-001 Therapy and its associated technology, proprietary processes and regulatory filings which have already undergone substantial clinical development, which we believe will help expedite the process of gaining regulatory approval to market our REM-001 Therapy.

Numerous approaches have been utilized to treat CMBC patients, including various forms of chemotherapy, radiation therapy, surgical excision, hyperthermia, cryotherapy, electro-chemotherapy, topical drugs, and intra-lesional chemotherapy injections; however, for the most part, we believe that these therapies are often inadequate given the limited efficacy, toxicities and/or side effects of each. We believe our REM-001 Therapy has several advantages for this indication: it can be highly directed to the tumor site, has minimal systemic effects or normal tissue toxicities, can be used in conjunction with other therapies, and can be periodically repeated. Our analysis of the data collected from the Miravant CMBC Trials indicates that in approximately 80% of evaluable tumor sites treated with REM-001 Therapy, there was a complete response, meaning that follow-up clinical assessments indicated no visible evidence of the tumor remaining. Based on these results, we believe that REM-001 Therapy also holds promise as a treatment for other cutaneous metastatic cancers and locally advanced basal cell carcinomas.

Our initial product goal is to achieve marketing approval of REM001 Therapy for the treatment of CMBC in the United States. We conducted a first preliminary analysis of all existing REM001 Therapy clinical trial data for CMBC, including data from the Miravant CMBC Trials. We then conducted a more in-depth analysis that was overseen by regulatory experts who have expertise in interacting with the Food and Drug Administration (the “FDA”). The experts we engaged were either former FDA employees with directly related experience in reviewing similar oncology treatments or individuals who have provided senior regulatory guidance to major pharmaceutical or medical device companies in situations that led to regulatory approval. The results of this second more in-depth analysis were consistent with our original analysis.  As a result of our review, we submitted questions to FDA under a Type C format to review the technology and results and determine the anticipated requirements for regulatory approval. On March 3, 2017, we received FDA’s written response to our questions. Based on that response, we believe our plans to manufacture REM-001 by revising the prior quality standards to meet the currently recommended regulatory standards will be acceptable. FDA also indicated our plans for utilizing light delivery devices that have been shown to be functionally equivalent to the devices used by Miravant will be acceptable. FDA also recognized that CMBC represents an unmet clinical need and provided guidance on a number of clinical pharmacology parameters they would like us to measure in our planned clinical trial. Based on FDA’s responses, we plan to conduct a clinical trial in CMBC to test the safety and efficacy of REM-001 Therapy for marketing approval and we are planning further discussions with FDA regarding the specifics of such a trial.

We also believe REM-001 Therapy holds promise as a treatment for cutaneous metastatic cancers other than CMBC as well as locally advanced basal cell cancer such as often occurs in patients with Basal Cell Nevus Syndrome and cutaneously recurrent basal cell cancer.

Our History and REM-001 Background

Adgero Biopharmaceuticals, Inc. (“Adgero”) was formed in 2007 in the State of Delaware for the purposes of acquiring pharmaceutical technology.  In 2012, we acquired certain assets and regulatory filings, including the REM-001 Therapy developed by Miravant and the associated technology, clinical data and intellectual property, from a creditor of Miravant.  Following the acquisition, the FDA acknowledged the ownership transfer of Miravant’s oncology and ophthalmology investigational new drug applications (“INDs”) for REM-001 to Adgero.

Miravant initiated commercial development of REM-001 and its associated device components in the 1990s.  This led to late stage clinical trials in CMBC and also in an aspect of “wet” age-related macular degeneration (“AMD”) a disease that affects over 1.5 million people in the United States and is a cause of vision loss in older individuals.  Of these two indications, AMD represented a much larger market, and in 1998, for what we believe were business reasons, Miravant discontinued its CMBC program and, together with or through its corporate partners, ultimately focused its REM-001 development efforts on AMD.  That program remained Miravant’s main clinical focus until it ran out of funding and ceased operations in 2006.

While Miravant did not pursue the CMBC indication through to approval, it did compile substantial clinical data in the four Miravant CMBC Trials.  The first two of these trials were Phase 2/3 trials that treated 67 CMBC patients who, for the most part, previously failed radiation therapy, and were then treated with REM-001 Therapy.  Miravant compiled both safety and efficacy data for these two studies.  At the time Miravant discontinued its CMBC program, REM-001 Therapy was also being tested in two additional Phase 2 or 3 clinical trials that treated a total of 81 patients.  Our review of internal Miravant records indicates that data was collected in all four trials generally in accordance with Good Clinical Practice and the data was analyzed for safety, and reports were filed with the FDA.  Our review also indicates that Miravant never conducted an efficacy analysis of the 81 patients in the last two studies which were not yet complete when Miravant discontinued its CMBC program.

In 2004, Miravant submitted a new drug application (“NDA”) to the FDA for the use of REM-001 to treat an aspect of AMD.  The FDA reviewed this submission and granted Miravant an approvable letter for REM-001 in the treatment of AMD, with final approval contingent on, among other things, the successful completion of a Phase 3 trial.  Miravant ceased operations prior to completing this trial.

Since acquiring the rights to REM-001 Therapy, we recently performed a preliminary analysis of the data collected from the 81 patients that Miravant never analyzed for efficacy.  Based on our analysis of both that data, and data collected from the initial 67 patients, we believe REM-001 Therapy provided promising safety and efficacy in CMBC patients and that, taken together, these results provide strong support for REM-001 Therapy as a potential therapy for this disease.  Furthermore, we believe the approvable letter previously granted to Miravant with respect to its New Drug Application (“NDA”) for REM-001 in an aspect of AMD may indicate that many of the elements required for approval have already been completed for REM-001.

Overview of Key Regulatory Filings

The initial investigational new drug (“IND”) filing for REM-001 Therapy was IND 39,940 which was filed in June 1992 with the FDA’s Division of Oncology and Pulmonary Drug Products. This IND is now under the purview of the FDA’s Division of Oncology Products. All CMBC trials were conducted under this IND. Miravant kept this IND in place but in 2005 they placed it on inactive status since they had focused their REM-001 development efforts on ophthalmology. In 2012, following St Cloud’s foreclosure action on Miravant and Adgero’s subsequent purchase of the Miravant assets, St. Cloud transferred ownership of this IND to Adgero. This transfer was formally recognized by the FDA with a Change of Sponsor letter dated December 14, 2012. Adgero’s interactions with the FDA for CMBC are under the auspices of this IND. It is our expectation, based on input from regulatory consultants, that clinical development in CMBC, non-CMBC cutaneous metastatic cancer and basal cell nevus syndrome would be conducted under this IND. Recent FDA approvals in locally advanced basal cell cancers, including basal nevus syndrome, have been under the purview of the FDA’s Division of Oncology Products.

As part of its purchase agreement with St Cloud, sponsorship of two other IND’s was transferred to us. On February 25, 2013, the FDA’s Division of Dermatology and Dental Products notified us with a Change of Sponsor letter that it recognized us as the sponsor of IND 50,116. On May 8, 2013 the FDA’s Division of Transplant and Ophthalmology Products notified us with a Change of Sponsor letter that it recognized us as the sponsor of IND 49,648. At this time, we do not anticipate any of our planned or contemplated clinical development activities would be under either of these IND’s.

Our REM-001 Therapy

Overview

Our REM-001 Therapy product consists of three parts, the DD series laser light source (or equivalent), the ML2-0400 light delivery device (or equivalent) and the drug REM-001. Pursuant to the Miravant oncology IND, the FDA previously approved all three components to be used together in certain Miravant CMBC Trials. In use, the drug REM-001 is first administered by intravenous infusion and allowed to distribute within the body and be taken up by the tumors. Tumors are then illuminated with light using the light delivery device, which is attached to the laser light source, so that the accumulated drug REM-001 can be activated for the desired clinical effect. Our analysis of clinical data collected in the Miravant CMBC Trials shows that REM-001 Therapy provides a stronger reaction in tumor tissues than in healthy tissues, which was a goal with REM-001’s nanoparticle liposomal formulation.

We plan to use either the Miravant DD2 (or equivalent), which was used in certain prior Miravant clinical trials, or DD4 laser light source in any clinical trials for CMBC. The lasers are capable of delivering of 1 watt (DD4) or 2 watts (DD2) of optical power centered at a wavelength of 664 nanometers. We believe we acquired a sufficient number of them to conduct currently anticipated CMBC clinical trials. Alternatively, we may manufacture new laser units for future clinical trials that have been determined to be functionally equivalent to the DD2/DD4 lasers. Based on our interactions with FDA, we believe that use of such equivalent lasers will be acceptable to FDA.

The light delivery devices we plan to use in our CMBC program are the same basic proprietary design developed and used previously by Miravant in its clinical trials. In the case of cutaneous treatment, such as with CMBC, the light delivery device consists of an optical fiber which has a modified end to allow it to deliver a uniform light treatment field to the tumor. Our plan is to have clinical light delivery devices built by a contract medical device manufacturer using the basic Miravant design and tested to the same performance specifications as used previously.

The REM-001 Drug

REM-001 is a light activated photosensitizer drug used in PDT. During light activation, photosensitizer drugs act as a catalyst and absorb light energy which they transfer to surrounding oxygen-containing molecules to create reactive oxygen species (“ROS”). ROS can initiate various biological mechanisms of action:

●
Apoptosis – Certain photosensitizer drugs associate with the cells’ mitochondria. When light activated, these drugs generate ROS that alter mitochondria membrane permeability to allow the release of activators that initiate a programmed cell death process known as apoptosis. Apoptosis is a desirable means of inducing tumor cell death as it is the body’s natural mode for eliminating damaged cells.

●	Necrosis – At higher doses these photosensitizer-generated ROS can overwhelm a cell and induce cellular necrosis.

●
Anti-angiogenesis – As they grow, tumors develop their own micro-vasculature network. ROS can be used to create permeability in these micro-vessels which reduces their effectiveness and cuts off the tumor’s blood supply.

●
Immune Response – PDT is known to induce an immune response including activation of CD8+ T cells to attack tumor cells. Such T cells provide one of the key mechanisms making up the body’s immune response system, which response may enhance anti-tumor immunity. Therapeutic drugs that produce such an immune response are known as immunotherapies. We believe that immunotherapies are promising areas of cancer treatment and are being developed as either monotherapies or in combination with other treatments.

   REM-001 has been shown to induce apoptosis and, in treating an aspect of AMD, have anti-angiogenesis properties. REM-001 is a second generation photosensitizer drug designed with the following attributes to overcome several of the shortcomings of earlier, first generation photosensitizer drugs such as Photofrin:

●	It is activated with longer wavelength, deeper penetrating light;

●	It has a stronger light absorption coefficient;

●	It is a synthetic single molecule; and

●	It causes transient photosensitivity of shorter duration.

Photofrin, which is sold by Pinnacle Biologics Inc. (“Pinnacle”), a subsidiary of Concordia Healthcare Corp (NASDAQ: CXRX), is the only PDT compound that we are aware of which is approved by the FDA for the treatment of cancer. Specifically, it is approved in the United States for certain non-small-cell lung cancers and esophageal cancers. Currently, Photofrin it is not approved for treatment of CMBC or similar cutaneous tumors and we are not aware of any efforts to get approval in these indications.

REM-001’s chemical structure is designed to allow the use of longer wavelength, deeper penetrating light than is used in Photofrin. Deeper penetrating light means the treatment effect can reach deeper into the tumor which we believe should allow for the treatment of larger tumor volumes. REM-001 also has a stronger light absorption coefficient than Photofrin, which we believe should allow it to generate ROS more efficiently. In addition, REM-001 is an easily synthesized single molecule meaning that its manufacturing process is consistent with modern drug manufacturing strategies; we believe this will make REM-001 better suited for today’s rigorous regulatory environment. Unlike REM-001, Photofrin is a polymer mixture derived from naturally occurring substances. Polymer mixtures can present challenges in achieving a consistent drug product in line with modern regulatory requirements. An additional advantage provided by REM-001 is the rate at which it clears from the skin. Clinical data from a Phase 1 clinical trial conducted by Miravant in healthy volunteers showed that, at the 1.2 mg/kg dose, there was no measurable photosensitivity when patients were exposed 15 days after drug administration to light equivalent to one half hour of midday sunlight. Further data indicates this effect is present for longer periods if higher drug doses or more extended periods of light exposure are used. Based on our review of limited published data (Wagnieres, et. al., Photochemistry and Photobiology, 1998, 68(3): 382-87), we believe that, when used under similar conditions, the photosensitivity of REM-001 is of shorter duration and is less intense than that seen with Photofrin. In the Wagnieres paper, the authors describe photosensitivity measurements on a human subject that was done using test conditions that were virtually identical to a study conducted by Miravant using REM-001. All patients in the Miravant study had photosensitivity reactions that were much less intense and of much shorter duration than that seen in the Wagnieres paper.

Given what we believe are its potential multiple mechanisms of action, efficacy results to date and substantial development, we believe REM-001Therapy is a promising platform therapy for the treatment of CMBC and other cutaneous metastatic cancers.

Safety and Toxicology

PDT carries what we believe is an inherent safety advantage since it uses photosensitizer compounds that are largely inactive except when they are being illuminated by intense light at specific wavelengths. Nevertheless, drug molecules, including photosensitizer molecules, can carry safety or toxicology risks on their own. REM-001 has previously undergone preclinical and clinical studies throughout its development cycle and has undergone certain tests typically required for FDA drug approval. REM-001 has been safely administered to over 1000 patients in prior clinical trials. Most significantly, REM-001 has been previously reviewed by the FDA as part of the NDA submitted by Miravant for the use of REM-001 to treat an aspect of AMD, a non-CMBC indication. Following that review, the FDA granted an approvable letter for REM-001 in an aspect of AMD in 2004, with final approval contingent on, among other things, the successful completion of a Phase 3 trial. While not definitive, we believe this letter, along with feedback we received from FDA on March 3, 2017, indicates that it is unlikely that there will be significant safety or toxicology issues associated with REM-001 that would ultimately prevent marketing approval.

Based on our review of the clinical data of the Miravant CMBC Trials, we believe pain was the most common treatment-related adverse event experienced by patients in these Trials. The second most common safety issue experienced with REM-001 was a transient photosensitivity, meaning extended exposure in bright light and direct sunlight should be avoided, which may occur with all photosensitizers to some degree. We believe this issue can be addressed by minimizing one’s exposure to bright light and sunlight for two to four weeks after treatment. In general, the potentially treatment-related adverse events observed were expected in nature (pain, edema, skin photosensitivity) and severity, and mostly resolved during the course of the studies.

Markets for REM-001 Therapy

Our development plan for REM-001 Therapy is focused on the treatment of rare unmet needs in cancer, particularly those where the tumor can be accessed with a light delivery fiber device.

Cutaneous Metastatic Breast Cancer (CMBC)

While most internal cancers can metastasize to the skin, the internal cancer where this most commonly occurs is breast cancer. Radiotherapy is often used as an adjunctive therapy in breast cancer, in part to help prevent the development of local recurrences including CMBC. However, breast cancer survivors may still develop CMBC lesions, even over a decade after their original cancer treatment. In fact, physicians often watch for cutaneous (skin surface) metastases as a sign of breast cancer recurrence. A 2003 meta-analysis of approximately 20,000 cancer patients found that 24% of metastatic breast cancer patients included in the analysis had developed cutaneous metastases, which was the highest rate of any cancer type. Given that approximately 160,000 women suffer from metastatic breast cancer, we believe the prevalence of CMBC may approach 40,000 in the United States. In many cases of CMBC, surgical excision is not possible, so various standard cancer therapies, particularly radiotherapy or chemotherapy, are the first course of treatment. We believe these therapies are inadequate given the well-known dose limiting toxicities, limited efficacy, and/or side effects of each. We are not aware of any prospective clinical trials that have led to FDA approval of a therapy specifically for the treatment of CMBC and we do not expect any to be approved in the near future.

Cutaneous Metastatic Cancers

A meta-analysis has shown that approximately five percent of people with internal (non-melanoma, non-lymphatic, non-leukemic) cancers develop cutaneous metastatic tumors in their skin. Based on an estimated incidence of 1,500,000 such internal cancers in the United States, this means that the incidence of such cutaneous metastases is approximately 75,000 with a substantially higher prevalence given the fact that individuals often live with metastatic cancer for years. Regardless of the primary source of the cancer, these cutaneous metastatic tumors often begin as small skin nodules but, as the cancer spreads, more nodules form and can eventually cover large areas of skin. With progression, the tumor field generally becomes more painful as tumors may grow larger and more numerous, ulcerate, bleed and carry a strong odor. Part of our goal is to treat these cutaneous tumors as early as possible to either cause them to be locally eliminated or to slow their growth sufficiently to reduce their late stage development.

Adjuvant and Neo-adjuvant Applications in Oncology

REM-001 Therapy possesses a number of characteristics that we believe make it well suited as a potential therapy in adjuvant and neo-adjuvant applications in oncology. Adjuvant therapy in cancer is any treatment given after primary therapy, commonly surgery, to increase the chance of long-term disease-free survival. Neo-adjuvant therapy is treatment given before primary therapy with the same long-term goal.

We believe there are a number of potential applications for REM-001 Therapy in the areas of adjuvant and neo-adjuvant therapy in oncology.  One of these is the treatment of breast cancer, which has approximately 232,000 new cases in the U.S each year.  The standard of primary care for most patients with breast cancer includes surgery via a mastectomy or a lumpectomy, a more breast-conserving surgery, to remove the tumor.  In the United States, lumpectomy surgery is currently used over mastectomy by an approximately two-to-one ratio, although the number and rate of mastectomies has been increasing. Given its potential to selectively induce anti-angiogenesis as well as an immune response, we believe REM-001 Therapy could help to prevent breast cancer recurrence when used in a neo-adjuvant manner prior to surgery.  If effective in this mode, we believe it could even help to increase the use of lumpectomies relative to mastectomies in the treatment of primary breast cancer.

Beyond this potential application, PDT and its mechanisms of action have been investigated in preclinical research studies as an adjuvant therapy for potential use in combination with standard cancer therapies and in a number of cancers (e.g., lung, colon, ovarian, brain, etc.). We believe that as this work progresses, REM-001 Therapy may be well positioned for clinical development as an adjuvant or neo-adjuvant therapy in one or more significant indications in cancer.

Basal Cell Nevus Syndrome (BCNS)

In addition to the clinical studies that Miravant conducted with REM-001 Therapy in CMBC, it also generated clinical data for patients with Basal Cell Nevus Syndrome (“BCNS”) who developed extensive basal cell carcinoma. BCNS is a rare but serious condition that is often characterized by the formation of multiple and recurring cutaneous basal cell carcinoma lesions. Estimates of its prevalence range from 1 in 57,000 to 1 in 256,000 which indicates it could qualify as an orphan disease indication. In a Miravant Phase 1/2 clinical trial (CA001B), 14 patients with BCNS were enrolled and treated with REM-001 Therapy using the same dosing conditions as were used in the CMBC trials. A total of 157 lesions were treated in these patients and showed a 91% overall response rate. This was composed of a 68% complete response rate (no remaining visible evidence of a lesion) and a 23% partial response rate (lesion was reduced in size by more than 50%). In addition, 7% of lesions had stable disease (any increase in lesion size was less than 25%). The various response rates are shown in the graph below and are similar to the results seen in CMBC patients as we would expect.

Until the recent FDA approval of the drugs Odomzo and Erivedge, treatment options for these BCNS patients were very limited. However, we believe that, based on their package inserts, Odomzo and Erivedge have dose limiting toxicity profiles which are broader in scope than the primarily transient adverse effects observed with REM-001 Therapy. We believe that the potential toxicity limitations related to the existing therapies for BCNS, plus the positive initial Phase 1/2 data generated in clinical trials with REM-001 Therapy, suggest that REM-001 Therapy could be a viable alternative in treating recurrent basal cell carcinoma in BCNS patients.

Our Pipeline

  The following table summarizes the most advanced stage of development of our technology platform. As noted above, our REM-001 Therapy has already been tested on 149 patients with CMBC in Phase 2/3 clinical trials. In addition, in a Phase 2 trial, four patients with non-CMBC cutaneous metastatic cancer were treated with REM-001 Therapy. Lesion response rates on those four non-CMBC patients were similar to those achieved with REM-001 Therapy in other cutaneous cancers tested.

CMBC: Our Lead Indication

Current and Experimental Treatments for CMBC

As with many cancers, the current standard treatment for CMBC is surgical excision. However, this is often not feasible due to the extent of the tumor field or the condition of the skin, particularly in patients who had radiation therapy. A number of other therapies have been used on patients with CMBC, including various forms of chemotherapy, radiation therapy, hyperthermia, cryotherapy, electro-chemotherapy, topical drugs and intra-lesional chemotherapy injections. Researchers have also attempted to combine therapies in an effort to improve efficacy. However, we believe that these therapies are often inadequate given the limited efficacy, toxicities and/or side effects of each. The side effects associated with therapies may be particularly difficult for patients who may have already experienced extensive surgery along with a full course of radiation and/or systemic chemotherapy. Also, the fact that CMBC tumors continue to develop following these therapies is a signal that the tumor cells may have developed a resistance to some of these approaches. Based on the above our discussions with clinicians and literature reviews, and our March 3, 2017 response from FDA, we believe that treatment of unresectable CMBC tumors is a largely unmet medical need, particularly in patients who have already received extensive radiation and chemotherapy.

Key Clinical Results in CMBC

We have conducted an analysis of the Phase 1 and four Phase 2 and/or Phase 3 CMBC clinical trials done previously with REM-001 Therapy by Miravant (the “Miravant CMBC Trials”) and have concluded that, in these studies, REM-001 Therapy provided higher tumor response rates than are generally seen with alternative CMBC treatments but this program was discontinued in 1998. Our review of Miravant’s records further indicates that, following this decision, Miravant continued to monitor patients in the CMBC trials and collected data as required by protocol, but they conducted no further treatment of CMBC patients with REM-001 Therapy. We believe that Miravant primarily chose to discontinue this program in order to focus its REM-001 development efforts on an aspect of “wet” age-related macular degeneration (“AMD”).

Phase 1 Clinical Trial

A Phase 1 dose escalation clinical trial was initially conducted by Miravant to establish the REM-001 dosimetry to be used in subsequent safety and efficacy trials. The trial was initiated in 1993 and enrolled 22 patients with 213 treated cutaneous cancer lesions who received escalating REM-001 drug and light doses. This study used earlier generation light delivery devices than those used in later trials but these devices provided equivalent light output to those units used in later trials. In these studies REM-001 drug doses ranged from 0.1 mg/kg to 1.2 mg/kg, light doses ranged from 100 to 200 J/cm2 and treatment time-points ranged from 24 to 72 hours. This study indicated that a drug dose in excess of 0.8 mg/kg and a light dose of 200 J/cm2 administered at 24 hours provided a high overall response rate when delivered in a variety of cutaneous cancer lesions. The previously tested dose of 1.2mg/kg was then tested further in a second Phase 1 trial, where it was administered to 27 cutaneous tumor lesions and provided a 66% complete response rate and a 90% overall response rate. Based on these results, this dosimetry was used in subsequent CMBC trials, including the Miravant CMBC Trials described below.

Phase 2/3 Studies

Miravant conducted four Phase 2/3 trials with REM-001 Therapy for the treatment of CMBC as summarized below. These trials all used the same dosimetry as described above and most of the patients had been previously treated with radiation therapy and chemotherapy. The light delivery devices used in these trials were the ML1-0400 or the functionally equivalent ML2-0400. The laser light source used in three of the trials was the Miravant DD2 laser and one trial used the KTP model laser manufactured by LaserScope. Each trial was conducted under Miravant’s REM-001 cancer Investigational New Drug Application (“IND”) using Good Clinical Practices with safety and efficacy data collected accordingly. In connection with our acquisition of the Miravant assets, ownership of that IND has been transferred to us.

The table below summarizes the Miravant CMBC Trials. Trials CA008, CA009 and CA019 required that the patients enrolled had received prior radiation therapy. Trial CA013 did not have this specific inclusion requirement but our review of the data indicates that at least 50 of the 56 patients in CA013 had received prior radiation therapy. A second difference across the trials is that trials CA008, CA009 and CA019 had a 24 week follow-up period while trial CA013 had a 52 week follow-up period. Also in studies CA008 and CA009 two tumor lesions on each patient were randomly selected as controls and did not receive light activation. CA013 was conducted in Europe by a corporate partner of Miravant. Beyond these differences and those device differences noted above. We believe there were no other substantive differences between the trials and that all trials enrolled similar patients.

Table of Phase 2 and/or 3 Miravant CMBC Trials

(Note: SnET2 is now called REM-001.)

Trial Title	Phase	Location	Total Patients	Total Patients Previously Treated with Radiotherapy	Included Randomly Selected Control Tumors
CA008: Open-Label Randomized No Treatment Concurrent Controlled Study of Single Dose Tin Ethyl Etiopurpurin (SnET2) Photodynamic Therapy (PDT) in Patients with Advanced Breast Cancer Who Have Failed Radiation Therapy for the Management of Cutaneous Metastatic Breast Carcinoma (24 Week Follow Up)	2/3	U.S.	32	32	Yes
CA009: Open-Label Randomized No Treatment Concurrent Controlled Study of Single Dose Tin Ethyl Etiopurpurin (SnET2) Photodynamic Therapy (PDT) in Patients with Advanced Breast Cancer Who Have Failed Radiation Therapy for the Management of Cutaneous Metastatic Breast Carcinoma (24 Week Follow Up)	2/3	U.S.	36	36	Yes
CA013: Multinational, Open-Label Study of Single Dose Tin Ethyl Etiopurpurin (SnET2) Photodynamic Therapy (PDT) in Patients with Advanced Breast Cancer for the Management of Cutaneous Metastases of Breast Carcinoma (52 Week Follow Up)	2	Europe	56	50	No
CA019: Open-Label Study of Single Dose Tin Ethyl Etiopurpurin (SnET2) Photodynamic Therapy (PDT) in Patients with Advanced Breast Cancer Who Have Failed Radiation Therapy for the Management of Cutaneous Metastatic Breast Carcinoma (24 Week Follow Up)	3	U.S.	25	25	No

The primary endpoints for studies CA008 and CA009 were objective tumor response rate, quality-of-life change, device performance and patient safety. Adgero’s review of the tumor response rate and quality-of-life endpoints indicated they were defined as follows:

●
Tumor Response: Measured as paired response difference, as calculated by the percentage of a patient’s evaluable lesions that respond minus the percentage of the patient’s control lesions that respond with this difference averaged over all treated patients.

●
Quality of Life Change: Measured using the Dermatologic Life Quality Index (DLQI, A.Y. Finlay and O.K. Khan, "Dermatology Life Quality Index (DLQI - a simple practical measure for routine clinical use". Clinical and Experimental Dermatology 1994; 19: 210-2 16) with change measured from baseline measurements.

The following table shows the results of these two endpoints for studies CA008 and CA009 as calculated by Miravant. In some cases patients dropped out of the study before lesion responses could be assessed or they did not complete their quality of life questionnaires. The Eligible Patients column in this and the following tables refers to the number of patients in each case for which sufficient data is available to calculate the relevant endpoint.

	Tumor Response as Measured by Paired Response Endpoint			24 Week Quality of Life Change
Study	Eligible Patients (N)	Mean ± SD (%)	P value	Eligible Patients (N)	Mean ± SD	P value
CA008	18	33% ± 37%	< 0.001	7	0.4 ± 4.8	0.813
CA009	19	39% ± 47%	< 0.001	10	-0.3 ± 4.1	0.554

FDA typically requires a p value of 0.05 or less for approval. Based on the above results, it appears that the Paired Response endpoint achieved statistical significance in both the CA008 and CA009 studies. However, it is Adgero’s understanding that FDA questions the strength of this data, in part due to the small number of patients involved as well as the fact that each patient had only two control lesions.

Following discussions with the FDA, an endpoint called Clinical Success was added as an additional measure of tumor response. This was defined as follows:

●
Clinical Success: Clinical success is determined by a two-step process. First, for each patient, clinical success occurs when the fraction of evaluable lesions that respond minus the fraction of evaluable lesions that progress is greater than 0.5. Second, for the entire study, an average rate of clinical success is determined, simply by taking the ratio of individual patients who are clinical successes to the total number of eligible patients. Note this endpoint does not involve the control lesions or any other control, so a p-value is not appropriate since p-values refer to the difference between a treated and a control group. In such uncontrolled settings, the statistical measure commonly used by regulatory agencies instead of a p-value is the confidence interval, which is provided in the charts below.

The clinical success rates for studies CA008 and CA009 as calculated by Miravant are provided in the following table:

	Tumor Response as Measured by Clinical Success
Study	Eligible Patients (N)	Average Rate of Clinical Success (%)	95% Confidence Interval
CA008	20	60%	39% - 81%
CA009	20	50%	28% - 72%

No significant device failures were observed in either study. Secondary endpoints in CA008 and CA009 were patient disease burden, duration of response and patient pain assessment. Miravant?s analysis indicated, for patients for which data was available, there was a treatment benefit in disease burden (p = 0.0017 for CA008, p = 0.0020 for CA009) and duration of response (p < 0.001 for CA008, not significant in CA009) when comparing treated and control lesions. In terms of pain, there was no significant change in pain in CA008 and a treatment related increase in pain at 4 Weeks post-treatment in CA009. Treatment related pain, particularly during the first month after treatment, was the most commonly reported adverse event and was often treated with analgesics.

Studies CA013 and CA019 used similar endpoints with one notable exception. Tumor Response as Measured by Paired Response was not possible in these studies since this measurement relies on control lesions and CA013 and CA019 did not include controls. Miravant did not conduct an efficacy analysis of these two studies but Adgero has conducted an analysis of the Quality of Life and Clinical Success endpoints used in the pivotal CA008 and CA009 trials. Results from that analysis are shown in the following table:

	Clinical Success			24 Week Quality of Life Change
Study	Eligible Patients (N)	Average Rate of Clinical Success (%)	95% Confidence Interval	Eligible Patients (N)	Mean ± SD	P value
CA013	32	88%	71% - 97%	16	1.3 ± 3.6	1.00
CA019	18	83%	45% - 86%	11	2.5 ± 4.7	1.00

Adgero has not attempted any further analysis of the endpoints included in these two studies.

The most common adverse events seen in these four studies (CA008, CA009, CA013, CA019) were pain and photosensitivity, both of which are expected with this therapy. In the four studies there were a total of 17 serious adverse events (SAE’s) that were judged by investigators to be possibly, probably or definitely related to treatment. None of these were classified by the investigator as life threatening and none resulted in death. Of these 17 SAE’s, 8 were related to necrosis of the treated lesions, 3 were related to treatment field infection, 4 were treatment related pain, 1 was a photosensitivity skin reaction and 1 was an allergic reaction.

Adgero believes that the data from these studies show that REM-001 Treatment is a promising therapy for CMBC. However, because there are no approved therapies for CMBC, Adgero has no basis for comparing these results to existing therapies. Based on FDA’s March 3, 2017 response we believe FDA will view these results as supportive data and will require us to conduct a new pivotal Phase 3 trial using endpoints that will be negotiated with the agency and that will reflect current standards for development of oncology drugs.

Miravant discontinued its CMBC program in 1998 and clinical study reports for the Miravant CMBC Trials were not completed until 2001, by which time we believe Miravant’s clinical development efforts for REM-001 were focused entirely on their ophthalmology program. These clinical study reports were focused primarily on the safety aspects of REM-001 Therapy; they include only an efficacy analysis of the CA008 and CA009 trials and state no efficacy analysis was done for the CA013 and CA019 studies. Based on this observation, we believe that trials CA013 and CA019 may not have been analyzed for efficacy. Notably, CA013 and CA019 comprise over half of the CMBC patients treated in the Miravant CMBC Trials. While we cannot state with certainty, it is our understanding that the lack of an in-depth efficacy analysis of the Miravant CMBC Trial data in CA013 and CA019 was due to the fact that the study reports were prepared well after the CMBC program had been discontinued and the main goal in preparing these reports was to ensure that REM-001 safety data was properly reported in preparation for Miravant’s NDA in the ophthalmology AMD program.

After acquiring Miravant’s assets we first performed a preliminary efficacy analysis of all of the Miravant CMBC Trials. This analysis was conducted by us using clinical data stored in digital backup form on Miravant’s server. Our initial review was based on a last-observation-carried-forward (“LOCF”) analysis of recorded lesion measurements of evaluable tumor lesions from these electronic records. According to the Miravant clinical protocol, tumor lesions were evaluable, meaning they could be measured and scored for a treatment response, when the REM-001 Therapy post-treatment redness or swelling had resolved so that any underlying tumor could be visually identified. To minimize the likelihood of error, our initial preliminary analysis considered only the complete response rate, or the fraction of tumor lesion sites where there is no remaining visible evidence of a tumor. An analysis that also considers tumor lesions with a partial response would yield a higher response rate; thus, we believe our initial preliminary analysis utilized a more rigorous standard than the overall response rate that is the benchmark often used in clinical cancer trials involving cutaneous tumors.

The figure below shows the results of this initial preliminary analysis of Miravant clinical data and depicts the percentage of evaluable lesions in each Miravant CMBC Trial for which there was a complete response; i.e. where all visible clinical evidence of the tumor is gone after treatment with REM-001 Therapy.

Clinical Development Plans

CMBC

Our initial product goal is to achieve marketing approval of REM-001 Therapy for the treatment of CMBC. We conducted a first in-depth analysis of all existing REM001 Therapy clinical trial data for CMBC, including data from the Miravant CMBC Trials. This analysis was overseen by regulatory experts who have expertise in interacting with the Food and Drug Administration (the “FDA”). The experts we have engaged are either former FDA employees with directly related experience in reviewing similar oncology treatments who are now acting as independent consultants or individuals who have provided senior regulatory guidance to major pharmaceutical or medical device companies in situations that led to regulatory approval. For this first analysis, we have submitted questions to FDA under a Type C format to review the technology and results and determine the anticipated requirements for regulatory approval. On March 3, 2017, we received FDA’s written response to our questions. Based on that response, we believe our plans to manufacture REM-001 by revising the prior quality standards to meet the currently recommended regulatory standards will be acceptable. FDA also indicated our plans for utilizing light delivery devices that have been shown to be functionally equivalent to the devices used by Miravant will be acceptable. FDA also recognized that CMBC represents an unmet clinical need and provided guidance on a number of clinical pharmacology parameters they would like us to measure in our planned clinical trial. Based on FDA’s responses, we plan to conduct a clinical trial in CMBC to test the safety and efficacy of REM-001 Therapy for marketing approval and we are planning further discussions with FDA regarding the specifics of such a trial.

At this time we estimate the necessary trial design will be a pivotal Phase 3 multi-center trial that would enroll approximately 100-150 CMBC patients who have received prior radiation therapy and chemotherapy. This study will be designed with input from the FDA with the goal of gaining expedited development and review under the following FDA programs: Fast Track, Breakthrough Therapy, Accelerated Approval and Priority Review designations. We would also plan to coordinate closely with the FDA to attempt to receive a special protocol assessment (“SPA”) based on what we believe is the substantial body of existing clinical data generated with REM-001 Therapy in CMBC. We also plan to seek an orphan drug designation for REM-001 in CMBC from the FDA. Our research indicates that CMBC prevalence is less than 200,000 in the United States, thus we believe it should qualify for an orphan drug designation. Our request will be based on our existing clinical data in CMBC patients. The FDA also grants five years of exclusivity to the first applicant to obtain approval of an NDA for a new chemical entity (“NCE”). A drug is an NCE if the FDA has not previously approved any other new drug containing the same active ingredient. We believe that REM-001 would also qualify for this form of exclusivity. There is no guarantee that we will receive an orphan drug designation or NCE exclusivity for REM-001 or any of our product candidates. See “Regulatory Matters.”

St. Cloud Asset Purchase Agreement

We acquired certain Miravant assets, including the REM-001 Therapy and the associated technology and intellectual property, through an asset purchase agreement with St. Cloud Investments, LLC (“St. Cloud”), dated November 26, 2012, as amended (the “St. Cloud Agreement”). St. Cloud was previously a Miravant creditor and acquired these Miravant assets pursuant to a foreclosure process St. Cloud completed under California law. Pursuant to the terms of the St. Cloud Agreement, we are obligated to make certain payments to St. Cloud and Steven Rychnovsky, PhD, who became our Vice President of Operations and Product Development after the consummation of the St. Cloud Agreement, in consideration of his services to St. Cloud in helping to negotiate the St. Cloud Agreement, as St. Cloud’s designee. The amounts paid or owed under that agreement are as follows:

●
Thirteen thousand dollars ($13,000) was paid to Steven Rychnovsky, PhD upon the Initial Closing of the 2016 Private Placement .

●
Forty thousand dollars ($40,000) was paid to St. Cloud upon the Initial Closing of the 2016 Private Placement.

●
Fifty thousand dollars ($50,000) was paid to Steven Rychnovsky, PhDduring the 2016 Private Placement, because the 2016 PrivatePlacement was completed for an amount that exceeded four milliondollars ($4,000,000).

●
Fifty thousand dollars ($50,000) was paid to St. Cloud during the2016 Private Placement, because the 2016 Private Placement wascompleted for an amount that exceeded four million dollars($4,000,000).

●
Upon the earlier of (i) a subsequent equity financing to take placeafter we conduct a Phase 2B clinical trial in which fifty patientscomplete the trial and their clinical data can be evaluated or (ii)the commencement of a clinical trial intended to be used as adefinitive study for market approval in any country, we areobligated to pay an aggregate amount of three hundred thousanddollars ($300,000) in cash or an equivalent amount of common stock,with two hundred forty thousand dollars ($240,000) to St. Cloud andsixty thousand dollars ($60,000) to Steven Rychnovsky,PhD.

●
Upon receipt of regulatory approval of REM-001 Therapy, we are obligatedto pay an aggregate amount of seven hundred thousand dollars($700,000) in cash or an equivalent amount of common stock, withfive hundred and sixty thousand dollars ($560,000) to St. Cloud andone hundred forty thousand dollars ($140,000) to Steven Rychnovsky,PhD.

With respect to the $300,000 and $700,000 potential milestone payments referenced above (each a "Milestone Payment"), if either such Milestone Payment becomes payable, and in the event we elect to pay either such Milestone Payment in shares of our common stock, the value of the common stock will equal the price per share of the most recent financing, or, if we are considered to be a publicly-traded company, the average of the closing price per share of our common stock over the twenty (20) trading days following the first public announcement of the applicable event described above.

In addition, we must pay to St. Cloud and Steven Rychnovsky, PhD, in the aggregate, a royalty fee of six percent (6%) of net sales during the royalty term on a country-by-country and product-by-product basis with St. Cloud receiving a royalty rate of four and eight tenths percent (4.8%) and Steven Rychnovsky, PhD, receiving a royalty of one and two tenths percent (1.2%). The royalty term for a product commences on the first commercial sale of the product, such as REM-001 Therapy, in any country, and the royalty fee must be paid within 30 days of each calendar quarter during which revenue is collected. The royalty term terminates on the later of (i) the invalidation, revocation, lapse or expiration of the last to expire valid claim on any patent acquired in the St. Cloud Agreement that would be infringed by the sale of the product in the country where the commercial sale takes place or (ii) the expiration of the period for which we hold exclusive marketing rights of the product in the country, if we were granted those rights under the St. Cloud Agreement.

In connection with and pursuant to the St. Cloud Agreement, on November 26, 2012, we issued a senior convertible note to each of St. Cloud and Steven Rychnovsky, PhD. The notes had an aggregate principal amount of two hundred thousand dollars ($200,000) and accrued interest at a rate of eight percent (8%) per annum. Pursuant to the terms of the notes, because our 2016 Private Placement raised an amount in excess of five million dollars ($5,000,000) in the aggregate, on August 3, 2016, the notes converted into an aggregate of 73,998 shares of our common stock and 73,998 warrants to purchase shares of our common stock at an exercise price of $5.00 per share, is the quantity of such securities being equal to the outstanding balance of such notes, plus interest accrued thereon but unpaid, divided by seventy percent (70%) of the purchase price per share paid by the investors participating the financing.

Competition

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapidly evolving technology and intense research and development efforts.  We expect to compete with companies, including major international pharmaceutical companies that have substantially greater financial, research and development, marketing and sales capabilities and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and marketing and selling biopharmaceutical products.  We will face competition based on, among other things, product efficacy and safety, the timing and scope of regulatory approvals, product ease of use and price.

Our primary competitors in the CMBC field are Celsion Corporation (NASDAQ: CLSN) in the United States and IGEA Medical S.p.A. in Europe, both of which are developing alternative treatment therapies for CMBC. Celsion Corporation is developing a drug treatment for CMBC that is activated by a hyperthermia device and has completed Phase 1/2 studies in CMBC. IGEA Medical S.p.A. is developing an electro-chemotherapy treatment for CMBC. Pinnacle Biologics Inc., a subsidiary of Concordia Healthcare Corp (NASDAQ: CXRX), sells Photofrin, a first generation PDT product for treatment of certain endobronchial non-small-cell lung cancers and esophageal cancers. Photofrin is currently in Phase 2 studies in recurrent glioma. To our knowledge, there is no reported development program for Photofrin in CMBC. Rogers Sciences Inc. is a medical device company that is developing a light delivery device for use with PDT treatment of cutaneous cancers that they are currently clinically testing in a Phase 2 study in CMBC patients.

There are numerous therapies currently used to treat CMBC patients including chemotherapy, radiation therapy, surgical excision, hyperthermia, cryotherapy, electro-chemotherapy, topical drugs and intra-lesional chemotherapy injections, but, to our knowledge, there are no PDT therapies currently approved by the FDA for the treatment of CMBC or similar cutaneous cancers. Some topical PDT agents have been approved by the FDA for actinic keratosis which is a precancerous skin condition and they have been approved in some other countries for some conditions that we believe pose low medical risk such as basal cell cancer and acne.

Research and Development

We intend to use a portion of the net proceeds from our recently completed 2016 Private Placement and December 2016 Private Placement for research and development activities, which we expect to include compiling a complete audited database of all REM-001 CMBC data from the Miravant CMBC Trials, updating our oncology IND, manufacturing REM-001, preparing materials and conducting a meeting with the FDA to discuss regulatory approval options and contracting for the manufacture of light delivery devices suitable for use in CMBC. Prior to our acquisition of the assets of Miravant pursuant to the St. Cloud Agreement, Miravant, with support from certain corporate partners, conducted preclinical and clinical development work on REM-001, including the development of a manufacturing process, preclinical safety, pharmacokinetic and toxicology studies and human clinical trials.

Manufacturing and Supply

The manufacturing process for the active pharmaceutical ingredient in REM-001 was developed over a ten year period and we believe it is now well established and suitable for commercial scale production. This process was also included as part of Miravant’s prior NDA for the use of REM-001 to treat an aspect of AMD, which underwent a FDA review where an approvable letter was granted. The final REM-001 drug product uses a straightforward lipid formulation and has already been produced at commercial scale by a large contract manufacturer for use in Miravant’s past clinical trials and commercial scale-up activities. We do not own or operate manufacturing facilities for the production of REM-001, nor the laser light source, light delivery device or catheters required for use with REM-001 Therapy. We will depend on third-party suppliers and manufacturing organizations for both commercial and clinical trial supplies of all of our raw materials, our REM-001 drug substance, drug product and the REM-001 Therapy light delivery device. We believe our existing supply of laser systems should be sufficient to conduct our currently anticipated CMBC clinical trials. If additional laser units are needed for either commercial products or clinical trials, we plan to use third party contract medical product manufacturers to build those additional units.  In the case of the light delivery device, we will need to obtain these from third party contract medical device manufacturers. We believe there are readily available supplies of all raw materials needed for the manufacture of REM-001 and the related required REM-001 Therapy components.

Intellectual Property

Our intellectual property and product pipeline is based on technology we acquired that was originally developed by Miravant. We acquired this intellectual property through an asset purchase agreement and our retention of the intellectual property is dependent on our meeting the terms of that agreement, most of which are milestone and royalty based payments. The acquired intellectual property includes scientific and regulatory data, product know-how and eight issued US Utility patents. Two of the patents contain process claims that pertain specifically to REM-001 and its production with one of these set to expire in August 2020 and the other set to expire in March 2021. Two of the patents are for light delivery devices intended to deliver light to internal body surfaces; the first of these has device and process claims and is set to expire in August 2020 and the other has device claims and is set to expire in September 2024. Of the other four patents, two contain method of use claims that pertain to cardiovascular PDT with one of these set to expire in November 2021 and the other set to expire in May 2021. The two remaining patents are composition of matter patients for next generation photosensitizer drugs that we believe may be useful in a range of diseases. The first of these is set to expire in March 2020 and the second is set to expire in November 2021. The proprietary regulatory data we own includes two INDs for use of REM-001 in oncology and ophthalmology, and one NDA for use of REM-001 to treat an aspect of AMD. We do not hold any patents covering the DD series laser light source or the ML2-0400 light delivery device.

Adgero Assigned Patents

Our success will depend on our ability to obtain and maintain patent and other proprietary rights in commercially important technology, inventions and know-how related to our business, the validity and enforceability of our patents, the continued confidentiality of our trade secrets as well as our ability to operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also plan to rely on continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.

There is no guarantee that patents will be granted with respect to any patent applications we may submit, own or license in the future, nor can we be sure that any of our existing patents or any patents we may own or license in the future will be useful in protecting our technology.

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, significant aspects of our proprietary technology platform are based on unpatented trade secrets and know-how. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our current and future employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We will also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our future contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We also plan to seek trademark protection in the United States and outside of the United States where available and when appropriate. We intend to use these registered marks in connection with our pharmaceutical research and development as well as our product candidates.

Regulatory Matters

Government Regulation

Any product development activities related to REM-001 Therapy or products that we may develop or acquire in the future will be subject to extensive regulation by various government authorities, including the FDA and other federal, state and local statutes and regulations and comparable regulatory authorities in other countries, which regulate the design, research, clinical and non-clinical development, testing, manufacturing, storage, distribution, import, export, labeling, advertising and marketing of pharmaceutical products and devices. Generally, before a new drug can be sold, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority. The data is often generated in two distinct development states: pre-clinical and clinical. REM-001 Therapy or other products that we may develop or acquire in the future must be approved by the FDA through the IND process before they may be legally marketed in the United States. For new chemical entities, the pre-clinical development stage generally involves synthesizing the active component, developing the formulation and determining the manufacturing process, as well as carrying out non-human toxicology, pharmacology and drug metabolism studies which support subsequent clinical testing.

The clinical stages of development can generally be divided into three sequential phases that may overlap, Phase 1, Phase 2 and Phase 3 clinical trials. In Phase 1, generally, small numbers of healthy volunteers are initially exposed to single escalating doses and then multiple escalating doses of the product candidate. The primary purpose of these studies is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the drug. Phase 2A trials typically involve studies in disease-affected patients to determine the dose required to produce the desired benefits, while Phase 2B trials are designed to determine efficacy. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected. In most cases a drug therapy only gains marketing approval after successful completion of a Phase 3 study. In such a study the therapy is given to a large group of people to confirm its effectiveness, monitor side effects and collect information that the therapy is safe.

Post-approval studies may be conducted after initial marketing approval. Sometimes, these studies are used to gain additional experience from the treatment of patients in the intended therapeutic condition, and are then often referred to as Phase 4 clinical trials. In certain instances, the FDA may mandate the performance of Phase 4 studies. In other situations, post-approval studies aim to gain additional indications for a medication, often indicated as Phase 3B studies.

Development of Drugs in the United States

In the United States, the process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Prior to the start of human clinical studies for a new drug in the United States, pre-clinical laboratory and animal tests are often performed under the FDA’s Good Laboratory Practices regulations. The sponsor must submit the result of the pre-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature and a proposed clinical protocol to the FDA as part of an IND application, which is a request for authorization from the FDA to administer an investigational drug or biological product to humans. Similar filings are required in other countries. The amount of data that must be supplied in the IND depends on the phase of the study. Phase 1 studies typically require less data than larger Phase 2 and 3 studies. A clinical plan must be submitted to the FDA prior to commencement of a clinical trial. If the FDA has concerns about the clinical plan or the safety of the proposed studies, they may suspend or terminate the study at any time. Studies must be conducted in accordance with Good Clinical Practices and regulator reporting of study progress and any adverse experiences is required. Studies are also subject to review by independent institutional review boards responsible for overseeing studies at particular sites andprotecting human research study subjects. An independent institutional review board may also suspend or terminate a study once initiated. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that once begun, issues will not arise that could cause the trial to be suspended or terminated.

Review and Approval in the United States

Following pivotal or Phase 3 trial completion, data is analyzed to determine safety and efficacy. Data is then filed with the FDA in a NDA, along with proposed labeling for the product and information about the manufacturing and testing processes and facilities that will be used to ensure product quality. In the United States, FDA approval of a NDA must be obtained before marketing a pharmaceutical product. The NDA must contain proof of safety, purity, potency and efficacy, which entails extensive pre-clinical and clinical testing.

The FDA will likely re-analyze the clinical trial data, which could result in extensive discussions between the FDA and us during the review process. The review and evaluation of applications by the FDA is extensive and time consuming and may take several years to complete. The FDA may conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with current good manufacturing practice requirements and may also audit data from clinical and pre-clinical trials.

There is no assurance that the FDA will act favorably or quickly in making such reviews and significant difficulties or costs may be encountered in our efforts to obtain FDA approval. The FDA may require that certain contraindications, warnings or precautions be included in the product labeling, or may condition the approval of the NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing or clinical trials and surveillance programs to monitor the safety of approved products that have been commercialized. Further, the FDA may place conditions on approvals including the requirement for a risk evaluation and mitigation strategy (“REMS”) to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries andother risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approval may be withdrawn for non-compliance with regulatory standards or if problems occur, following the initial marketing of the product.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States or for which there is no reasonable expectation that the cost of developing and making a drug available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of the drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan drug exclusivity. In addition to the period of exclusivity, orphan designation makes a company eligible for tax credits for clinical research expenses and potential exemption from the normal prescription drug user fee (“PDUFA”) required with an NDA submission. There can be no assurance that we will receive orphan drug designation for REM-001in the indication of CMBC or any other indication.

New Chemical Entity Exclusivity

The FDA grants five years of exclusivity to the first applicant to obtain approval of an NDA for a NCE. A drug is an NCE if the FDA has not previously approved any other new drug containing the same active ingredient. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or a 505(b)(2) NDA submitted by another company for a drug based on the same active ingredient, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own orhave a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. As in these cases, the FDA can only accept and begin to review new applications after the exclusivity period has expired, so the data exclusivity can effectively expand the protection period by another one and a half years to a total of six and a half years, before competitors with the same active ingredient can reach the market. We believe REM-001 is a novel mixture different from any other FDA approved active drug ingredient, and, therefore, should be regarded as an NCE, although there can be no guarantee that the FDA will take the same position. Analogous data and market exclusivity provisions, of varying duration, may be available in Europe and other countries.

FDA Programs

The FDA expedited programs and designations for serious conditions, like Fast Track, Breakthrough Therapy, Accelerated Approval and Priority Review, are intended to make certain drugs available as rapidly as possible. We must request Fast Track designation from the FDA, which would provide access to a process to facilitate the development and expedite the review of a drug intended to treat serious conditions and fill an unmet need. The request can be initiated at any time during the drug development process. The FDA will review the request and make a decision within 60 days based on whether the drug fulfills an unmet medical need in a serious condition. A drug that receives Fast Track designation is eligible for some or all of the following: (i) more frequent meetings with FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval; (ii) more frequent written correspondence from FDA about things such as the design of the proposed clinical trial and the use of biomarkers; and (iii) eligibility for Accelerated Approval and Priority Review, if relevant criteria are met. Under the Breakthrough Therapy authority, a drug may be eligible for designation as a Breakthrough Therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. If a drug is designated a Breakthrough Therapy, the FDA will expedite the development and review of the drug. Under its Accelerated Approval authority, the FDA may approve a product for a serious disease or condition that fills an unmet need, including a Fast Track product, if it is found to have an effect on a surrogate endpoint – a marker that is thought to predict a clinical benefit. The FDA may also approve a product under Accelerated Approval authority if it is found to have an effect on an intermediate endpoint – a measure of therapeutic effect that is considered reasonably likely to predict a clinical benefit. The endpoint evidence to support Accelerated Approval may be epidemiological, pathophysiological, therapeutic, and pharmacologic or based on the use of biomarkers. Accelerated Approval can be withdrawn or the labeled indication of the drug changed if trials fail to verify clinical benefit or do not demonstrate sufficient clinical benefit to justify the risk associated with the drug. Every drug application submitted to the FDA is subject to consideration for Priority Review designation, even if the applicant does not request it. The FDA informs the applicant of a Priority Review designation within 60 days of the receipt of the original NDA. Designation of a drug as “Priority” does not alter the scientific/medical standard for approval or the quality of evidence necessary for approval. Priority Review does shorten the planned time period for review of an NDA (from six months compared with the ten month standard review) by the FDA. A SPA request can be requested after a pre-Phase 3 meeting with the FDA. It allows the FDA and sponsor to agree on the study design for a Phase 3 trial whose efficacy results will be the basis of an NDA. There is no guarantee that we will receive Fast Track designation, Accelerated Approval designation, Special Protocol Assessment or Priority Review designation for REM-001 Therapy or any of our product candidates.

Special Protocol Assessment

The Federal Food, Drug and Cosmetic Act directs the FDA to meet with sponsors, pursuant to a sponsor’s written request, for the purpose of reaching agreement on the design and size of clinical trials intended to form the primary basis of an efficacy claim in an NDA. If an agreement is reached, the FDA will reduce the agreement to writing and make it part of the administrative record. This agreement is called a special protocol assessment or SPA. While the FDA’s guidance on SPAs states that documented SPAs should be considered binding on the review division, the FDA has latitude to change its assessment if certain exceptions apply. Exceptions include public health concerns emerging that were unrecognized at the time of the protocol assessment, identification of a substantial scientific issue essential to the safety or efficacy testing that later comes to light, a sponsor’s failure to follow the protocol agreed upon, or the FDA’s reliance on data, assumptions or information that are determined to be wrong.

Drug Development in Europe

In the European Union, our future products may also be subject to extensive regulatory requirements. Similar to the United States, the marketing of medicinal products has been subject to the granting of marketing authorizations by regulatory agencies. Particular emphasis is also being placed on more sophisticated and faster procedures for reporting of adverse events to the competent authorities.

As in the United States, the various phases of pre-clinical and clinical research in the European Union are subject to significant regulatory controls. Although the regulatory controls on clinical research are currently undergoing a harmonization process following the adoption of the Clinical Trials Directive 2001/20/EC, there are currently significant variations in the member state regimes. All member states, however, currently require independent institutional review board approval of interventional clinical trials. Generally, all clinical trials require either prior governmental notification or approval. Most regulators also require the submission of adverse event reports during a study and a copy of the final study report.

Review and Approval in the European Union

In the European Union, approval of new medicinal products can be obtained through one of three processes: the mutual recognition procedure, the centralized procedure and the decentralized procedure. We intend to determine which process we will follow, if any, in the future.

Mutual Recognition Procedure: An applicant submits an application in one European Union member state, known as the reference member state. Once the reference member state has granted the marketing authorization, the applicant may choose to submit applications in other concerned member states, requesting them to mutually recognize the marketing authorizations already granted. Under this mutual recognition process, authorities in other concerned member states have 55 days to raise objections, which must then be resolved by discussion among the concerned member states, the reference member state and the applicant within 90 days of the commencement of the mutual recognition procedure. If any disagreement remains, all considerations by authorities in the concerned member states are suspended and the disagreement is resolved through an arbitration process. The mutual recognition procedure results in separate national marketing authorizations in the reference member state.

Centralized Procedure: This procedure is currently mandatory for, among other things, products developed by means of a biotechnological process, products that target cancer and orphan medicines, and optional for new active substances and other “innovative medicinal products with novel characteristics.” Under this procedure, an application is submitted to the European Agency for the Evaluation of Medical Products. Two European Union member states are appointed to conduct an initial evaluation of each application. These countries each prepare an assessment report that is then used as the basis of a scientific opinion of the Committee on Proprietary Medical Products. If this opinion is favorable, it is sent to the European Commission, which drafts a decision. After consulting with the member states, the European Commission adopts a decision and grants a marketing authorization, which is valid throughout the European Union and confers the same rights and obligations in each of the member states as a marketing authorization granted by that member state.

Decentralized Procedure: The most recently introduced of the three processes for obtaining approval of new medicinal processes in the European Union, the decentralized procedure is similar to the Mutual Recognition procedure described above, but with differences in the timing that key documents are provided to concerned member states by the reference member state, the overall timing of the procedure and the possibility of, among other things, “clock stops” during the procedure.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA and other federal and state regulatory authorities, including, among other things, monitoring and recordkeeping activities, reporting to applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations not described in the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process.

Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotion materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act, a part of the U.S. Federal Food, Drug and Cosmetic Act. Once a product is approved, its manufacture is subject to comprehensive and continuing regulations by the FDA. The FDA regulations require the products be manufactured in specific approved facilities and in accordance with current Good Manufacturing Practices (“cGMP”), and NDA holders must list their products and register their manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. NDA holders using contract manufacturers’ laboratories or packagers are responsible for the selection and monitoring of qualified firms. These firms are subject to inspections by the FDA at any time, and the discovery of violative conditions could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services (?CMS?), other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. Sales, marketing and scientific/educational programs must also comply with federal and state fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair completion laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

Third-Party Payer Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of REM-001 Therapy should it ultimately obtain regulatory approval. In both the United States and foreign markets, our ability to commercialize REM-001 Therapy successfully, and to attract commercialization partners for REM-001 Therapy, depends in significant part on the availability of adequate financial coverage and reimbursement from third-party payers, including, in the United States, governmental payers such as the Medicare and Medicaid programs, managed care organizations, and private health insurers. Medicare is a federally funded program managed by the CMS, through local fiscal intermediaries and carriers that administer coverage and reimbursement for certain healthcare items and services furnished to the elderly and disabled. Medicaid is an insurance program for certain categories of patients whose income and assets fall below state defined levels and who are otherwise uninsured that is both federally and state funded and managed by each state. The federal government sets general guidelines for Medicaid and each state creates specific regulations that govern its individual program. Each payer has its own process and standards for determining whether it will cover and reimburse a procedure or particular product. Private payers often rely on the lead of the governmental payers in rendering coverage and reimbursement determinations. Therefore, achieving favorable CMS coverage and reimbursement is usually a significant gating issue for successful introduction of a new product. The competitive position of REM-001 Therapy will depend in part, upon the extent of coverage and adequate reimbursement for such product and for the procedures in which such product is used. Prices at which we or our customers seek reimbursement for REM-001 Therapy can be subject to challenge, reduction or denial by the government and other payers.

The United States Congress and state legislatures may, from time to time, propose and adopt initiatives aimed at cost containment, which could impact our ability to sell REM-001 Therapy profitably. For example, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “Health Care Reform Law”), a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the Health Care Reform Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states once the provision is effective. Further, the law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners. Although it is too early to determine the full effect of the Health Care Reform Law, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Moreover, in the coming years, additional changes could be made to governmental healthcare programs that could significantly impact the success of REM-001 Therapy.

The cost of pharmaceuticals continues to generate substantial governmental and third-party payer interest. We expect that the pharmaceutical industry will experience pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative proposals. Our results of operations could be adversely affected by current and future healthcare reforms.

Some third-party payers also require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers that use such therapies. While we cannot predict whether any proposed cost-containment measures will be adopted or otherwise implemented in the future, the announcement or adoption of these proposals could have a material adverse effect on our ability to obtain adequate prices REM-001 Therapy and operate profitably.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Other Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the CMS, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. These regulations include:

●
the federal healthcare program anti-kickback law which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

●
federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other government reimbursement programs that are false or fraudulent. The government may assert that a claim including items or services resulting from a violation of the federal healthcare program anti-kickback law or related to off-label promotion constitutes a false or fraudulent claim for purposes of the federal false claims laws;

●
the federal Health Insurance Portability and Accountability Act of 1996 (“HIPPA”) which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

●
the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics, and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●
the Federal Physician Payments Sunshine Act within the Patient Protection and Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members; and

●
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Employees

We currently have five full-time employees and one part-time employee, and plan to hire additional personnel over the next year, as needed, to perform administration, finance, clinical, regulatory and business development functions. We believe our relations with our employees are good. We anticipate that the number of employees may grow as we continue to develop our current product or if we develop new product candidates in the future. In addition, we utilize and will continue to utilize consultants, clinical research organizations and third parties to perform our pre-clinical studies, clinical studies, manufacturing and regulatory functions.

Facilities

Due to the stage of development of our REM-001 Therapy, we do not currently have need for laboratory space. Our principal offices are 4365 US 1 South, Suite 211, Princeton, NJ 08540. We have signed a three year lease, commencing December 2016, and entered into an amendment to expand the leased office space effective April 1, 2017. Basic rent in connection with the amended lease is $6,026 per month.We believe our facilities are suitable and adequate for our foreseeable needs.

Legal Matters

We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT AND BOARD OF DIRECTORS

The following sets forth certain information with respect to our executive officers and directors.

Name	Age	Position(s)
Frank Pilkiewicz, PhD	70	President, Chief Executive Officer, Director, Chairman of the Board
Steven Rychnovsky, PhD	58	Vice President of Operations and Product Development
Jane Maida	62	Chief Financial Officer and Vice President of Finance
Allen Bloom, PhD, JD	73	Director
Roman Perez-Soler, MD	63	Director
David P. Hochman	41	Director
Tim McInerney	56	Director
________________________

Management

Frank Pilkiewicz, PhD, President, Chief Executive Officer, Director, Chairman of the Board

Dr. Pilkiewicz has served as our President and Chief Executive Officer since the 2016 merger transaction (the ?Merger?). Dr. Pilkiewicz formed Adgero Biopharmaceuticals, Inc. (?Adgero?), our operating subsidiary since the Merger, in 2007 for the purposes of acquiring biotech and pharmaceutical technologies with high commercial potential and has served as its President and Chief Executive Officer and Chairman since its founding. From 2010 to 2014, Dr. Pilkiewicz was the Principal at Pilkiewicz Consulting and Development where he provided business and technical consulting services, primarily to the pharmaceutical and biotechnology industry and venture and early stage investment groups focused on those areas. Dr. Pilkiewicz was the President and Chief Executive Officer of CellXplore, Inc. from 2008 to 2010, a biotechnology company focused on the treatment and diagnosis of breast cancer. Prior to joining CellXplore, Inc., from 2000 to 2006 Dr. Pilkiewicz was the President and Chief Executive Officer of Transave, Inc., a pharmaceutical company that he founded following his invention of Transave, Inc.?s inhalation drug delivery technology for treating serious pulmonary diseases. Transave, Inc. was acquired by Insmed in 2010 and its lead product, Arykace, developed by the inhalation drug delivery technology invented by Dr. Pilkiewicz, is currently awaiting approval. Previously, from 1986 to 1992 Dr. Pilkiewicz served as Vice President of Research & Development at The Liposome Company, Inc. where his team developed a number of commercial liposomal products including its lead products; Myocet® for metastatic breast cancer and Abelcet® for serious fungal infections. In 2000, with these lead products in late stage development, the Liposome Company was acquired by Elan. Dr. Pilkiewicz served as a member of the board of directors of CellXplore, Inc. from 2008 to 2010, Charis Pharmaceutical, Inc. from 2007 to 2010, Transave, Inc. from 1999 to 2006, and OncoTherapeutics, Inc. from 1992 to 1995. He is currently serving on the Life Sciences Advisory Board for the New Jersey Economic Development Authority. Dr. Pilkiewicz earned a B.S. in chemistry from Saint Peter’s University, an M.S. in organic chemistry from Rutgers University, and has a PhD in organic chemistry from Rutgers University. He was a Postdoctoral Research Fellow at Columbia University in organic chemistry. Dr. Pilkiewicz was selected as a director because of his business and leadership experience in the biopharmaceutical sector, as well as a result of having served as a director since our inception; his broad scientific background is also seen as an asset to us.

Steven Rychnovsky, PhD, Vice President of Operations and Product Development

Dr. Rychnovsky has served as our Vice President of Operations and Product Development since the Merger, and has held identical positions with Adgero since 2012. Dr. Rychnovsky is experienced in all aspects of the photodynamic therapy (“PDT”) developed by Miravant Medical Technologies, and its wholly-owned subsidiaries, a former public pharmaceutical and research development company (collectively, “Miravant”), and, since 2012, Dr. Rychnovsky has worked with Dr. Pilkiewicz to develop Adgero’s business strategy and plans for commercialization of the REM-001 Therapy product, consisting of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”). From 2008 to 2012 Dr. Rychnovsky served as a consultant to St. Cloud Investments where his role was maintaining the Miravant assets and identifying a party to license or purchase those assets and pursue commercial development. In 2012, Dr. Rychnovsky was a co-founder of Endocole, LLC, a medical device company. He worked with Endocole from 2012 to 2015, where he focused on raising initial grant financing and worked in the development and preclinical testing of its proof-of-concept device and was a co-inventor of Endocole, LLC’s key intellectual property. EndoCole has completed its initial preclinical studies and is currently raising private funding to initiate a clinical study. From 2008 to 2012, Dr. Rychnovsky was a Senior Research Physicist at Sotera Defense Solutions, Inc., a Naval Research Laboratory optical nanotechnology group focused on applied research in optical materials and devices. From 2003 to 2008, Dr. Rychnovsky served as the Cardiovascular Program Manager at Miravant, where he invented key elements of Miravant’s cardiovascular technology. Dr. Rychnovsky also served as the Director of Systems and Engineering at Miravant where he managed the team responsible for development of Miravant’s PDT light delivery technology. During his time at Miravant, Dr. Rychnovsky was involved in new product development for its cancer, ophthalmology and cardiovascular programs, including clinical development of REM-001 and related PDT technology. Dr. Rychnovsky earned a B.S. in electrical engineering from Iowa State University, an M.S. in electrical engineering from the University of Minnesota, and has a PhD in photonics from the University of Iowa.

Jane M. Maida, Chief Financial Officer and Vice President of Finance

Ms. Maida has served as our Chief Financial Officer since February 2017. Ms. Maida has over 20 years of senior financial experience with emerging biotechnology companies. From March 2011 to February 2017, Ms. Maida was the Chief Financial Officer at Signum Biosciences, Inc. From September 2004 through August 2008, Ms. Maida served at Abeille Pharmaceuticals, Inc., as Vice President and Chief Financial Officer. From February 2002 to August 2004 she worked as a consultant providing confidential financial services, assisting private companies with funding opportunities, financial and corporate structures, and managerial issues, as well as serving as acting Chief Financial Officer. From May 2000 to February 2002, Ms. Maida served at Physiome Sciences, Inc. (which merged into Predix Pharmaceuticals, Inc. in 2003), as Vice President, Chief Financial Officer, and Treasurer. From March 1997 to May 2000, Ms. Maida served at Cytogen Corporation (which merged into EUSA in 2008), as Vice President of Finance and Administration, and Chief Accounting Officer. Ms. Maida holds CPA certificates from New York and New Jersey. Ms. Maida earned a B.S. in Education from University of Pennsylvania and a Master of Science in Accountancy from State University of New York at Albany.

Significant Employees

Laura Edgerly-Pflug, Vice President, Manufacturing Operations and Quality Control

Ms. Edgerly-Pflug has served as our Vice President of Manufacturing Operations and Quality Control since October 2016. From October 2013 to October 2016, Ms. Edgerly-Pflug was the Owner at Pflug BioPharm Solutions where she provided strategic direction and implementation to clients in the areas of manufacturing, quality assurance, new technologies, new products and life cycle initiatives. From 2012 through 2013, Ms. Edgerly-Pflug served at Insmed Incorporated, formerly Transave Inc., as Vice President of Technical Operations and Chemistry, Manufacturing and Controls where she was responsible for product development and manufacturing of sterile liposomal products from preclinical development through commercialization. From 2006 through 2012 she served at Insmed as Executive Director of Technical Operations and Chemistry, Manufacturing and Controls. Ms. Edgerly-Pflug earned a B.S. in Chemistry from Kean College of New Jersey.

Directors

Frank Pilkiewicz, PhD, President, Chief Executive Officer, Director, Chairman

See description under Management.

Allen Bloom, PhD, JD, Director

Dr. Bloom became one of our directors in April 2016, in connection with the Merger. Since 2004, Dr. Bloom has been an independent business consultant in the life sciences sector specializing in business development, strategic partnering and licensing and evaluation of early stage investment opportunities. He has over forty years of experience in the biotechnology and pharmaceutical sector specializing primarily in business development and intellectual property. He has served as a consultant to Adgero since its inception. From 1994 until 2003, Dr. Bloom was a partner at the law firm of Dechert LLP, where he served as Co-Chair of the Intellectual Property Group and headed the patent practice group focusing on biotechnology, pharmaceuticals and medical devices. From 1985 until 1994, Dr. Bloom was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a pharmaceutical company that developed and commercialized liposomal and other lipid-based drug delivery systems. As General Counsel, his responsibilities included managing corporate and securities matters, patent, regulatory and licensing activities. Prior to his position at The Liposome Company, Inc., Dr. Bloom served as Patent Attorney and Patent Counsel for Pfizer, Inc. and RCA Corporation, respectively. Dr. Bloom has served as a director of Redpoint Bio Corporation, Unigene Laboratories, Inc. and Cytogen Corporation. Dr. Bloom served as Lead Director and Chair of the Audit Committee at Unigene Laboratories, Inc. and also served as a member of the Audit Committee at Redpoint Bio Corporation. Dr. Bloom earned a B.S. in chemistry from Brooklyn College, a JD degree from New York Law School and a PhD in organic chemistry from Iowa State University. Dr. Bloom was selected as a director because of his background in the biotechnology and pharmaceutical sector, and his legal background is seen as an asset to us.

Roman Perez-Soler, MD, Director

Dr. Perez-Soler became one of our directors in April 2016, in connection with the Merger. Since July 2001, Dr. Perez-Soler has been the Gutman Professor of Oncology and Chairman of the Department of Oncology at Montefiore Medical Center, and Professor of Medicine and Molecular Pharmacology and Chief of the Division of Medical Oncology at the Albert Einstein College of Medicine. He is currently Deputy Director of the Albert Einstein Cancer Center. Dr. Perez-Soler is currently a member of the Board of Scientific Advisors of the National Cancer Institute. Dr. Perez-Soler is an inventor in 17 patents, and is well known in cancer research with over 200 scientific publications and several book chapters including in the fields of drug delivery, target therapies for solid tumors and his work in the field of anti-epidermal growth factor receptor therapies has received myriad of citations. He has been the co-founder of two pharmaceutical companies, Argus Pharmaceuticals, Inc. and Transave, Inc. and has served as a consultant to a large number of pharmaceutical companies. He served as a director for Transave, Inc. from 2000 to 2006. Dr. Perez-Soler earned his MD from Universidad Autonoma in Barcelona, where he also completed a residency in internal medicine. He completed his fellowship in Medical Oncology at the University of Texas, MD Anderson Hospital Cancer Center and is a past Fulbright Scholar. Dr. Roman Perez-Soler was selected as a director because of his experience in oncology and business experience in other biopharmaceutical companies.

David P. Hochman, Director

Mr. Hochman has been one of our directors since November 2015. Since June 2006, Mr. Hochman has been Managing Partner of Orchestra Medical Ventures, LLC, an investment firm that employs a strategy to create, build and invest in medical technology companies intended to generate substantial clinical value and superior investor returns. He is also President of Accelerated Technologies, Inc., a medical device accelerator company managed by Orchestra. Mr. Hochman is the Vice Chairman and a Director of Naked Brand Group Inc. He has over seventeen years of venture capital and investment banking experience. Mr. Hochman is the Chairman of Vital Access Corp. and serves as a director of MOTUS GI Medical Technologies Ltd., Caliber Therapeutics, BackBeat Medical (where he is also President), FreeHold Surgical, Maternity Neighborhood, and Prescient Medical, Inc., an interventional cardiovascular device company Mr. Hochman co-founded in 2004. Prior to joining Orchestra, Mr. Hochman was Chief Executive Officer of Spencer Trask Edison Partners, LLC, an investment partnership focused on early stage healthcare companies. He was also Managing Director of Spencer Trask Ventures, Inc. during which time he led financing transactions for over twenty early-stage companies. Mr. Hochman was a board advisor of Health Dialog Services Corporation, a leader in collaborative healthcare management that was acquired in 2008 by the British United Provident Association for $750 million. From 2005 to 2007, he was a co-founder and director of PROLOR Biotech, Inc., a biopharmaceutical company developing longer-lasting versions of approved therapeutic proteins, which was purchased by Opko Health (NYSE: OPK) in 2013 for over $600 million. Mr. Hochman also currently serves as a board member of Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP), a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, life-threating inflammatory-fibrotic diseases with clear unmet medical needs, and two non-profit organizations: the Citizens Committee for New York City and the Mollie Parnis Livingston Foundation. He has a B.A. degree with honors from the University of Michigan. Mr. Hochman was selected as a director due to his leadership experience at other public companies, including pharmaceutical companies, his financial experience and his expertise in governance matters.

Tim McInerney, Director

Mr. McInerney became one of our directors in April 2016, in connection with the Merger. Since 2007, Mr. McInerney has been a principal at Two River Group, a merchant bank involved in founding, financing or managing companies that are focused on developing preventative and therapeutic technologies for a broad spectrum of disease areas including oncology, cardiovascular disease and neurological disorders, and a Partner of Riverbank Capital Securities, Inc., a Financial Industry Regulatory Authority (“FINRA”)/Securities Investor Protection Corporation (“SIPC”) member broker dealer that provides capital raising and advisory services to companies primarily in the life science industry, including Two River portfolio companies. From 1992 to March 2007, Mr. McInerney was a Managing Director of Paramount BioCapital, Inc. where he oversaw the overall distribution of Paramount's private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalmann & Co., Inc. Prior to that, Mr. McInerney held equity sales positions at Bear Stearns & Co. and Shearson Lehman Brothers, Inc. and worked in sales and marketing for Bristol-Myers Squibb Co. (NYSE:BMY). Mr. McInerney currently serves on the boards of Emisphere Technologies, Inc. (OTCBB:EMIS), a specialty pharmaceutical company partnered with global pharmaceutical companies for the development of new orally delivered therapeutics, and Edgemont Pharmaceuticals, LLC, a specialty pharmaceutical company focused on developing, acquiring, and commercializing improved versions of widely-prescribed products that provide meaningful clinical benefits over the current standard of care in treating psychiatric disorders. From 2008 to 2015, Mr. McInerney served as Chairman of the Board of Insite Vision, Inc. and from 2005 to 2015, he served as a director of Ziopharm Oncology Inc. (NASDAQ: ZIOP). Mr. McInerney received his B.S. in pharmacy from St. John's University. He also completed a post-graduate residency at the New York University Medical Center in drug information systems. Mr. McInerney was selected as a director due to his leadership experience at other public companies, and his financial and accounting experience and his expertise in governance matters.

Committees of the Board

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which will be available on our website.

Audit Committee. Our Audit Committee consists of Mr. McInerney, Dr. Bloom, and Dr. Perez-Soler, with Mr. McInerney serving as the Chairman of the Audit Committee. Our board of directors has determined that the three directors currently serving on our Audit Committee are independent within the meaning of the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that Mr. McInerney qualifies as an audit committee financial expert within the meaning of SEC regulations and The NASDAQ Marketplace Rules.

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the Board any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties.

Compensation Committee. Our Compensation Committee consists of Mr. McInerney, Dr. Bloom, and Dr. Perez-Soler, with Dr. Perez-Soler serving as the Chairman of the Compensation Committee. Our board of directors has determined that the three directors currently servicing on our Compensation Committee are independent under the listing standards, are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee provides advice and makes recommendations to the Board in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our President, Chief Executive Officer, and other officers and makes recommendations in that regard to the Board as a whole.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. McInerney, Dr. Bloom, and Dr. Perez-Soler, with Mr. Bloom serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the Board by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the NASDAQ listing standards.

Director Independence

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Mr. McInerney, Dr. Bloom, and Dr. Perez-Soler do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Rules of the NASDAQ Stock Market and the SEC.

Scientific Advisory Board

We believe in seeking and attracting scientific and clinical leaders in the field of oncology to provide counsel and support our growth. We intend for our scientific advisory board to include the following individuals, and we expect to add additional members in the future.

Ron R. Allison, MD

Dr. Allison is a board certified Radiation Oncologist with expertise in PDT. Dr. Allison retired as Professor and the Chair of Radiation Oncology at the Brody School of Medicine at the University of North Carolina and the Director of the Leo W. Jenkins Cancer Center.  Dr. Allison has authored over 100 oncology publications and has delivered over 200 presentations at oncology meetings and forums worldwide. Dr. Allison's area of expertise is PDT, and has been a principle investigator for multiple PDT clinical  trials, treated numerous patients with PDT and served as a reviewer and editor of grants and articles in this domain. Dr. Allison has entered into a Scientific Advisory Board agreement with us as of June 23, 2016, for an initial term of one year. The agreement provides for automatic term extensions for consecutive periods of one year each, unless a notice of non-renewal is given by either Dr. Allison or us at least 30 days prior to any renewal date.

Thomas S. Mang, PhD

Dr. Mang is an Associate Professor and Director of Research for the Oral and Maxillofacial Surgery Department at the University at Buffalo, School of Dental Medicine. He also is the Director of the Great Lakes Biomedical Laser Center at the UB School of Dental Medicine. Dr. Mang previously served as Director of the PDT Clinic at Roswell Park Cancer Institute, in Buffalo NY. Dr. Mang is an expert in PDT with over 30 years of experience, and has experience in the corporate aspects of PDT having previously held the position of Clinical Manager for PDT at Axcan Pharma Inc. He was also engaged in prior clinical work with our lead product candidate, the REM-001 Therapy. Dr. Mang has entered into a Scientific Advisory Board agreement with us as of August 12, 2016, for an initial term of one year. The agreement provides for automatic term extensions for consecutive periods of one year each, unless a notice of non-renewal is given by either Dr. Mang or us at least 30 days prior to any renewal date.

Roman Perez-Soler, MD

See description under Management.

Stephen B. Solomon, MD

Dr. Solomon is Chief of Interventional Radiology in the Department of Radiology at Memorial Sloan Kettering and is the Co-Director of Memorial Sloan Kettering’s Center for Image-Guided Intervention. As an interventional radiologist, Dr. Solomon specializes in minimally invasive treatments carried out using image guidance, including x-ray, CT, ultrasound, and MRI and has expertise in robotics and other image-guided therapies. During his career, he has authored over 200 articles in peer-reviewed scientific journals and has been the principal investigator on multiple clinical trials in cancer. Dr. Solomon has entered into a Scientific Advisory Board agreement with us as of February 3, 2017, for an initial term of one year. The agreement provides for automatic term extensions for consecutive periods of one year each, unless a notice of non-renewal is given by either Dr. Solomon or us at least 30 days prior to any renewal date.

Leonard A. Farber, MD

Dr. Farber is a board certified physician in Radiation Oncology and an Assistant Professor in the Department of Radiation Oncology at Weill- Cornell Hospital. Dr. Farber previously served as the Chairman of Radiation Oncology at Staten Island University Hospital. Dr. Farber specializes in adult radiation oncology, with particular focus on breast and gastrointestinal malignancies, lymphomas, lung cancers, and head and neck cancer and has expertise in high dose rate brachytherapy for various types of cancers, including breast, skin, and gynecologic malignancies, and intracranial and body stereotactic radiation therapy. Dr. Farber has entered into a Scientific Advisory Board agreement with us as of June 15, 2016, for an initial term of one year. The agreement provides for automatic term extensions for consecutive periods of one year each, unless a notice of non-renewal is given by either Dr. Farber or us at least 30 days prior to any renewal date.

 Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our employees, officers and directors. A current copy of the code will be posted on the Corporate Governance section of our website, which will be located at www.adgerobiopharm.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in a current report on Form 8-K.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors and officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with the company.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

Summary Compensation Table

No named executive officers received compensation during the fiscal year ended December 31, 2015. The following table presents information regarding the total compensation awarded to, earned by, or paid to our chief executive officer and the most highly-compensated executive officer (other than the chief executive officer) who was serving as an executive officer as of December 31, 2016 for services rendered in all capacities to us for the year ended December 31, 2016. These individuals are our named executive officers for 2016.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	Total ($)
Frank Pilkiewicz, PhD	2016	254,479	261,750	776,446	1,292,675
Chief Executive Officer and Chief Financial Officer
Steven Rychnovsky, PhD	2016	181,563	74,700	388,223	644,486
Vice President of Operations and Product Development

(1)
Each of the named executive officers began receiving salary on April 8, 2016.
(2)
Amounts reflect the grant date fair value of option awards granted in 2016 in accordance with Accounting Standards Codification Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 2 and Note 4 to our Condensed Consolidated Financial Statements. These amounts do not correspond to the actual value that may be received by the named executive officers if the stock options are exercised.

Employment Agreements

In connection with the Merger, we entered into an employment agreement with Frank Pilkiewicz, PhD, which is effective for a period of three years, and a Non-Disclosure and Invention Assignment Agreement (“NDIAA”). Under the terms of Dr. Pilkiewicz’s employment agreement, he holds the position of Chief Executive Officer, President and Chairman of the Board and Treasurer and receives a base salary of $349,000 annually, subject to adjustments in the discretion of the Board of Directors; provided, however, that the base salary shall be increased upon the achievement of certain milestones, specifically, an increase of $50,000 upon a future closing of an additional underwritten round of financing of at least $20 million, exclusive of proceeds from exercise of investor warrants, that results in listing of the Company’s shares on a major exchange such as Nasdaq or the New York Stock Exchange if the shares are not already so listed, and an increase of $150,000 upon approval of a Company New Drug Application (“NDA”).  On March 3, 2017, our Board of Directors approved an adjustment to the base salary for Dr. Pilkiewicz to $400,000. In addition, Dr. Pilkiewicz is eligible to receive an annual bonus, which is targeted at up to 75% of his base salary but which may be adjusted by our Board of Directors based on his individual performance and our performance as a whole.  On July 29, 2016, Dr. Pilkiewicz received a grant of options covering 335,958 shares of common stock at an exercise price of $5.00 per share. These options vest in three (3) equal annual installments, beginning on the first anniversary of the date of grant, and continuing on the second and third anniversaries, provided that Dr. Pilkiewicz remains employed by the Company through each applicable vesting date.  In addition, pursuant to the terms of his employment agreement, Dr. Pilkiewicz is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, and the terms and conditions of such awards, if any, will be determined by our Board of Directors or Compensation Committee, in their discretion. If we terminate Dr. Pilkiewicz’s employment without cause or he terminates his employment for good reason, we are required to provide him severance including (i) continued payments of twelve (12) months of his annual base salary, paid in installments in accordance with the Company’s regular payroll practices, (ii) payment for his health care coverage costs at such rate as in effect as of the termination date for a period of twelve (12) months, and (iii) an additional twelve (12) months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to a twelve (12)-month period measured from his termination date (or earlier expiration of the options term).  Additionally, in the event that we terminate Dr. Pilkiewicz’s employment without cause or he terminates his employment for good reason within twenty-four (24) months following a change in control, Dr. Pilkiewicz will be entitled to (i) continued payments of eighteen (18) months of his annual base salary, paid in installments in accordance with the Company’s regular payroll practices, (ii) payment for his health care coverage costs at such rate as in effect as of the termination date for a period of twelve (12) months, and (iii) an additional eighteen (18) months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for a period of eighteen (18) months following termination (or earlier expiration of the options term). Notwithstanding the foregoing, Dr. Pilkiewicz’s post-severance salary continuation and healthcare coverage payments as described herein will cease at such time as Dr. Pilkiewicz becomes gainfully employed prior to the expiration of his receipt of such severance benefits. Dr. Pilkiewicz’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code (“Code”) Section 4999 in connection with any change in control of us or his subsequent termination of employment.  Dr. Pilkiewicz is also subject to non-compete and non-solicitation provisions, which will apply during the term of his employment and for a period of twelve months following termination of his employment. In addition, the NDIAA contains confidentiality provisions.  In February 2017, we entered into an amendment to the employment agreement with Dr. Pilkiewicz that provides for accelerated vesting of all unvested equity awards granted to Dr. Pilkiewicz pursuant to his employment agreement upon certain terminations of employment following a change in control.

In February 2017, we entered into an employment agreement with Jane M. Maida and a Non-Disclosure and Invention Assignment Agreement (“NDIAA”). Ms. Maida’s employment agreement is not for a specified term. Under the terms of Ms. Maida’s employment agreement, she holds the position of Chief Financial Officer and Vice President of Finance and receives a base salary of $275,000 annually, subject to adjustments in the discretion of our Board of Directors and/or Compensation Committee. In addition, Ms. Maida is eligible to receive an annual bonus, which is targeted at up to 35% of her base salary but which may be adjusted by our Board of Directors and/or Compensation Committee based on her individual performance and our performance as a whole. At the commencement of Ms. Maida's employment, Ms. Maida received a grant of options covering 100,000 shares of our common stock at an exercise price of $5.00 per share. These options will vest in three (3) equal annual installments, beginning on the first anniversary of the date of grant, and continuing on the second and third anniversaries, provided that Ms. Maida remains employed by us through each applicable vesting date. In addition, pursuant to the terms of her employment agreement, Ms. Maida is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, and the terms and conditions of such awards, if any, will be determined by our Board of Directors or Compensation Committee, in their discretion. Ms. Maida’s employment agreement provides for accelerated vesting of all unvested equity awards granted to Ms. Maida upon certain terminations of employment following a change in control. If we terminate Ms. Maida’s employment without cause or she terminates her employment for good reason, we are required to provide her severance, provided her termination date is at least six months after she began employment with us, including (i) continued payments of six (6) months of her annual base salary, paid in installments in accordance with our regular payroll practices, (ii) reimbursement of healthcare continuation payments under COBRA for a period of six (6) months, and (iii) an additional three (3) months of service vesting credit for each of her stock options outstanding at the time of her termination, and all of her vested options will remain exercisable for up to a six (6)-month period measured from her termination date (or earlier expiration of the options term). If we terminate Ms. Maida’s employment without cause or she terminates her employment for good reason within twenty-four (24) months following a change in control, provided her termination date is at least six months after she began employment with us, Ms. Maida shall receive full vesting of all unvested options upon her date of termination, and all of her vested options will remain exercisable for a period of six (6) months following her termination date (or earlier expiration of the options term). Notwithstanding the foregoing, Ms. Maida’s post-employment healthcare coverage payments as described herein will cease at such time as Ms. Maida becomes otherwise eligible to obtain alternative healthcare coverage from a new employer if such event occurs prior to the expiration of her receipt of such benefit. Ms. Maida’s severance benefits will be subject to reduction to the extent doing so would put her in a better after-tax position after taking into account any excise tax she may incur under Internal Revenue Code (“Code”) Section 4999 in connection with any change in control of us or her subsequent termination of employment. Ms. Maida is also subject to non-compete and non-solicitation provisions, which will apply during the term of her employment and for a period of twelve months following termination of her employment. In addition, the NDIAA contains confidentiality provisions.

In connection with the Merger, we entered into an employment agreement with Steven Rychnovsky, PhD, which is effective for a period of two years, and a NDIAA. Under the terms of Dr. Rychnovsky’s employment agreement, he holds the position of Vice President of Operations and Product Development and receives a base salary of $249,000 annually subject to adjustments in the discretion of the Board of Directors; provided, however, that the base salary shall be increased upon the achievement of certain milestones, specifically an increase of $25,000 upon a future closing of an additional underwritten round of financing of at least $20 million, exclusive of proceeds from exercise of investor warrants, that results in listing of the Company’s shares on a major exchange such as Nasdaq or the New York Stock Exchange if the shares are not already so listed, and an increase of $75,000 upon approval of an NDA. On March 3, 2017, our Board of Directors approved an adjustment to the base salary for Dr. Rychnovsky to $275,000. In addition, Dr. Rychnovsky is also eligible to receive an annual bonus, which is targeted at up to 30% of his base salary but which may be adjusted by our Board of Directors based on his individual performance and our performance as a whole. On July 29, 2016, Dr. Rychnovsky received a grant of options covering 167,979 shares of common stock at an exercise price of $5.00 per share. These options vest in three (3) equal annual installments, beginning on the first anniversary of the date of grant, and continuing on the second and third anniversaries, provided that Dr. Rychnovsky remains employed by the Company through each applicable vesting date. In addition, pursuant to the terms of his employment agreement, Dr. Rychnovsky is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, and the terms and conditions of such awards, if any, will be determined by our Board of Directors or Compensation Committee, in their discretion. If we terminate Dr. Rychnovsky’s employment without cause or he terminates his employment for good reason, we are required to provide him severance including (i) continued payments of six (6) months of his annual base salary, paid in installments in accordance with the Company’s regular payroll practices, (ii) reimbursement of his health care coverage costs under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of six (6) months, and (iii) an additional six (6) months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to six (6) months measured from his termination date (or earlier expiration of the options term). Additionally, in the event that we terminate Dr. Rychnovsky’s employment without cause or he terminates his employment for good reason within twenty-four (24) months following a change in control, Dr. Rychnovsky will be entitled to an additional nine (9) months of service vesting credit for each of his stock options outstanding at the time of the date his termination, and all of his vested options will remain exercisable for a period of nine (9) months following his termination (or earlier expiration of the term). Dr. Rychnovsky’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Code Section 4999 in connection with any change in control of us or his subsequent termination of employment. Notwithstanding the foregoing, Dr. Rychnovsky’s post-severance salary continuation and COBRA coverage as described herein will cease at such time as Dr. Rychnovsky becomes gainfully employed prior to the expiration of his receipt of such severance benefits. Dr. Rychnovsky is also subject to non-compete and non-solicitation provisions, which will apply during the term of his employment and for a period of twelve (12) months following termination of his employment. In addition, the NDIAA contains certain confidentiality provisions.  In February 2017, we entered into an amendment to the employment agreement with Dr. Rychnovsky that provides for accelerated vesting of all unvested equity awards granted to Dr. Rychnovsky pursuant to his employment agreement upon certain terminations of employment following a change in control.

In October 2016, we entered into an employment agreement with Laura Edgerly-Pflug and a Non-Disclosure and Invention Assignment Agreement (“NDIAA”). Ms. Edgerly-Pflug’s employment agreement is not for a specified term. Under the terms of Ms. Edgerly-Pflug’s employment agreement, she holds the position of Vice President of Manufacturing Operations and Quality Control and receives a base salary of $275,000 annually, subject to adjustments in the discretion of our Board of Directors and/or Compensation Committee. In addition, Ms. Edgerly-Pflug is eligible to receive an annual bonus, which is targeted at up to 35% of her base salary but which may be adjusted by our Board of Directors and/or Compensation Committee based on her individual performance and our performance as a whole. On October 21, 2016, Ms. Edgerly-Pflug received a grant of options covering 150,000 shares of common stock at an exercise price of $5.00 per share. These options vest in three (3) equal annual installments, beginning on the first anniversary of the date of grant, and continuing on the second and third anniversaries, provided that Ms. Edgerly-Pflug remains employed by us through each applicable vesting date. In addition, pursuant to the terms of her employment agreement, Ms. Edgerly-Pflug is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, and the terms and conditions of such awards, if any, will be determined by our Board of Directors or Compensation Committee, in their discretion. If we terminate Ms. Edgerly-Pflug’s employment without cause or she terminates her employment for good reason, we are required to provide her severance including (i) continued payments of three (3) months of her annual base salary, paid in installments in accordance with our regular payroll practices, (ii) reimbursement of healthcare continuation payments under COBRA for a period of three (3) months, and (iii) an additional three (3) months of service vesting credit for each of her stock options outstanding at the time of her termination, and all of her vested options will remain exercisable for up to a six (6)-month period measured from her termination date (or earlier expiration of the options term). If we terminate Ms. Edgerly-Pflug’s employment without cause or she terminates her employment for good reason within twenty-four (24) months following a change in control, Ms. Edgerly-Pflug shall receive an additional six (6) months of service vesting credit for each of her stock options outstanding at the time of her termination (instead of three (3) months), and all of her vested options will remain exercisable for a period of six (6) months following her termination date (or earlier expiration of the options term). Notwithstanding the foregoing, Ms. Edgerly-Pflug’s post-employment healthcare coverage payments as described herein will cease at such time as Ms. Edgerly-Pflug becomes otherwise eligible to obtain alternative healthcare coverage from a new employer if such event occurs prior to the expiration of her receipt of such benefit. Ms. Edgerly-Pflug’s severance benefits will be subject to reduction to the extent doing so would put her in a better after-tax position after taking into account any excise tax she may incur under Internal Revenue Code (“Code”) Section 4999 in connection with any change in control of us or her subsequent termination of employment. Ms. Edgerly-Pflug is also subject to non-compete and non-solicitation provisions, which will apply during the term of her employment and for a period of twelve months following termination of her employment. In addition, the NDIAA contains confidentiality provisions.  In February 2017, we entered into an amendment to the employment agreement with Ms. Pflug that provides for accelerated vesting of all unvested equity awards granted to Ms. Pflug pursuant to her employment agreement upon certain terminations of employment following a change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options held as of December 31, 2016.

	Number of securities underlying unexercised options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Frank Pilkiewicz, PhD	0	335,958	5.00	July 28, 2026

Steven Rychnovsky, PhD	0	167,979	5.00	July 28, 2026

(1)
Represents options to purchase shares of our common stock granted on July 29, 2016. The shares underlying the option vest in 3 equal annual installments beginning on the first anniversary of the date of grant.

Director Compensation

The following table sets forth information concerning the compensation paid to our non-employee directors during the fiscal year ended December 31, 2016.

Name	Fees earned or paid in cash ($) (1)	Option awards ($) (2)	Total ($)
Allen Bloom, PhD, JD (3)	21,923	89,871	111,794
Roman Perez--Soler, MD (4)	21,923	89,871	111,794
David P. Hochman (5)	18,269	89,871	108,140
Tim McInerney (6)	21,923	89,871	111,794

(1)
Represents fees earned for 2016 commencing on April 8, 2016 ..

(2)
Amounts reflect the aggregate grant date fair value of each stock option granted in 2016, in accordance with the Accounting Standards Codification Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 2 and Note 4 to our Condensed Consolidated Financial Statements. These amounts do not correspond to the actual value that may be received by the directors if the stock options are exercised.

(3)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2016 held by Dr. Bloom was 40,000.

(4)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2016 held by Dr. Perez-Soler was 40,000.

(5)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2016 held by Mr. Hochman was 40,000.

(6)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2016 held by Mr. McInerney was 40,000.

Non-Employee Director Compensation and Advisory Board Compensation

Our Board of Directors approved a director compensation policy for our non-employee directors. This policy provides for the following cash compensation:

●	each non-employee director is entitled to receive an annual fee from us of $25,000; and

●	each chair of a Board of Director committee will receive an annual fee from us of $5,000.

Each non-employee director on our board of directors receives an annual option grant to purchase shares of our common stock under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, which shall be fully vested on the one year anniversary of the grant date. For the fiscal year ending December 31, 2016, our non-employee directors received a grant of 40,000 options to purchase shares of our common stock.

All fees under the director compensation policy will be paid on a quarterly basis in arrears and no per meeting fees will be paid. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

Scientific Advisory Board Compensation

Our Board of Directors approved a Scientific Advisory Board (the “SAB”), compensation policy for appointed members of the SAB. Prior to receiving compensation, each member of the SAB will enter into an agreement with the Company providing for the following cash compensation:

●
each SAB member is entitled to receive reimbursement for all reasonable and necessary out-of-pocket expenses incurred by the SAB member, provided that such expenses are approved in advance by an officer of the Company;

●	each SAB member is entitled to receive a per diem fee from us of $2,500 to attend each formal face-to-face SAB meeting; and

●	each SAB member is entitled to receive an hourly fee from us of $350 for non-meeting services performed at our request.

With the exception of Dr. Perez-Soler, a member of our Board of Directors, each SAB member who enters into an engagement agreement will receive an initial option grant to purchase 25,000 shares of our common stock under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, which shall vest in 36 equal monthly installments, the first vesting date to occur on the date of the grant.

Business Advisory Board Compensation

On May 20, 2016, our Board of Directors approved a Business Advisory Board (the “BAB”), compensation policy for appointed members of the BAB. This policy provides for the following cash compensation:

●
each BAB member is entitled to receive reimbursement for all reasonable and necessary out-of-pocket expenses incurred by the BAB member, provided that such expenses are approved in advance by an officer of the Company.

In addition, each BAB member will be entitled to receive an initial option grant to purchase 25,000 shares of our common stock under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future.

Board Leadership Structure and Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. While the Board of Directors oversees risk management, our management is responsible for our day-to-day risk management process. Our board of directors has an active role, directly and through its committee structure, in the oversight of our risk management efforts.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Audit Committee assists the board in performing its oversight responsibilities relating to our processes and policies with respect to identifying, monitoring, assessing, reporting on, managing and controlling our business and financial risk. The Audit committee oversees, reviews, monitors and assesses (including through regular reports by, and discussions with, management), our processes and policies for risk identification, risk assessment, reporting on risk, risk management and risk control (including with respect to risks arising from our compensation policies and practices and in connection with the business and operations of its subsidiaries), and the steps that management has taken to identify, assess, monitor, report on, manage and control risks. The Audit committee also discusses with management the balancing of risk versus reward for us and areas of specific risk identified by management and/or the Audit committee.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

2016 Equity Compensation Plan

General

On January 8, 2016, our Board of Directors adopted the 2016 Equity Incentive Plan (the “2016 Plan”), subject to stockholder approval, which was received on February 4, 2016, pursuant to the terms described herein. On March 3, 2017, our Board of Directors approved the First Amendment to the 2016 Plan (the “First Amendment to the 2016 Plan”) which adjusted the total number of shares authorized under the 2016 Plan to an aggregate of 2,756,330, and remains subject to stockholder approval within 12 months after the date the First Amendment to the 2016 Plan was approved by our Board of Directors.

The general purpose of the 2016 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2016 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the 2016 Equity Incentive Plan

The following description of the principal terms of the 2016 Plan is a summary and is qualified in its entirety by the full text of the 2016 Plan.

Administration. The 2016 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The Compensation Committee also has authority to determine the terms and conditions of each award, prescribe, amend and rescind rules and regulations relating to the 2016 Plan, and amend the terms of awards in any manner not inconsistent with the 2016 Plan (provided that no amendment may adversely affect the rights of a participant without consent). The Compensation Committee may delegate authority to officers and employees to grant options and other awards to employees (other than themselves), subject to applicable law and restrictions in the 2016 Plan. No award may be granted under the 2016 Plan on or after the ten year anniversary of the adoption of the 2016 Plan by our Board of Directors, but awards granted prior to the ten year anniversary may extend beyond that date.

Eligibility. Persons eligible to receive awards under the 2016 Plan include any person who is an employee, officer, director, consultant, advisor or other individual service provider of Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”) or any subsidiary, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of Holdings or any subsidiary.

Shares Subject to the 2016 Plan. As of March 3, 2017, the aggregate number of shares of common stock authorized for issuance in connection with options and awards granted under the 2016 Plan is 2,756,330 (subject to stockholder approval of the First Amendment to the 2016 Plan). Incentive Stock Options may, but need not be, granted with respect to all of the shares available for issuance under the 2016 Plan. If any award granted under the 2016 Plan payable in shares of common stock is forfeited, cancelled, returned for failure to satisfy vesting requirements, is otherwise forfeited, otherwise terminates without payment being made, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2016 Plan.

In addition, the 2016 Plan contains an “evergreen” provision allowing for an annual increase in the number of shares of our common stock available for issuance under the 2016 Plan on January 1 of each year during the period beginning January 1, 2017, and ending on (and including) January 1, 2026. The annual increase in the number of shares shall be equal to six percent (6%) of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year; provided, however, that our board of directors may act prior to the first day of any calendar year to provide that there shall be no increase such calendar year, or that the increase shall be a lesser number of shares of common stock than would otherwise occur.

Terms and Conditions of Options. Options granted under the 2016 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2016 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or national market system, the fair market value will generally be the closing sale price on the date of grant. If the common stock is not traded on a stock exchange or national market system on the date of grant, the fair market value will generally be the average of the closing bid and asked prices for the common stock on the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. Notwithstanding the foregoing, if the date for which fair market value is determined is the date on which the final prospectus relating to an initial public offering of the Company is filed, the fair market value for such date will be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus.

No option may be exercisable for more than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten-percent stockholder). Options granted under the 2016 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of a nonqualified stock option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will be restricted stock subject to vesting requirements analogous to those that applied to the option before exercise.

Generally, the exercise price of an option may be paid (a) in cash or by certified bank check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) such other method as approved by the Compensation Committee and set forth in an award agreement. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of nonqualified stock options, share-settled stock appreciation rights, restricted stock, performance shares or other share-settled stock based awards to transfer the option, right or other award to immediate family members, to a trust for estate planning purposes, or by gift to charitable institutions. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (“SAR”) independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SAR. The base price of a SAR will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our common stock on the date of grant. The maximum term of any SAR granted under the 2016 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the base price, multiplied by

●	the number of shares of common stock as to which the stock appreciation right is exercised.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Stock Units. The Compensation Committee may award restricted common stock and/or stock units under the 2016 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to stock units, and will be subject to the same restrictions on transferability as the stock units with respect to which they were paid. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the 2016 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonus Awards. The Compensation Committee may award incentive bonus awards payable in cash or common stock, as set forth in an award agreement. The Compensation Committee will determine the terms and conditions applicable to each incentive bonus award.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the 2016 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Section 162(m) Compliance. If stock or cash-based awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to our Company as a whole, or to any subsidiary or any division or operating unit thereof: (a) pre-tax income; (b) after-tax income; (c) net income; (d) operating income or profit; (e) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (f) earnings per share (basic or diluted); (g) return on equity; (h) returns on sales or revenues; (i) return on invested capital or assets (gross or net); (j) cash, funds or earnings available for distribution; (k) appreciation in the fair market value of our common stock; (l) operating expenses; (m) implementation or completion of critical projects or processes; (n) return on investment; (o) total return to stockholders (meaning the aggregate common stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period); (p) net earnings growth; (q) return measures (including but not limited to return on assets, capital, equity, or sales); (r) increase in revenues; (s) the Company’s published ranking against its peer group of pharmaceutical companies based on total stockholder return; (t) net earnings; (u) changes (or the absence of changes) in the per share price of the Company’s common stock; (v) preclinical, clinical or regulatory milestones; (w) earnings before or after any one or more of the following items: interest, taxes, depreciation or amortization, as reflected in the Company’s financial reports for the applicable period; (x) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period); (y) economic value created; (z) operating margin or profit margin; (aa) share price or total shareholder return; (bb) cost targets, reductions and savings, productivity and efficiencies; (cc) strategic business criteria, consisting of one or more objectives based on meeting objectively determinable criteria: specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (dd) objectively determinable personal or professional objectives, including any of the following performance goals: the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (ee) any combination of, or a specified increase or improvement in, any of the foregoing.

At the end of the performance period established in connection with any award, the Compensation Committee will determine the extent to which the performance goal or goals established for such award have been attained, and shall determine, on that basis, the shares or, if applicable, the cash or other property that has been earned and as to which payment will be made. The Compensation Committee will certify in writing the extent to which it has determined that the performance goal or goals established by it for such award have been attained.

The maximum number of shares of common stock with respect to which any one participant may be granted stock options or stock appreciation rights during any calendar year is 500,000 shares. With respect to awards intended to be exempt from the deductibility limitation in Section 162(m) of the Code (other than stock options and stock appreciation rights), (i) the maximum number of shares of common stock that may be paid to any one individual in respect of any calendar year if the applicable performance goals are attained is 500,000 shares, and (ii) the maximum cash amount that may be paid to any one participant in respect of any calendar year if the applicable performance goals are attained is $1,000,000. Each such maximum number of shares is subject to adjustment in the event of a recapitalization, stock split, merger, reorganization or similar corporate change affecting the common stock. If the performance period for certain performance goals spans more than one calendar year, the shares or cash paid in respect of each calendar year will be determined by pro rating the shares or cash paid for the performance period based on the number of performance period days that fall in each respective calendar year.

Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2016 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination. The Compensation Committee may amend the terms of awards in any manner not inconsistent with the 2016 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our board of directors may at any time amend, suspend, or terminate the 2016 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law, regulation, or stock exchange rule, the 2016 Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2016 Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2016 Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Stock Awards

The grant of options and other awards under the 2016 Plan will be discretionary and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

Indemnification Agreements

We have entered into Indemnification Agreements with certain of our current directors and executive officers. The Indemnification Agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, April 4, 2017 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o Adgero Biopharmaceuticals, Holdings Inc., 4365 US 1 South, Suite 211, Princeton, NJ 08540.

Applicable percentage ownership in the following table is based on 5,398,531 shares of common stock outstanding as of April 4, 2017. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Officers and Directors
Frank Pilkiewicz, PhD (1)	1,468,863	26.5%
Steven Rychnovsky, PhD (2)	419,677	7.7%
Jane Maida (3)	0	*
Allen Bloom, PhD, JD (4)	76,085	1.4%
Roman Perez-Soler, MD (5)	44,108	*
David Hochman (6)	112,000	2.1%
Tim McInerney (7)	80,000	1.5%

Directors and Executive Officers as a Group (7 persons)	2,040,733	36.6%

5% Stockholders
Adam Stern (8)	761,784	13.6%
Fernovelty (Hong Kong) Holding Co., Ltd (9)	800,000	13.8%
GJG Life Sciences, LLC (10)	842,800	14.5%

* Less than 1%
(1)
Includes (i) 11,670 shares of common stock owned by his spouse, (ii) 6,173 shares of common stock issuable upon exercise of warrants owned by his spouse, (iii) 4,369 shares of common stock owned jointly with his spouse, (iv) an aggregate of 29,784 shares of common stock owned by his children and, (v) 34,153 shares of common stock issuable upon exercise of warrants owned jointly with his spouse. Does not include 335,958 shares of common stock issuable upon the exercise of stock options granted to Frank Pilkiewicz, PhD in connection with his employment agreement that are not exercisable within sixty days of April 4, 2017.

(2)
Includes 36,999 shares of common stock issuable upon exercise of warrants owned by Steven Rychnovsky, PhD. Does not include 167,979 shares of common stock issuable upon the exercise of stock options granted to Steve Rychnovsky, PhD in connection with his employment agreement that are not exercisable within sixty days of April 4, 2017.

(3)
Does not include 100,000 shares of common stock issuable upon the exercise of stock options granted to Jane Maida that are not exercisable with sixty days of April 4, 2017.

(4)
Includes 40,000 shares of common stock issuable upon exercise of options owned by Allen Bloom, PhD, JD. Does not include 45,000 shares of common stock issuable upon the exercise of stock options granted to Allen Bloom, PhD, JD that are not exercisable within sixty days of April 4, 2017.

(5)
Includes (i) 2,054 shares of common stock issuable upon exercise of warrants and (ii) 40,000 shares of common stock issuable upon exercise of options owned by Roman Perez-Soler. Does not include 45,000 shares of common stock issuable upon the exercise of stock options granted to Roman Perez-Soler that are not exercisable within sixty days of April 4, 2017.

(6)
Includes 40,000 shares of common stock issuable upon exercise of options owned by David Hochman. Does not include 45,000 shares of common stock issuable upon the exercise of stock options granted to David Hochman that are not exercisable within sixty days of April 4, 2017.

(7)
Includes (i) 20,000 shares of common stock issuable upon exercise of warrants and (ii) 40,000 shares of common stock issuable upon exercise of options owned by Tim McInerney. Does not include 45,000 shares of common stock issuable upon the exercise of stock options granted to Tim McInerney that are not exercisable within sixty days of April 4, 2017.

(8)
Includes (i) 50,892 shares of common stock issuable upon exercise of warrants and (ii) 160,000 shares of common stock issuable upon exercise of Placement Agent Warrants owned by Adam Stern. Adam Stern is an affiliate of the Placement Agent. Does not include up to 80,000 shares of common stock issuable upon exercise of warrants issued to the Placement Agent in the December 2016 Private Placement. Adam Stern disclaims ownership of such shares except to the extent of his pecuniary interest therein. The address of Adam Stern is 810 Seventh Ave, 18th FL, New York, NY 10019.

(9)
Includes 400,000 shares of common stock issuable upon exercise of warrants owned by Fernovelty (Hong Kong) Holding Co., Ltd. Haibo Wang is a natural person with voting and dispositive power over the shares held by Fernovelty (Hong Kong) Holding Co., Ltd. The address of Fernovelty (Hong Kong) Holding Co., Ltd is No. 308, Cailun Road, Zhangjiang Hi-Tech Park, Pudong, Shanghai, China 201210.

(10)
Includes 421,400 shares of common stock issuable upon exercise of warrants owned by GJG Life Sciences, LLC. Jennifer Lorenzo is a natural person with voting and dispositive power over the shares held by GJG Life Sciences LLC. The address of GJG Life Sciences, LLC is 107 Circle Road, Staten Island, NY 10301.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2014, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years.; and

●
any of our directors, executive officers, promoters or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “executive compensation.” Frank Pilkiewicz, PhD and Steven Rychnovsky, PhD are our founders and, therefore, may be considered promoters, as that term is defined in Rule 405 of Regulation C of the Securities Act of 1933, as amended (the “Securities Act”).

The Placement Agent and Related Parties

In connection with the formation of Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”) in October, 2015 certain affiliates of Aegis Capital Corporation (the “Placement Agent”) and certain other parties not affiliated with us or the Placement Agent subscribed for an aggregate of 1,000,000 shares of common stock of Holdings for which they paid an aggregate of $50,000 ($0.05 per share), including David Hochman, one of our directors who purchased 72,000 shares. In addition, an affiliate of the Placement Agent also purchased a Bridge Note in the amount of $250,000 in the Bridge Offering, described below, which converted, together with accrued interest thereon calculated through April 8, 2016, the date of the initial closing (the “Initial Closing”) of our 2016 private placement, for which closings occurred April 8, 2016 through September 9, 2016 (the “2016 Private Placement”), at a rate of 6% per annum, into 50,892 shares of common stock and Investor Warrants to purchase 50,892 shares of our common stock with an exercise price of $5.00 per share, in connection with the 2016 Private Placement. Affiliates of the Placement Agent have not received registration rights with respect to (i) shares of common stock held in Holdings prior to the 2016 merger transaction (the “Merger”) or (ii) the securities issued upon conversion of the Bridge Note. Shareholders of Holdings pre-Merger (other than affiliates of the Placement Agent), including, without limitation, David Hochman, have not received registration rights with respect to the shares of common stock held in Holdings pre-Merger.

Following the Initial Closing of the 2016 Private Placement, the Placement Agent has a right to appoint one member of our Board of Directors for a two-year term (the “Aegis Nominee”). Upon the Initial Closing, on April 8, 2016, David Hochman was appointed as the Aegis Nominee and his successor, if any, will be chosen by the Placement Agent, subject to the reasonable approval of the Company and the terms of the Voting Agreement described below.

Voting Agreement

In connection with the Initial Closing, the stockholders of Adgero Biopharmaceuticals, Inc. (“Adgero”) prior to the Merger (the “Adgero Stockholders”), and the stockholders of Holdings prior to the Merger (the “Holdings Stockholders”), entered into a voting agreement (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, (i) the Adgero Stockholders have the right to nominate three (3) members to our Board (“the Adgero Stockholders’ Nominees”), (ii) the Holdings Stockholders shall vote in favor of the election of the Adgero Stockholders’ Nominees, (iii) the Holdings Stockholders shall vote in favor of the election of one Aegis Nominee to our Board, (iv) the Adgero Stockholders shall vote in favor of the election of the Aegis Nominee, and (v) the Adgero Stockholders and the Holdings Stockholders will vote in favor of one independent candidate to the Board of Directors acceptable to the Aegis Designee and the Adgero Stockholders’ Nominees, which is currently Tim McInerney. The Voting Agreement expires upon the earlier of (i) the approval of at least 75% of the Adgero Stockholders and the Holdings Stockholders voting together based upon their ownership of our common stock, (ii) the closing of a firm commitment underwritten public offering of shares of our common stock resulting in gross proceeds of at least $10 million or (iii) the listing of our common stock on Nasdaq or New York Stock Exchange.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. For more information, see the description of the indemnification agreements under “Management and Board of Directors - Limitation of Directors Liability and Indemnification.”

Debt to our Officers and Payments to our Vice President of Operations and Product Development

On July 9, 2014, we entered into a promissory note with Frank Pilkiewicz, PhD, our President and Chief Executive Officer, in the principal amount of $163,934. The promissory note accrued interest at a rate of two percent (2%) per annum. On July 29, 2016, the note was converted into 34,153 shares of common stock owned jointly by Frank Pilkiewicz, PhD and Carolyn Pilkiewicz, and Investor Warrants to purchase 34,153 shares of our common stock with an exercise price of $5.00 per share owned jointly by Frank Pilkiewicz, PhD and Carolyn Pilkiewicz, in connection with the 2016 Private Placement.

Prior to August 1, 2016, we paid Frank Pilkiewicz, PhD and Steven Rychnovsky, PhD, approximately $46,000 and $13,000, respectively, for advancement of expenses each previously made to the Company.

We acquired certain assets from Miravant Medical Technologies, and its wholly-owned subsidiaries, a former public pharmaceutical and research development company (collectively, “Miravant”), including the REM-001 Therapy product, consisting of three parts, the laser light source, the light delivery device and the drug REM-001 (collectively, the “REM-001 Therapy”), through an asset purchase agreement with St. Cloud Investments, LLC (“St. Cloud,” a previous Miravant creditor who acquired these Miravant assets pursuant to a foreclosure process St. Cloud completed under California law) dated November 26, 2012, as amended (the “St. Cloud Agreement”). Pursuant to the terms of the St. Cloud Agreement, we are obligated to make certain payments to Steven Rychnovsky, PhD, who was recruited to become our Vice President of Operations and Product Development after consummation of the St. Cloud Agreement. From 2008 to 2012 Steven Rychnovsky, PhD, served as a consultant to St. Cloud where he maintained the assets of Miravant, and worked to identify parties to license or purchase the Miravant assets and initiate commercial development. As compensation for those services, he would receive 50% of any up-front payments and 20% of all subsequent payments from any license or purchase agreement for those assets. This compensation is detailed in the St. Cloud Agreement where Steven Rychnovsky, PhD, is identified as the Seller’s Designee. The amounts paid or owed under that agreement are as follows:

●	Thirteen thousand dollars ($13,000) was paid to Steven Rychnovsky, PhD upon the Initial Closing of the 2016 Private Placement.

●
Fiftythousand dollars ($50,000) was paid to Steven Rychnovsky, PhDduring the 2016 Private Placement, because the 2016 PrivatePlacement was completed for an amount that exceeded four milliondollars ($4,000,000).

●
Upon the earlier of (i) a subsequent equity financing to take place after we conduct a Phase 2B clinical trial in which fifty patients complete the trial and their clinical data can be evaluated or (ii) the commencement of a clinical trial intended to be used as a definitive study for market approval in any country, we are obligated to pay an amount of sixty thousand dollars ($60,000) in cash or an equivalent amount of common stock to Steven Rychnovsky, PhD.

●
Upon receipt of regulatory approval of our lead product candidate, the REM-001 Therapy, we are obligated to pay an aggregate amount of one hundred forty thousand dollars ($140,000) in cash or an equivalent amount of common stock to Steven Rychnovsky, PhD.

With respect to the $60,000 and $140,000 potential milestone payments referenced above (each a "Rychnovsky Milestone Payment"), if either such Rychnovsky Milestone Payment becomes payable, and in the event we elect to pay either such Rychnovsky Milestone Payment in shares of our common stock, the value of the common stock will equal the price per share of the most recent financing, or, if we are considered to be a publicly-traded company, the average of the closing price per share of our common stock over the twenty (20) trading days following the first public announcement of the applicable event described above.

In addition, we must pay to Steven Rychnovsky, PhD, a royalty fee of one and one fifth percent (1.2%) of net sales during the royalty term on a country-by-country and product-by-product basis. The royalty term for a product commences on the first commercial sale of the product, such as REM-001 Therapy, in any country, and the royalty fee must be paid within 30 days of each calendar quarter during which revenue is collected. The royalty term terminates on the later of (i) the invalidation, revocation, lapse or expiration of the last to expire valid claim on any patent acquired in the St. Cloud Agreement that would be infringed by the sale of the product in the country where the commercial sale takes place or (ii) the expiration of the period for which we hold exclusive marketing rights of the product in the country, if we were granted those rights under the St. Cloud Agreement.

In connection with and pursuant to the St. Cloud Agreement, on November 26, 2012, we issued a senior convertible note to Steven Rychnovsky, PhD. The note had an aggregate principal amount of one hundred thousand dollars ($100,000) and accrued interest at a rate of eight percent (8%) per annum. During the 2016 Private Placement, the note converted into 36,999 shares of common stock and warrants exercisable for 36,999 shares of common stock with an exercise price of $5.00 per share, representing the number of securities equal to the outstanding balance of the note, plus interest accrued thereon but unpaid, divided by seventy percent (70%) of the $5.00 purchase price per share paid by the investors participating in such financing. In 2014, we entered into a promissory note and pledge with Steven Rychnovsky, PhD in the initial principal amount of $7,887. Such principal amount and the interest accrued thereon was forgiven in 2015 in exchange for services provided to us by Steven Rychnovsky, PhD.

Bridge Offering Affiliate Participation

In 2015, Adgero sold promissory notes (the “Bridge Offering”) in an aggregate principal amount of $285,000, to three individuals (the “Bridge Holders”). One of our directors, Roman Perez-Soler, MD, purchased a Bridge Note in an aggregate principal amount of $10,000. Upon the Initial Closing of the 2016 Private Placement, Dr. Perez-Soler’s Bridge Note automatically converted, together with accrued interest thereon at a rate of 6% per annum, calculated through April 8, 2016, the date of the Initial Closing, into 2,054 shares of common stock and Investor Warrants to purchase 2,054 shares of our common stock with an exercise price of $5.00 per share, in connection with the 2016 Private Placement. In addition an affiliate of the Placement Agent, purchased a Bridge Note in an aggregate principal amount of $250,000. Upon the Initial Closing of the 2016 Private Placement, the Bridge Note purchased by the Affiliate of the Placement Agent automatically converted, together with accrued interest thereon at a rate of 6% per annum, calculated through April 8, 2016, the date of the Initial Closing, into 50,892 shares of common stock and Investor Warrants to purchase 50,892 shares of our common stock with an exercise price of $5.00 per share, in connection with the 2016 Private Placement. The affiliate of the Placement Agent will not receive registration rights for the shares of common stock issued pursuant to the conversion of his Bridge Note or the shares of common stock underlying the warrants issued pursuant to the conversion of his Bridge Note.

Merger Transaction

On January 11, 2016, Adgero entered into the merger agreement (the “Merger Agreement”) with Adgero Acquisition, Inc. a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Holdings. Pursuant to the terms of the Merger Agreement, as a condition of and contemporaneously with the closing of the Merger on April 8, 2016, Merger Sub merged with and into Adgero and Adgero became a wholly owned subsidiary of Holdings.

While we believe that all of these agreements and arrangements are in the best interests of our Company, related parties of the Placement Agent may derive material benefits as the result of these transactions. In addition, related parties of the Placement Agent will have a continuing substantial interest in our Company and will derive substantial benefits from any success of our Company.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest (collectively “related parties”), are not permitted to enter into a transaction with us without the prior consent of our board of directors acting through the audit committee or, in certain circumstances, the chairman of the audit committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $100,000 and such related party would have a direct or indirect interest must first be presented to our audit committee, or in certain circumstances the chairman of our audit committee, for review, consideration and approval. In approving or rejecting any such proposal, our audit committee, or the chairman of our audit committee, is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related party’s interest in the transaction.

DESCRIPTION OF SECURITIES

Our current certificate of incorporation, as amended, authorizes us to issue:

●	50,000,000 shares of common stock, par value $0.0001 per share; and

●	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of April 4, 2017, there were 5,398,531 shares of our common stock outstanding, and no shares of preferred stock outstanding.

The following statements are summaries only of provisions of our authorized capital stock and are qualified in their entirety by our Certificate of Incorporation, as amended. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock. Copies of our Certificate of Incorporation may be obtained from the Company upon written request.

Common stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and non-assessable.

Transfer Restrictions. Shares of our common stock are subject to transfer restrictions. Holders of our common stock may not transfer their securities unless (a) a registration statement is in effect under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer and such transfer is made in accordance with such registration statement or (b) the securities are transferred in a transaction exempt from the registration requirements of the Securities Act and any related requirements imposed by applicable state securities laws. In the case of any transfer permitted under clause (b), the holder must notify us in writing of the proposed transfer and furnish us with an opinion of counsel, reasonably satisfactory to us, that the transfer will not require registration under the Securities Act or any applicable state securities laws. Each certificate representing a security contains a legend referring to this restriction on transfer and any legends required by state securities laws. The securities are also subject to other restrictions on transfer as provided in the Registration Rights Agreement, described below.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, with such designations, rights, and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders. We currently have no shares of preferred stock outstanding.

Warrants

Investor Warrants. In connection with our private placement, for which closings occurred April 8, 2016 through September 9, 2016 (the “2016 Private Placement”), we issued warrants to investors to purchase an aggregate 1,873,299 shares of our common stock (the “Investor Warrants”), inclusive of Investor Warrants to purchase 87,099 shares of our common stock issued pursuant to the conversion of certain notes in connection with the 2016 Private Placement. The Investor Warrants are exercisable for our common stock at an exercise price equal to $5.00 per share (the “Exercise Price”). The Investor Warrants are exercisable immediately upon issuance and have a five year term. The Investor Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Investor Warrants. No fractional shares will be issued upon the exercise of the Investor Warrants. Prior to the expiration date of the Investor Warrants, the Company has the option to redeem all of the Investor Warrants then outstanding upon not less than thirty (30) days nor more than sixty (60) days prior written notice to the Investor Warrant holders at any time provided that, at the time of delivery of such notice (i) there is an effective registration statement covering the resale of the Investor Warrant shares, and (ii) the closing price of the Company’s common stock for each of the twenty (20) consecutive trading days prior to the date of the notice of redemption is at least $12.50, as proportionately adjusted to reflect any stock splits, stock dividends, combination of shares or like events. The redemption price to be paid to the holders of the Investor Warrants will be $0.0001 for each share of common stock to which the holder of the Investor Warrant would then be entitled upon exercise of the Investor Warrant being redeemed. It is contemplated that Aegis Capital Corporation (“Aegis Capital”) will be retained as solicitation agent in the event the Company elects to redeem the Investor Warrants and shall be paid a fee of 5% of the gross proceeds derived from the exercise of the Investor Warrants in such event.

In connection with the December 2016 Private Placement, we issued the December 2016 Private Placement Warrant to purchase 400,000 shares of our common stock at an exercise price of $5.00 per share. The December 2016 Private Placement Warrant is on substantially similar terms as the Investor Warrants, except that registration rights were not granted in connection with the December 2016 Private Placement Warrant.

In connection with the conversion of a note issued in the Bridge Offering, which was not included in the 2016 Private Placement, we issued a warrant on substantially similar terms as the Investor Warrants to a Bridge Holder to purchase 5,154 shares of our common stock at an exercise price of $5.00 per share. In connection with the conversion of the notes issued pursuant to the St. Cloud Agreement, we issued warrants to purchase 73,998 shares of our common stock at an exercise price of $5.00 per share, to holders of notes issued pursuant to the St. Cloud Agreement. The warrants issued pursuant to the conversion of the convertible notes issued pursuant to the St. Cloud Agreement are on substantially similar terms as the Investor Warrants. See “Business - St. Cloud Asset Purchase Agreement.”

Replacement Warrants. In connection with the 2016 merger transaction (the “Merger”), we issued warrants to purchase 30,864 shares of our common stock at an exercise price of $5.00 per share to holders of warrants to purchase an aggregate of 250,000 shares of common stock of Adgero Biopharmaceuticals, Inc. common stock (the “Replacement Warrants”). The Replacement Warrants are on substantially similar terms as the Investor Warrants.

Placement Agent Warrants. In connection with completion of the 2016 Private Placement, we issued Aegis Capital (the “Placement Agent”) warrants to purchase 367,418 shares of our common stock at an exercise price of $5.00 as partial compensation (the “Placement Agent Warrants”). These warrants have a five year term and provide cashless exercise.

In connection with the completion of the December 2016 Private Placement, we issued the Placement Agent warrants to purchase 80,000 shares of our common stock at an exercise price of $5.00 as partial compensation (the “Placement Agent Warrants”). These warrants have a five year term and provide cashless exercise.

Registration Rights

In connection with the 2016 Private Placement, we entered into a registration rights agreement (as amended, the “Registration Rights Agreement”) with the 2016 Private Placement investors, a Bridge Holder whose bridge note was not included in the 2016 Private Placement, the Placement Agent and the holders of certain of our outstanding warrants (collectively, the “Investors”). We were required to file with the SEC after the date of the final closing of the 2016 Private Placement (the “Registration Filing Date”), a registration statement covering the resale of the shares of common stock held by the Investors (the “Investor Shares”) and certain of the Investor Warrants, issued in the 2016 Private Placement, as well as the shares of common stock underlying the Replacement Warrants and the warrant issued to a Bridge Holder whose bridge note was not included in the 2016 Private Placement (together with the Investor Shares and the Investor Warrants, the “Registrable Securities”). We are also required to use commercially reasonable efforts to have the registration statement declared effective within one hundred and fifty (150) days after the registration statement is filed (the “Effectiveness Deadline”); provided however, that if the Company signs a letter of intent or comparable agreement with an underwriter which contemplates an Initial Public Offering (“IPO”) or holds an organizational meeting for an IPO, or otherwise orally engages an underwriter to begin working with the Company towards an IPO prior to the Effectiveness Deadline (the “IPO Process Commencement Date”), then the Company shall file a joint registration statement covering the primary shares to be issued in the IPO and the resale of the Registrable Securities, and in such event the Registration Filing Date shall be extended to a date that is seventy five (75) calendar days after the IPO Process Commencement Date and the Effectiveness Deadline shall be extended to a date that is one hundred twenty (120) calendar days after the initial filing of the Registration Statement with the Commission. If the IPO is abandoned at any time, then the Registration Filing Date will be 60 calendar days from the actual date of abandonment and the Effectiveness Deadline will be one hundred and fifty (150) calendar days after the date of abandonment. We are also required to keep the registration statement continuously effective under the Securities Act for a period of one year or for such shorter period ending on the earlier to occur of the date when all the Registrable Securities covered by the registration statement have been sold or such time as all of the Registrable Securities covered by the registration statement can be sold under Rule 144 without any volume limitations.

If this registration statement is not declared effective on or before the Effectiveness Deadline, we will be required to pay to each holder of Registrable Securities purchased in the 2016 Private Placement an amount in cash equal to one-half of one percent (0.5%) of such holder’s investment amount on every thirty (30) day anniversary of such Effectiveness Deadline until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by us as the result of such failure, shall be an amount equal to 6% of each holder’s investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder’s Registrable Securities may be sold by such holder without restriction under Rule 144.

We shall keep the registration statement “evergreen” for one (1) year from the date it is declared effective by the SEC or until Rule 144 of the Securities Act is available to the holders of Registrable Securities purchased in the 2016 Private Placement with respect to all of their shares, whichever is earlier.

We will pay all costs and expenses incurred by us in complying with our obligations to file registration statements pursuant to the Registration Rights Agreement, except that the selling holders will be responsible for their shares of the attorney’s fees and expenses and any commissions or other compensation to selling agents and similar persons; provided, however, that, in any registration, each party will pay for its own underwriting discounts and commissions and transfer taxes.

Lock-Up Agreements

Each of our directors and officers and the holders of substantially all of 5% or more of our common stock have agreed that they will not (a) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge or otherwise dispose of or (b) transfer title to any shares of common stock acquired prior to the 2016 Private Placement, which includes any shares of common stock acquired upon the exercise of any warrants acquired prior to the 2016 Private Placement, for a period beginning on April 8, 2016 and ending twelve (12) months following the effective date of the registration statement of which this prospectus is a part, without the prior written consent of both the Company and Aegis Capital.

In connection with the formation of Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”) in October, 2015, certain affiliates of the Placement Agent and certain other parties not affiliated with us or the Placement Agent subscribed for an aggregate of 1,000,000 shares of common stock (the “Formation Shares”), for which they paid an aggregate of $50,000 ($0.05 per share). Each of the holders of the Formation Shares have agreed that they will not (a) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge or otherwise dispose of or (b) transfer title to any shares of common stock acquired prior to the 2016 Private Placement, which includes any shares of common stock acquired upon the exercise of any warrants acquired prior to the 2016 Private Placement, for a period beginning on April 8, 2016 and ending fifteen (15) months following the effective date of the registration statement of which this prospectus is a part, without the prior written consent of both the Company and Aegis Capital.

From and after the effective date of the registration statement of which this prospectus forms a part (the “Effective Date”), the investors in the 2016 Private Placement have agreed that they will not sell, offer, pledge, contract to sell, grant any option or contract to purchase, lend or otherwise transfer or encumber, directly or indirectly, any shares acquired in the 2016 Private Placement nor will they enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares acquired in the 2016 Private Placement until 270 days from the Effective Date (the “Release Date”), provided that each investor may transfer up to one quarter of their Investor Shares held as of the Effective Date, and following such date, a holder shall be entitled to transfer up to an additional 25% of its Investor Shares beginning at the end of each successive three month period thereafter. Following the Release Date, the investors may sell the remaining Registrable Securities that they hold. The foregoing holdback provisions shall be terminated in the event the closing price of our common stock is $15.00 or above for 20 consecutive trading days. In addition, the investor in the December 2016 Private Placement has agreed to be subject to the same lock-up provisions as applicable to the investors in the 2016 Private Placement, described herein.

Transfer Agent and Registrar

Continental Stock Transfer and Trust, located at 17 Battery Place, New York, NY 10004, is the transfer agent and registrar for our common stock.

Quotation of Securities

We intend to have a broker-dealer file a Form 211 in order to have our common stock quoted on the Over-the-Counter, or OTC, Bulletin Board and/or OTCQB Market operated by OTC Markets Group, Inc. (together, the “OTCBB/OTCQB”). It is anticipated that our common stock will be quoted on the OTCBB/OTCQB on or promptly after the date of this prospectus, provided, however, that is no assurance that our common stock will actually be approved and quoted on the OTCBB/OTCQB.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●
they provide that special meetings of stockholders may be called by the board of directors or at the request in writing by stockholders of record owning at least twenty (20%) percent of the issued and outstanding voting shares of common stock;

●
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

●	they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●
prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●
on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Stockholder Action by Written Consent

Our Certificate of Incorporation, as amended, provides that any action required by law to be taken at any annual or special meeting of the stockholders or any action which may be taken at such a meeting may be taken without a meeting by written consent of the stockholders in lieu of a meeting.

Choice of Forum

Our Certificate of Incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us, or any of our officers or directors, arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation, as amended, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for the disputes listed above, which may discourage such lawsuits against us, or any of our officers or directors.

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders prior to this offering, the amount to be offered for the selling stockholder’s account, and the amount to be owned by such selling stockholder after completion of this offering.

All of the selling stockholders received their securities: (i) as a result of the 2016 merger transaction (the “Merger”), (ii) in our private placement, for which closings occurred April 8, 2016 through September 9, 2016 (the “2016 Private Placement”), and (iii) in our Bridge Offering; in each case prior to the initial filing date of the registration statement of which this prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.

During the 2016 Private Placement, we issued an aggregate 1,873,299 shares of our common stock, inclusive of 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement, and Investor Warrants to purchase 1,873,299 shares of our common stock at an exercise price of $5.00, inclusive of Investor Warrants to purchase 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement. Of those shares and Investor Warrants issued in the 2016 Private Placement, only 1,713,254 shares of our common stock, and Investor Warrants to purchase 1,713,254 shares of our common stock are being registered as part of this registration statement. 160,045 shares of our common stock and Investor Warrants to purchase 160,045 shares of our common stock, at an exercise price of $5.00 per share, are excluded from the below selling stockholder table as they were issued in our 2016 Private Placement to affiliates of the Placement Agent and holders of certain convertible promissory notes in connection with the 2016 Private Placement, for which no registration rights were granted.

Certain of the selling stockholders and intermediaries, who are identified as broker-dealers in the footnotes to the selling stockholder table, through whom such securities are sold are deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The percent of beneficial ownership for the selling stockholders is based on 5,398,531 shares of common stock outstanding as of the date of this prospectus. Warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially		Shares	Shares Beneficially
	Owned as of the date of		Offered by	Owned After the
	this Prospectus (1)		this	Offering (1) (2)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
AI International Corporate Holdings, Ltd. (3)	140,000	2.6%	140,000	-	-
Alchemy Ventures Group, LLC (4)	70,000	1.3%	70,000	-	-
Alexander J. Brown Rev Trust (5)	30,000	*	30,000	-	-
Andrew & Melissa Fisher	20,000	*	20,000	-	-
Anthony S. Quinto	2,000	*	2,000	-	-
AT Media Corp. (6)	162,000	3.0%	162,000	-	-
Barbara E. Arendash	40,000	*	40,000	-	-
Barry Warner	7,043	*	2,469	4,574	*
Ben Reuben	40,000	*	40,000	-	-
Carolyn Pilkiewicz	1,468,863	27.2%	6,172	1,462,691	27.1%
Charles S. and Beth A. Hall - Tenants by the Entirety (7)	8,000	*	8,000	-	-
Christopher Meyer & Mary Rivet	10,000	*	10,000	-	-
Christopher R. Ellis	10,000	*	10,000	-	-
Christopher Reynolds and Linda Seyfert	110,000	2.0%	110,000	-	-
Christopher Spinello	7,043	*	2,469	4,574	*
Clayton A. Struve	20,000	*	20,000	-	-
Daniel & Natalie Cohen	10,000	*	10,000	-	-
Daniel Fagin	4,000	*	4,000	-	-
David Reimer (8)	10,000	*	10,000	-	-
Douglas Cohen	10,000	*	10,000	-	-
Dr. Yacov Geva	100,000	1.8%	100,000	-	-
Eugene Bauer	10,000	*	10,000	-	-
First Riverside Investors, LP (9)	40,000	*	40,000	-	-
Four JR Investments Ltd (10)	40,000	*	40,000	-	-

	Shares Beneficially Owned as of the date of this Prospectus (1)		Shares Offered by this	Shares Beneficially Owned After the Offering (1)(2)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Frederick B. Polak	10,000	*	10,000	-	-
GJG Life Sciences, LLC (11)	842,800	14.5%	842,800	-	-
Greg Blackfelner	50,000	*	50,000	-	-
Growth Ventures, Inc. Pension Plan & Trust (12)	20,000	*	20,000	-	-
James G. Kelley	20,000	*	20,000	-	-
Jeffrey Tarrand	10,000	*	10,000	-	-
Joel B. Portnoff (13)	26,438	*	4,938	21,500	*
Joel Kovacs	6,000	*	6,000	-	-
John Burke	10,000	*	10,000	-	-
John V. Boulger	20,000	*	20,000	-	-
Joseph A. Di Vito Jr. Personal Trust (14)	10,000	*	10,000	-	-
Joshua Movtady	4,000	*	4,000	-	-
Keith Murphy	40,000	*	40,000	-	-
L.N.R. Family Trust (15)	8,000	*	8,000	-	-
Law Offices of Kenneth E. Chyten Defined Benefit Pension Plan (16)	20,000	*	20,000	-	-
Lawrence Scott Pierce	20,000	*	20,000	-	-
Lester Petracca	100,000	1.8%	100,000	-	-
LGA Investment Family, L.P. (17)	20,000	*	20,000	-	-
Ligi Investments LLLP (18)	40,000	*	40,000	-	-
Linda Korey and Harvey Schliowitz	2,000	*	2,000	-	-
Ludwig Bravmann (19)	100,000	1.8%	100,000	-	-
M.A. Patterson and Barbara McShane, Trustees of the Patterson and McShane Trust (20)	10,000	*	10,000	-	-
Margrit Polak	10,000	*	10,000	-	-
Mark Harger	10,000	*	10,000	-	-
Martin Feinberg	56,000	1.0%	56,000	-	-
Martin Westerman	4,000	*	4,000	-	-

	Shares Beneficially Owned as of the date ofthis Prospectus (1)		Shares offered by this	Shares Beneficially Owned After the Offering (1)(2)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Meekavi Revocable Trust (21)	14,000	*	14,000	-	-
Michael DeGidio	3,523	*	1,235	2,288	*
Michael J. Pierce	80,000	1.5%	80,000	-	-
Michelle Jaigobind	30,000	*	30,000	-	-
Northlea Partners, LLLP (22)	10,000	*	10,000	-	-
Oppenheimer & Co. Inc. Cust FBO Uri Kaufthal IRA (23)	20,000	*	20,000	-	-
Orchestra Medical Ventures, LLC (24)	10,000	*	10,000	-	-
Paul Kilgallon	20,000	*	20,000	-	-
Ramnarain Jaigobind	30,000	*	30,000	-	-
RBC Capital Markets LLC Cust. FBO Laurence G. Allen, IRA (25)	40,000	*	40,000	-	-
Rexford Capital, LLC (26)	60,000	1.1%	60,000	-	-
Richard Brown	150,000	2.7%	150,000	-	-
Richard Roth	10,000	*	10,000	-	-
Robert DiVincenzo	3,507	*	1,235	2,272	*
Robert H. Cohen	20,000	*	20,000	-	-
Robert Hendrickson	10,308	*	10,308	-	-
Robert Herbst	80,000	1.5%	80,000	-	-
Robert Montgomery	10,000	*	10,000	-	-
Roman Perez-Soler (27)	4,108	*	4,108	-	-
Russell Linderman & Diane Linderman	40,000	*	40,000	-	-
Russell Wilson & Marilyn Wilson	20,000	*	20,000	-	-
Souheil Haddad	20,000	*	20,000	-	-
Sunny Wong	30,000	*	30,000	-	-
Terence R. Oi and Patricia M. Meehan	8,000	*	8,000	-	-
Thomas Mang	48,566	*	6,173	42,393	*
Thomas Newman and Irene Newman	17,572	*	6,173	11,399	*
Tim Elmes	10,000	*	10,000	-	-

	Shares Beneficially Owned as of the date ofthis Prospectus (1)		Shares offered by this	Shares Beneficially Owned After the Offering (1)(2)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Timothy McInerney (28)	40,000	*	40,000	-	-
Vantgage fbo Laurence E Lof Roth IRA (29)	10,000	*	10,000	-	-
William Strawbridge	10,000	*	10,000	-	-
Arnie Ross	2,000	*	2,000	-	-
Chad Ekroth	4,000	*	4,000	-	-
Cody Bennett	6,000	*	6,000	-	-
Ferdinand Smith	8,000	*	8,000	-	-
IDH Capital LLC (30)	40,000	*	40,000	-	-
Ingram Tynes	10,000	*	10,000	-	-
Jeremy Rosen	4,000	*	4,000	-	-
John Arcell	20,000	*	20,000	-	-
John B. Chambers	20,000	*	20,000	-	-
John Kacperski	2,000	*	2,000	-	-
Johnny Armstead	2,000	*	2,000	-	-
Megan N. Williams	6,000	*	6,000	-	-
Nelson Herrera	4,000	*	4,000	-	-
Raymond J. Stowell	2,000	*	2,000	-	-
RBC Capital Markets LLC Cust. FBO Frank Mirchin, IRA (31)	4,000	*	4,000	-	-
Salvatore Pucci	3,200	*	3,200	-	-
Stephen Andrews	2,400	*	2,400	-	-
Stephen Papajan	4,000	*	4,000	-	-
Steven Sinclair	20,000	*	20,000	-	-
Steven Wietsma	10,000	*	10,000	-	-
William Dennis	10,000	*	10,000	-	-
Jeffrey Funk	20,000	*	20,000	-	-
Richard Kempski	10,000	*	10,000	-	-

	Shares Beneficially Owned as of the date ofthis Prospectus (1)		Shares offered by this	Shares Beneficially Owned After the Offering (1)(2)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Ralph Darling	4,000	*	4,000	-	-
Todd Zahnow	10,000	*	10,000	-	-
Ron Gress Jr	6,000	*	6,000	-	-
Armondo Gallotta	2,000	*	2,000	-	-
Daniel Waldman	20,000	*	20,000	-	-
Alexander J. Brown	2,000	*	2,000	-	-
Diane A. Brown	2,000	*	2,000	-	-
David Bilan	2,000	*	2,000	-	-
Allaeddin Jallad	2,000	*	2,000	-	-
Nancy Ganz	2,000	*	2,000	-	-
James A. Studdiford	40,000	*	40,000	-	-
Ann S. Totten	8,000	*	8,000	-	-
Michael Cohen	4,000	*	4,000	-	-
Robert Urs	4,000	*	4,000	-	-

* Less than 1%.

(1)
Share numbers include shares underlying warrants held by the selling stockholder.

(2)
Assumes the sale of all shares offered pursuant to this prospectus.

(3)
Ezzat Jallad is a natural person with voting and dispositive power over the shares held by AI International Corporate Holdings, Ltd.

(4)
Michael Ross is a natural person with voting and dispositive power over the shares held by Alchemy Ventures Group, LLC. Mr. Ross is affiliated with a FINRA member broker-dealer.

(5)
Richard A. Brown is a trustee with voting and dispositive power over the shares held by the Alexander J. Brown Rev Trust, dated April 11, 1996.

(6)
Radha Freese is a natural person with voting and dispositive power over the shares held by AT Media Corp.

(7)
Charles S. and Beth A. Hall are affiliated with a FINRA member broker-dealer.

(8)
David Reimer is a broker-dealer. Mr. Reimer is affiliated with a FINRA member broker-dealer.

(9)
Stephen Bolduc is a natural person with voting and dispositive power over the shares held by First Riverside Investors, LP.

(10)
Robert D. Burke is a natural person with voting and dispositive power over the shares held by Four JR Investments Ltd.

(11)
Jennifer Lorenzo is a natural person with voting and dispositive power over the shares held by GJG Life Sciences, LLC.

(12)
Gary J. McAdam is a natural person with voting and dispositive power over the shares held by Growth Ventures, Inc. Pension Plan & Trust, dated February 1, 1981.

(13)
Subscription documents for Mr. Portnoff were completed by Barbara Portnoff, Executor of the Estate of Joel B. Portnoff. Shares held in Mr. Portnoff's name will be transferred to the appropriate party upon final settlement of his Estate.

(14)
Joseph A. Di Vito is a trustee with voting and dispositive power over the shares held by the Joseph A. Divito Jr. Personal Trust, dated September 13, 2000. Mr. Di Vito is affiliated with a FINRA member broker-dealer.

(15)
Laurence Rivkin is a co-trustee with voting and dispositive power over the shares held by the L.N.R. Family Trust, dated August 2, 1987.

(16)
Kenneth E. Chyten is a trustee with voting and dispositive power over the shares held by the Law Offices of Kenneth E. Chyten Defined Benefit Pension Plan, dated December 1, 2001.

(17)
Laurence G. Allen is a natural person with voting and dispositive power over the shares held by LGA Investment Family, L.P. Mr. Allen is affiliated with a FINRA member broker-dealer.

(18)
Jennifer Ligeti is a natural person with voting and dispositive power over the shares held by LIGI Investments LLLP.

(19)
Ludwig Bravmann is affiliated with a FINRA member broker-dealer.

(20)
Barbara McShane and Michael Patterson are co-trustees with voting and dispositive power over the shares held by the Patterson and McShane Trust, dated July 7, 2005.

(21)
Meenakshi V Bhavsar is a trustee with voting and dispositive power over the shares held by the Meekavi Revocable Trust, dated July 15, 2005.

(22)
John H. Abeles MD is a natural person with voting and dispositive power over the shares held by Northlea Partners LLLP.

(23)
Uri Kaufthal is a natural person with voting and dispositive power over the shares held by Oppenheimer & Co. Inc. Cust FBO Uri Kaufthal IRA. Mr. Kaufthal is affiliated with a FINRA member broker-dealer.

(24)
David Hochman and Darren Sherman are natural persons with voting and dispositive power over the shares held by Orchestra Medical Ventures, LLC. Mr. Hochman is a Director of the Company.

(25)
Laurence G. Allen is a natural person with voting and dispositive power over the shares held by RBC Capital Markets LLC Cust. FBO Laurence G. Allen, IRA. Mr. Allen is affiliated with a FINRA member broker-dealer.

(26)
Kimberly Langston is a natural person with voting and dispositive power over the shares held by Rexford Capital, LLC.

(27)
Roman Perez-Soler is a Director of the Company.

(28)
Timothy McInerney is a Director of the Company. Mr. McInerney is affiliated with a FINRA member broker-dealer.

(29)
Laurence E. Lof is a natural person with voting and dispositive power over the shares held by Vantage fbo Laurence E. Lof Roth IRA. Mr. Lof is affiliated with a FINRA member broker-dealer.

(30)
Issakhar Daniell is a natural person with voting and dispositive power over the shares held by IDH Capital LLC.

(31)
Frank Mirchin is a natural person with voting and dispositive power over the shares held by RBC Capital Markets LLC Cust. FBO Frank Mirchin, IRA.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling security holders may sell some or all of their shares at a fixed price of $5.00 per share until our shares are quoted on the Over-the-Counter, or OTC, Bulletin Board and/or OTCQB Market operated by OTC Markets Group, Inc. (together, the “OTCBB/OTCQB”) and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB/OTCQB, stockholders may sell their shares in private transactions to other individuals.

Our common stock is not listed or traded on any public exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the quotation of our common stock on the OTCBB/OTCQB. In order to be quoted on the OTCBB/OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. There is further no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants held by certain investors.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market on which our common stock is traded. Among other matters, in order for our common stock to become Over-the-Counter, or OTC, Bulletin Board and/or OTCQB Market operated by OTC Markets Group, Inc. (together, the “OTCBB/OTCQB”) eligible, a Financial Industry Regulatory Authority (“FINRA”) member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, the Form 211 has not been filed with FINRA. There is no assurance that our common stock will be included on the OTCBB/OTCQB.

The shares of common stock registered hereby can be sold by selling stockholders at a fixed price of $5.00 per share until our shares are quoted on the OTCBB/OTCQB and thereafter at prevailing market prices or privately negotiated prices. We determined such fixed price based on the highest price at which shares of our common stock were sold in our private placement, for which closings occurred April 8, 2016 through September 9, 2016 (the “2016 Private Placement”).

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this prospectus, there are approximately 162 record holders of our common stock.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Lowenstein Sandler LLP, New York, New York. Members of the firm beneficially own 11,080 shares of our common stock.

EXPERTS

The consolidated balance sheets of Adgero Biopharmaceuticals, Inc., and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2016, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which is included in this prospectus herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Following the effectiveness of the registration statement, of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of Adgero Biopharmaceuticals Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Adgero Biopharmaceuticals Holdings, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adgero Biopharmaceuticals Holdings, Inc., as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum llp
New York, NY
April 11, 2017

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations
	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$3,165,225	$228,737
Certificates of deposit	2,802,000	-
Prepaid expenses	50,659	-
Total current assets	6,017,884	228,737
Property and equipment, net	26,313	-
Deferred offering costs	15,855	195,000
Total Assets	$6,060,052	$423,737

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$524,883	$370,169
Accrued interest	-	55,231
Accrued expenses	400,825	54,000
Advances from stockholder	962	29,108
Total current liabilities	926,670	508,508
Note payable to stockholder	-	163,934
Convertible notes	-	485,000
Total Liabilities	926,670	1,157,442

Commitments and Contingencies (Note 5)

Stockholders' Equity (Deficit):
Preferred stock, $0.0001 par value, 10,000,000 shares authorized and no shares issued or outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized and 4,987,451 and 2,000,000 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	499	200
Additional paid in capital	8,516,111	70,960
Accumulated deficit	(3,383,228)	(804,865)
Total Stockholders' Equity (Deficit)	5,133,382	(733,705)
Total Liabilities and Stockholders' Equity (Deficit)	$6,060,052	$423,737

See Notes to Consolidated Financial Statements

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015

Operating expenses:
Research and development	$783,656	$13,770
General and administrative	1,787,013	108,121
Total operating expenses	2,570,669	121,891
Loss from operations	(2,570,669)	(121,891)

Other income (expense):
Interest income	8,400	271
Interest expense	(16,094)	(20,100)
Total other expense, net	(7,694)	(19,829)
Net loss	$(2,578,363)	$(141,720)
Net loss per common share:
Basic and diluted	$(0.68)	$(0.07)
Weighted average common shares:
Basic and diluted	3,803,293	1,957,551

See Notes to Consolidated Financial Statements

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Subscription Receivable	Total Stockholder's (Deficit) Equity
Balance at December 31, 2014	1,938,272	$194	$40,966	$(663,145)	$(7,887)	$(629,872)
Issuance of restricted common stock for cash	61,728	6	29,994	-	-	30,000
Services received in lieu of cash for settlement of the subscription receivable	-	-	-	-	7,887	7,887
Net loss	-	-	-	(141,720)	-	(141,720)
Balance at December 31, 2015	2,000,000	200	70,960	(804,865)	-	(733,705)
Equity of Holdings at time of Reverse Merger	1,000,000	100	14,471	-	-	14,571
Conversion of convertible notes and accrued interest for Units	132,098	13	549,481	-	-	549,494
Exchange of shareholder note and accrued interest for Units	34,153	3	170,762	-	-	170,765
Issuance of Units, net of offering costs	1,786,200	179	7,235,665	-	-	7,235,844
Issuance of restricted stock and options	35,000	4	474,772	-	-	474,776
Net loss	-	-	-	(2,578,363)	-	(2,578,363)
Balance at December 31, 2016	4,987,451	$499	$8,516,111	$(3,383,228)	$-	$5,133,382

See Notes to Consolidated Financial Statements

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(2,578,363)	$(141,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Services received in lieu of cash for settlement of the subscription receivable	-	7,887
Depreciation expense	306	-
Stock-based compensation	474,776	-
Interest expense	16,094	-
Changes in operating assets and liabilities:
Interest receivable	-	104
Prepaid expenses and other current assets	(50,659)	-
Accounts payable	138,859	50,654
Accrued expenses	346,825	20,100
Total adjustments	926,201	78,745
Net cash used in operating activities	(1,652,162)	(62,975)
Cash flows from investing activities
Cash acquired in Reverse Merger	14,571	-
Purchase of certificate of deposit	(5,302,000)	-
Proceeds from certificate of deposit	2,500,000	-
Purchase of property and equipment	(26,619)	-
Net cash used in investing activitivies	(2,814,048)	-
Cash flows from financing activities
Proceeds from subscription receivable	-	1,105
Proceeds from private placement, net of offering costs	7,430,844	-
Deferred offering costs	-	(45,000)
Issuance of restricted common stock	-	30,000
Proceeds from convertible notes	-	285,000
(Repayment) advance to/from stockholder	(28,146)	20,253
Net cash provided by financing activitivies	7,402,698	291,358
Net increase in cash and cash equivalents	2,936,488	228,383
Cash and cash equivalents, beginning of year	228,737	354
Cash and cash equivalents, end of year	$3,165,225	$228,737
Supplemental disclosures of non-cash financing activities
Deferred offering costs in accounts payable	$15,855	$150,000
Conversion of convertible notes and accrued interest to Units	$549,494	$-
Exchange of note payable and accrued interest for Units	$170,765	$-
Deferred issuance costs reclassified to paid-in capital	$195,000	$-

See Notes to Consolidated Financial Statements

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015
1.
Organization

Nature of Business and Liquidity

Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”), incorporated in Delaware on October 26, 2015, wholly owns Adgero Biopharmaceuticals, Inc. (“Adgero”) which was incorporated in Delaware on November 16, 2007 and wholly owns Remelux Biopharmaceuticals, Inc (“Remelux”) which was incorporated in Delaware on July 18, 2014 (collectively the “Company”) and Remelux was dissolved on January 19, 2016. The Company is a biopharmaceutical company, focused on the development of photodynamic therapy, for the treatment of rare, unmet medical needs, specifically orphan cancer indications. The Company is headquartered in Princeton, New Jersey.

The Company is devoting substantially all of its efforts towards research and development of its photodynamic therapy and raising capital. The Company has not generated any product revenue to date.

The Company has financed its operations to date primarily through the issuance of its common stock and convertible notes, loans from stockholders and through the 2016 Units Offering (see Note 8 – Equity – 2016 Units Offering). The Company expects to continue to incur net losses in the foreseeable future.

As of December 31, 2016, the Company had cash and cash equivalents of $3,165,225 and holds certificates of deposit totaling, in the aggregate, $2,802,000 as of December 31, 2016. Although the Company has incurred recurring losses, the Company expects its cash and cash equivalents and certificates of deposit as of December 31, 2016, plus the $1,784, 145 of net cash proceeds received from a January 2017 closing of Investor Units (see Note 9 – Subsequent Events – Sale of Investor Units) will be sufficient to fund operations for at least the next twelve months from the date of this filing.

The Company will need to continue to raise funds until it is able to generate revenues from operations sufficient to fund its development and commercial operations. The Company cannot be certain that additional funding will be available on acceptable terms, or at all, in which case it may have to significantly delay, scale back or discontinue the development and/or commercialization of its product. The Company may also be required to (a) seek collaborators for its product at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (b) relinquish or otherwise dispose of rights to technology or its product that the Company would otherwise seek to deploy or commercialize.

2.
Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Holdings, Adgero and Remelux. Significant inter-company account balances and transactions have been eliminated in consolidation.

On January 11, 2016, Adgero entered into a merger agreement (the ”Merger Agreement”) by and among Holdings, the legal acquirer, which had 1,000,000 shares of common stock outstanding (50% of which were owned by a principal of the 2016 Units Offering placement agent), Adgero Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”) and Adgero. Pursuant to the terms of the Merger Agreement, as a condition of and contemporaneously with the April 8, 2016 initial closing of the 2016 Units Offering (the “Initial Closing”), Merger Sub merged with and into Adgero and Adgero became a wholly–owned subsidiary of Holdings. In connection with the merger (the “Merger”), the stockholders of Adgero received an aggregate of 2,000,000 shares of Holdings’ common stock in exchange for their outstanding shares of Adgero common stock, utilizing an exchange ratio of 0.12345679. Immediately following the Merger, the Adgero stockholders controlled 66.7% of Holdings. In addition, the holders of warrants to purchase 30,864 shares of common stock of Adgero with an exercise price of $4.05 per share prior to the Merger received replacement warrants (the “Replacement Warrants”) to purchase 30,864 shares of Holdings’ common stock with an exercise price of $5.00 per share.

For financial reporting purposes, this was a capital transaction of Adgero or a "Reverse Merger" rather than a business combination, because the shareholders of Adgero controlled the combined company immediately following the completion of the transaction. Adgero was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Adgero.  Accordingly, the assets and liabilities and the historical operations that are reflected in these consolidated financial statements are those of Adgero and are recorded at the historical cost basis of Adgero. Holding’s net assets and results of operations were consolidated with those of Adgero effective with the April 8, 2016 consummation of the Reverse Merger.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Basis of Presentation and Consolidation, continued

In the accompanying financial statements, all share and per share amounts, of Adgero were retroactively adjusted to reflect the 0.12345679 exchange ratio effective with the consummation of the Reverse Merger for all periods presented. All costs attributable to the Reverse Merger were expensed.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assessments that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented are effected by estimates and assumptions, which are used for, but not limited to, fair value calculations for equity securities, establishing valuation allowances for deferred taxes, and the recovery of deferred costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States financial institutions.

Certificates of Deposit

As of December 31, 2016, the Company holds certificates of deposit (“CDs”) totaling, in the aggregate, $2,802,000, with original maturities ranging from five months to nine months. The CDs earn a weighted average interest rate of 0.64% per annum.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation, which is recorded commencing at the in-service date using the straight-line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which is 7 years.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for equity awards in accordance with FASB ASC Topic No. 718, Compensation-Stock Compensation. Under FASB ASC Topic No. 718, compensation expense related to stock-based payments to employees and directors is recorded over the requisite service period based on the grant date fair value of the awards. The grant date value of performance-based equity awards is recognized over the service period, so long as completion of the performance criteria is deemed to be probable. Compensation previously recorded for unvested equity awards that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC Topic No. 505-50, Equity Based Payments to Non-Employees. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.  Performance-based equity awards without a performance commitment are recognized upon completion of the performance criteria at their then market value.

Advertising Costs

Advertising costs are expensed as they are incurred. There were no advertising costs incurred for the years ended December 31, 2016 and 2015.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Research and Development Expenses

Research and development costs are expensed as incurred in accordance with FASB ASC Topic No. 730, Research and Development. Research and development expenses of $783,656 and $13,770 during the years ended December 31, 2016 and 2015, respectively, consist primarily of (i) $100,000 paid in 2016 for achieving a milestone relating to a 2012 asset purchase agreement; (ii) compensation expense (including stock-based compensation), and (iii) costs related to consulting fees and support services.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist principally of cash and cash equivalents and certificates of deposit. All cash and cash equivalents are held in United States financial institutions which, at times, exceed federally insured limits. The Company manages their purchases of certificates of deposit such that it keeps its exposure to any single bank to be under the federally insured limits. The Company has not recognized any losses from credit risks on such accounts. The Company believes it is not exposed to significant credit risk on cash and cash equivalents.

Deferred Offering Costs

Deferred offering costs in the amount of $15,855 at December 31, 2016, which primarily consisted of direct, incremental professional fees incurred in 2016 relating to the January 2017 closing of Investor Units, were capitalized and included as non-current assets on the balance sheet as of December 31, 2016 (see Note 9 – Subsequent Events – Sale of Investor Units). Deferred offering costs in the amount of $195,000 at December 31, 2015, which primarily consisted of direct, incremental professional fees incurred in 2015 relating to our 2016 Units Offering, were capitalized and included as non-current assets on the balance sheet as of December 31, 2015 and offset against the equity offering proceeds upon the consummation of the 2016 Units Offering for the year ended December 31, 2016 (see Note 8 – Equity – 2016 Units Offering).

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for deferred taxes using the asset and liability method as set specified in FASB ASC Topic No. 740-10, Income Taxes. Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and the tax basis of assets and liabilities, operating losses and tax credit carryforwards. Deferred income taxes are measured using the enacted tax rates and the laws that are anticipated to be in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax changes are enacted.

The Company has adopted the authoritative guidance on accounting for disclosure of uncertain tax positions which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company has no uncertain tax positions as of December 31, 2016 and 2015 that qualify for either recognition or disclosure in the financial statements under this guidance.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations. There were no amounts accrued for interest or penalties for the years ended December 31, 2016 and 2015.

Financial Instruments

Financial instruments, which include cash and cash equivalents and accounts payable are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments have included convertible and other notes, the carrying value of which approximates their fair value as the notes bear terms and conditions comparable to market for obligations with similar terms and conditions.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Financial Instruments, continued

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

●
Level 1 – Unadjusted quoted prices in active markets that are assessable at the measurement date of identical, unrestricted assets or liabilities.
●
Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
●
Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Prior to the first closing of the 2016 Units Offering (see Note 8 – Equity – 2016 Units Offering), the Company determined that the fair value of its common stock was immaterial because it was a private company with no market for its securities that (a) had not yet been successful in accomplishing a significant capital raise; (b) had negative net worth; and (c) had not yet commenced operations.

Loss per Common Share

The Company utilizes FASB ASC Topic No. 260, Earnings per Share. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potentially dilutive common shares outstanding during the period, including convertible notes, non-vested restricted stock, stock options and warrants using the treasury stock method and the if-converted method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Loss per Common Share, continued

The potentially dilutive securities shown below have been excluded from the computation of diluted loss per share for the years ended December 31, 2016 and 2015 since their inclusion would have been anti-dilutive.

The following securities are excluded from the calculation of weighted average dilutive common shares:

	As of December 31,
	2016	2015
Convertible notes	-	121,378
Options	933,937	-
Warrants	2,350,733	30,846
Non-vested restricted stock	25,000	-
	3,309,670	152,224

Recently Issued Accounting Standards

In August 2014, the Financial Accounting Standards Board (‘‘FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. The pronouncement is effective for annual reporting periods ending after December 15, 2016 with early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s financial statements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on the Company's consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 aimed at simplifying the accounting for share-based payment transactions. Included in the update are modifications to the accounting for income taxes upon vesting or settlement of awards, employer tax withholding on share-based compensation, forfeitures, and financial statement presentation of excess tax benefits. ASU 2016-09 is effective for annual periods beginning after December 15, 2016 and interim periods within those periods. The Company is currently evaluating ASU 2016-09 and its impact on the Company's consolidated financial statements.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

2.
Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards, continued

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The new standard will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017. We will require adoption on a retrospective basis unless it is impracticable to apply, in which case we would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently evaluating ASU 2016-15 and its impact on our consolidated financial statements or disclosures.

3.
Property and Equipment

As of December 31, 2016, property and equipment, net consisted of office furniture in the amount of $26,619, net of accumulated depreciation in the amount of $306. Depreciation expense amounted to $306 and $0 for the years ended December 31, 2016 and 2015, respectively. Depreciation expense is reflected in general and administrative expenses in the consolidated statements of operations.

4.
Convertible Notes

Convertible notes consisted of:
December 31, 2015
2015 Convertible Notes, bearing interest at
6% per annum, maturing June 9, 2016	$285,000

2012 Senior Convertible Equity Securities, bearing interest
at 8% per annum, maturing November 26, 2019	200,000
$485,000

As of December 31, 2015, the accrued interest on the outstanding convertible notes was $49,556.

For the years ended December 31, 2016 and 2015, the Company recorded interest expense related to the outstanding convertible notes of $14,162 and $16,781, respectively.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

4.
Convertible Notes (continued)

2015 Convertible Notes

During 2015, the Company issued three (3) 6% convertible notes for $285,000 ($25,000 on October 6th, $10,000 on October 28th and $250,000 on December 23rd). The principal amounts outstanding under these notes bear interest at 6%. These notes were scheduled to mature on March 31, 2016, then were subsequently extended to June 9, 2016 and then were subsequently converted to Units (the conversion of the 2015 Convertible Note with a principal amount of $25,000 was not part of the 2016 Units Offering) on April 8, 2016 (see Note 8 – Equity – 2016 Unit Offering). The extension did not qualify as a debt modification as the net present value of the cash flows was unchanged.

Prior to maturity, the notes were automatically convertible into a Qualified Financing, as defined, with minimum gross proceeds of $3,000,000, at the price paid by investors in a Qualified Financing.

At maturity, if the notes were not converted into a Qualified Financing, the investors had the sole option to be repaid in cash, including interest accrued, or to convert at a conversion price of $5.00 per unit, wherein a unit would be comprised of one (1) share of Adgero common stock and one (1) five-year cashless warrant, exercisable for one (1) share of Adgero common stock at an exercise price of $5.00 per share. Furthermore, the warrants would have been callable at the Company’s option at a price of $12.55 per share.

The Company determined that the conversion options embedded in the convertible notes did not meet the defined criteria of a derivative in that the net settlement requirement of delivery of common shares does not meet the “readily convertible to cash” criteria described in Accounting Standards Codifications 815 and therefore bifurcating of the embedded conversion option was not required. There is no established market for the Company’s common stock. There was no beneficial conversion feature associated with these convertible notes as the conversion price of $5.00 per Unit of Holdings was equivalent to the fair value of a Unit on the commitment date.

On April 8, 2016, the $285,000 of principal and $5,501 of accrued interest due on the 2015 Convertible Notes, were automatically converted into 58,100 Units at $5.00 per Unit. No beneficial conversion feature was recognized in connection with the 2015 Convertible Notes, since the conversion price for a Unit in Holdings was equivalent to the fair value of a Unit on the commitment date.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

4.
Convertible Notes (continued)

2012 Senior Convertible Equity Securities

In November 2012, the Company issued two (2) 8% Senior Convertible Equity Securities (the “Senior Notes”) with an aggregate principal amount of $200,000 and a maturity of November 26, 2019 in conjunction with an asset purchase agreement (see Note 5 - Commitments). Upon completion of a Payment Equity Financing (as defined), with minimum gross proceeds of $5,000,000, the holders could elect to convert the Senior Notes into the securities sold in the Payment Equity Financing at a conversion price equal to seventy percent (70%) of the price paid by the investors in the Payment Equity Financing.

The Company determined that the conversion options embedded in the convertible notes did not meet the defined criteria of a derivative in that the net settlement requirement of delivery of common shares does not meet the “readily convertible to cash” criteria described in Accounting Standards Codifications 815 and therefore bifurcating of the embedded conversion option was not required. There is no established market for the Company’s common stock. There was no measurement of the potential beneficial conversion feature as of the commitment date because the qualifying event had not occurred.

On August 3, 2016, the $200,000 principal and $59,000 accrued interest due on the 2012 Senior Convertible Equity Securities, was converted into 73,998 Units (see Note 8 – Equity – 2016 Units Offering). No beneficial conversion feature was recognized in connection with the conversion of the 2012 Senior Convertible Equity Securities because the fair value of the underlying stock at the 2012 commitment date was negligible.

5.
Commitments

Legal Matters

The Company is not currently subject to any material legal proceedings; however, the Company may from time to time become a party to various legal proceedings arising in the ordinary course of the Company’s business.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

5.
Commitments (continued)

Asset Purchase Agreement

In connection with an asset purchase agreement with Miravant Medical Technologies (“Miravant”) dated November 26, 2012, the Company issued $200,000 of Senior Convertible Equity Securities (see Note 3 – Convertible Notes). In addition, the Company was required to reimburse St. Cloud Investments (“St. Cloud”) and its respective agents $69,000 for expenses associated with the sale. As of December 31, 2016 and 2015, the balance due was $0 and $53,000, respectively.

On May 12, 2014, the Company amended the asset purchase agreement. Under the amended agreement, ten percent (10%) of any monies raised through an equity financing are to be paid to the seller and its agents until the unpaid balance of $53,000 for expenses associated with sale as described above, is paid in full. The Company raised sufficient funds through the 2016 Unit offering and the balance of $53,000 was paid in full.

In addition, the milestone payments were amended as follows:

a)
Payment in cash of the initial milestone of $100,000 if the equity financing exceeds $4,000,000;
b)
Payments of $300,000 in cash or an equivalent amount of stock, at the Company’s sole discretion, upon the sooner of (1) the next equity financing after a “non-exploratory” clinical trial or (2) the commencement of a clinical trial intended to be used as a definitive study for market approval in any country;
c)
Payment of $700,000 in cash or an equivalent amount of stock, at the Company’s sole discretion, upon the grant of the first regulatory approval of a product; and
d)
Royalty equity to six percent (6%) on net sales during the Royalty Term.

The purchase was accounted for as an asset acquisition. Contingent consideration in an asset acquisition is generally recognized when it is probable that a liability has incurred and the amount can be reasonably estimated. None of the milestone payments were accrued for at the time of acquisition as it was not probable that a liability had been incurred.

After the May 31, 2016 closing of the 2016 Units Offering, the Company exceeded equity financing in excess of $4,000,000 and made payment of the $100,000 milestone which was recognized as research and development costs. The remaining milestones payments have not yet been achieved as of the date of the financial statements.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

5.
Commitments (continued)

Employment Agreements

Chief Executive Officer

On April 8, 2016, the Company and the CEO agreed to the terms of a three-year employment agreement. Pursuant to the agreement, the CEO is entitled to receive a salary of $349,000 per annum, subject to automatic increases as follows: (1) upon the closing of an underwritten round of financing with gross proceeds of $20 million or more, the CEO’s salary increases by $50,000, and (2) upon acceptance of the Company’s first new drug application (“NDA”), the CEO’s salary increases by $150,000. As of the date of this filing, neither of these milestones have been met.  The CEO is also entitled to receive annual bonuses of up to 75% of his annual base salary, in the event certain performance goals, as determined by the Company’s Compensation Committee, are satisfied. For the year ended December 31, 2016, the Company accrued $261,750 of bonus expense for the satisfaction of the performance goals pursuant to the agreement, which is included in accrued expenses on the accompanying consolidated balance sheet at December 31, 2016. Pursuant to the agreement, upon the July 29, 2016 completion of the 2016 Units Offering, the CEO was awarded an option grant for the equivalent of 5.0% of the Company’s fully-diluted shares of common stock, which resulted in an option grant to purchase 335,958 shares of common stock at an exercise price of $5.00 per share (see Note 8 – Equity – Equity Awards). The option vests ratably on each of the subsequent three annual anniversary dates.

Also pursuant to the agreement, in the event that (a) the CEO’s employment is terminated by the Company without cause (with 60 days notice), or (b) the CEO terminates his employment for “good reason” (each as defined in the employment agreement), or (c) the term of the CEO’s employment agreement is not extended beyond the expiration date, the CEO would be entitled to receive severance in an amount equal to his then annual base salary and health insurance continuation benefits for 12 months and an additional 12 months of service would be credited toward the accelerated vesting of his outstanding options and would be permitted to exercise all vested options for a period of 12 months.

Further, in the event that the CEO’s employment is terminated by the Company without cause, or the CEO terminates his employment for “good reason”, within 24 months following a “change in control” (as defined in the employment agreement), the CEO would be entitled to receive severance in an amount equal to his then annual base salary and health insurance continuation benefits for 18 months and an additional 18 months of service would be credited toward the accelerated vesting of his outstanding options and would be permitted to exercise all vested options for a period of 18 months.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

5.
Commitments (continued)

Employment Agreements, continued

Chief Executive Officer, continued

In February 2017, the Company entered into an amendment to the employment agreement with the CEO that provides for accelerated vesting of all unvested option awards granted to the CEO pursuant to his employment agreement upon certain terminations of employment following a change in control.

Vice President of Operations and Product Development

On April 8, 2016, the Company and its Vice President of Operations and Product Development (“VPO”) agreed to the terms of a two-year employment agreement. Pursuant to the agreement, the VPO is entitled to receive a salary of $249,000 per annum, subject to automatic increases as follows: (1) upon the closing of an underwritten round of financing with gross proceeds of $20 million or more, the VPO’s salary increases by $25,000, and (2) upon acceptance of the Company’s first new drug application (“NDA”), the VPO’s salary increases by $75,000. As of the date of this filing, neither of these milestones have been met.  The VPO is also entitled to receive annual bonuses of up to 30% of his annual base salary, in the event certain performance goals, as determined by the Company’s Compensation Committee, are satisfied. For the year ended December 31, 2016, the Company accrued $74,700 of bonus expense for the satisfaction of the performance goals pursuant to the agreement, which is included in accrued expenses on the accompanying consolidated balance sheet at December 31, 2016. Pursuant to the agreement, upon the July 29, 2016 completion of the 2016 Units Offering, the VPO was awarded an option grant for the equivalent of 2.5% of the Company’s fully-diluted shares of common stock, which resulted in an option grant to purchase 167,979 shares of common stock at an exercise price of $5.00 per share (see Note 8 – Equity – Stock Options). The option vests ratably on each of the subsequent three annual anniversary dates.

Also pursuant to the agreement, in the event that (a) the VPO’s employment is terminated by the Company without cause (with 60 days notice), or (b) the VPO terminates his employment for “good reason” (each as defined in the employment agreement), or (c) the term of the VPO’s employment agreement is not extended beyond the expiration date, the VPO would be entitled to receive severance in an amount equal to his then annual base salary and health insurance continuation benefits for 6 months and an additional 6 months of service would be credited toward the accelerated vesting of his outstanding options and he’d be permitted to exercise all vested options for a period of 6 months.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

5.
Commitments (continued)

Employment Agreements, continued

Vice President of Operations and Product Development, continued

In February 2017, the Company entered into an amendment to the employment agreement with the VPO that provides for accelerated vesting of all unvested option awards granted to the VPO pursuant to his employment agreement upon certain terminations of employment following a change in control.

Vice President of Manufacturing Operations and Quality Control

On October 3, 2016, the Company and its Vice President of Manufacturing Operations and Quality Control (“VPQC”) agreed to the terms of an open ended employment agreement. Pursuant to the agreement, the VPQC is entitled to receive a salary of $275,000 per annum.  The VPQC is also entitled to receive annual bonuses targeted at 35% of her annual base salary, in the event certain performance goals, as determined by the Company’s Compensation Committee, are satisfied. For the year ended December 31, 2016, the Company did not accrue any bonus expense pursuant to the agreement. Pursuant to the agreement, on October 21, 2016, the VPQC was awarded a stock option for the purchase of 150,000 shares of the Company’s common stock at an exercise price of $5.00 per share (provided that such exercise price is not less than fair market value) which will vest in three annual installments (see Note 8 – Equity – Stock Options).

The employment agreement may be terminated by the Company without cause or by the VPQC with good reason, upon sixty days notice. Also pursuant to the agreement, in the event that (a) the VPQC’s employment is terminated by the Company without cause (with 60 days’ notice), or (b) the VPQC terminates her employment for “good reason” (each as defined in the employment agreement), the VPQC would be entitled to receive an additional 3 months of service credited toward the accelerated vesting of her outstanding options and she would be permitted to exercise all vested options for a period of 6 months and, subject to the execution of a Release Agreement, as defined, severance in an amount equal to three months of her then annual base salary and health insurance continuation benefits for up to 3 months.

In February 2017, the Company entered into an amendment to the employment agreement with the VPQC that provides for accelerated vesting of all unvested option awards granted to the VPQC pursuant to her employment agreement upon certain terminations of employment following a change in control.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

5.
Commitments (continued)

Consulting Agreement

On October 12, 2016, the Company entered into a one-year consulting agreement with a consultant (the “Consultant”) for regulatory for product development advice and services, at a rate of $150 per hour. The agreement may be renewed or extended upon the expiration of the one-year term upon mutual written agreement of the parties, and may be terminated by either the Company or the Consultant for any reason upon 30 days prior written notice. On December 16, 2016, the Consultant was awarded an option to purchase 5,000 shares of the Company’s common stock at an exercise price of $5.00 per share which vests on December 16, 2017 and expires on December 15, 2026 (see Note 8 – Equity – Stock Options).

Lease Agreement

In December 2016, a three-year lease commenced on office space in Princeton. New Jersey. Basic rent in connection with the lease is $3,962 per month. The Company entered into an amendment to expand the leased office space which will become effective April 1, 2017. Basic rent in connection with the lease amendment is $6,026 per month.

Future minimum payments under this lease agreement, as amended, is as follows:

For the Years Ending,
December 31,	Amount
2017	$66,250
2018	74,015
2019	75,587
2020	25,676
$241,528

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

6.
Related Party Transactions

Since inception, the CEO had advanced funds to the Company. On July 9, 2014, the CEO exchanged his advances of $163,934 for a Note due July 1, 2019 bearing interest at two percent.

On July 29, 2016, the CEO exchanged the Note and the related accrued interest which totaled $170,765 ($163,934 plus accrued interest $6,831) for Units consisting of 34,153 shares of Holdings’ common stock and warrants to purchase 34,153 shares of Holdings’ common stock at an exercise price of $5.00 per share. The carrying value of the Note equaled the fair value of the Holdings’ equity securities.

See Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for details related to the ownership interest of a principal of the placement agent responsible for the 2016 Units Offering.

7.
Income Taxes

As of December 31, 2016 and 2015, the Company had available federal net operating loss carryforwards (“NOLs”) of approximately $3,001,000 and $889,000, respectively, and state NOLs of approximately $2,903,000 and $791,000, respectively, which are available to offset future federal and state taxable income, if any, and which expire between 2027 and 2036. The utilization of these NOLs is subject to limitations based on past and future changes in ownership of the Company pursuant to Internal Revenue Code Section 382. The Company has determined that an ownership change occurred for Internal Revenue Code Section 382 purposes. As a result of this ownership change, the ability of the Company to utilize its NOLs may be limited. Federal tax returns for the years 2013, 2014 and 2015 remain subject to audit.

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset is presented below:

	December 31,
	2016	2015
Deferred tax assets
Net operating loss carryforwards	$1,194,402	$349,553
Stock-based compensation	178,630	-

Total gross deferred tax asset	1,373,032	349,553
Less: Valuation allowance	(1,373,032)	(349,553)

Net deferred tax asset	$-	$-

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

7. Income Taxes (continued)

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2016 and 2015. The net change in valuation allowance for the years ended December 31, 2016 and 2015 was an increase of approximately $1,023,000 and $57,000, respectively.

The income tax (provision) benefit consists of the following:

	For The Years Ended
	December 31,
	2016	2015
Federal:
Current	$-	$-
Deferred	869,957	48,185

State and local:
Current	-	-
Deferred	153,522	8,503
	1,023,479	56,688
Change in valuation allowance	(1,023,479)	(56,688)
Income tax (provision) benefit	$-	$-

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

7. Income Taxes (continued)

A reconciliation of the U.S. Statutory income tax rate to the Company’s effective tax rate is as follows:

	For The Years Ended
	December 31,
	2016	2015

Federal income tax at statutory rate	34.0%	34.0%
State income tax benefit, net of federal benefit	6.0%	6.0%
Permanent differences	(0.1%)	0.0%
Change in valuation allowance	(39.9%)	(40.0%)

Effective income tax rate	0.0%	0.0%

8.
Equity

Authorized Capital

Holdings has 60,000,000 shares of authorized capital stock, including 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. No preferred stock has been designated to date.

Equity Incentive Plan

On January 8, 2016, the Holdings’ Board and stockholders adopted the 2016 Equity Incentive Plan (“2016 Plan”), which has a ten-year life for granting awards and initially reserved 750,000 shares of common stock for awards, which increased to 15% of the quantity of the Company’s outstanding common stock, on a fully diluted basis, immediately following the final closing of the 2016 Units Offering, up to a maximum of 2,000,000 shares. Beginning January 1, 2017 and annually thereafter, the maximum shares will be increased by 6% of the Holdings’ common stock outstanding at that time. Shares of common stock issued under the 2016 Plan may either be authorized but unissued Holdings’ common stock or shares held in Holdings’ treasury. As of December 31, 2016, (i) the Company has 1,007,875 shares of common stock authorized for awards granted under the 2016 Plan; (ii) options to purchase an aggregate of 933,937 shares of common stock were outstanding under the 2016 Plan; and (iii) 35,000 shares of common stock were issued as restricted stock grants pursuant to the 2016 Plan. Accordingly, as of December 31, 2016, 38,938 shares are reserved and currently available for future grants under the 2016 Plan. See Note 9 – Subsequent Events – Equity Incentive Plan for details regarding the amendment of the Company’s 2016 Plan and Note 9 – Subsequent Events – Other Equity Awards for details regarding additional issuances under the plan.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

Equity Incentive Plan, continued

Awards granted under the 2016 Plan may be incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. Pursuant to the 2016 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors.

Sale of Common Stock

On September 25, 2014, Adgero sold 411,676 shares of common stock for $9,393. Adgero ultimately received cash proceeds of $1,506. On December 30, 2015, Adgero settled the remaining $7,887 receivable in exchange for services provided to Adgero for the year ended December 31, 2015.

On September 9, 2015, Adgero sold 61,728 shares of common stock for aggregate proceeds of $30,000.

Placement Agent Agreement

On January 11, 2016, Holdings entered into a placement agent’s agreement to offer Units for sale in a private placement (the “2016 Units Offering”) and agreed to pay the Placement Agent (i) a cash fee equal to 10% of the gross proceeds and (ii) a non-accountable expenses allowance equal to 3% of the gross proceeds raised in the offering. In addition, the Placement Agent is entitled to five-year warrants to purchase Holdings’ common stock at an exercise price equal to $5.00 per share in a quantity equal to 10% of the number of shares of common stock and warrants sold in this offering (the “Placement Agent Warrants”).

2016 Units Offering

Each Unit in the 2016 Units Offering was sold at a price of $5.00 per Unit. Each Unit consisted of (i) one share of Holdings’ common stock, par value $0.0001 per share and (ii) one five-year warrant to purchase one share of Holdings’ common stock at an exercise price of $5.00 per share (“Investor Warrant”).

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

2016 Units Offering, continued

The 2016 Units Offering consisted of (a) the Initial Offering (the first six closings through July 29, 2016). and (b) the Follow-on Offering (the final two closings through September 9, 2016). In connection with the 2016 Units Offering, the Company raised aggregate gross proceeds of $8,931,000 and issued 1,786,200 Units consisting of 1,786,200 shares of common stock and Investor Warrants to purchase 1,786,200 shares of common stock. In addition, for the year ended December 31, 2016, the Placement Agent has earned (a) a $888,546 cash fee. (b) a $275,564 allowance for nonaccountable expenses and (c) Placement Agent Warrants to purchase 367,418 shares of Holdings’ common stock, which have the same terms as the Investor Warrants. The Company determined that the Investor and Placement Agent Warrants were equity instruments. Through December 31, 2016, Holdings incurred an additional $531,046 of offering costs (primarily legal costs), which were charged against the proceeds of the 2016 Units Offering.

On April 8, 2016, at the initial closing of the 2016 Units Offering, principal and accrued interest due related to the 2015 Convertible notes, totaling, in the aggregate, $290,501 ($285,000 plus accrued interest of $5,501) was automatically converted into 58,100 Units (5,154 of which were not included in the 2016 Units Offering) consisting of an aggregate of 58,100 shares of Holdings’ common stock and Investor Warrants to purchase an aggregate of 58,100 shares of Holdings’ common stock at an exercise price of $5.00 per share. No beneficial conversion feature was recognized because the $5.00 conversion price for a Unit in Holdings was equivalent to the fair value of a Unit on the commitment date. See Note 4 – Convertible Notes for additional details related to issuances upon the conversions of convertible stock.

On July 29, 2016, the CEO exchanged his Note and accrued interest which totaled $170,765 ($163,934 plus accrued interest of $6,831) for Units consisting of 34,153 shares of Holdings’ common stock and five-year warrants to purchase 34,153 shares of Holdings’ common stock at an exercise price of $5.00 per share.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

2016 Units Offering, continued

On August 3, 2016, the note holders of the 2012 Senior Convertible Equity Securities exchanged the principal and accrued interest which totaled $258,993 ($200,000 and accrued interest $58,993) for 73,998 Units (which were not included in the 2016 Units Offering) consisting of 73,998 shares of Holdings’ common stock and five-year warrants to purchase 73,998 shares of Holdings’ common stock at an exercise price of $5.00 per share; representing the number of securities equal to the outstanding balance of the 2012 Senior Convertible Equity Securities, plus interest accrued thereon but unpaid, divided by seventy percent (70%) of the $5.00 purchase price per unit paid by the investors participating in the 2016 Units Offering, pursuant to the terms of the 2012 Senior Convertible Equity Securities. See Note 4 – Convertible Notes for additional details related to issuances upon the conversions of convertible stock.

Registration Rights Agreement

In connection with the 2016 Units Offering, the Company entered into a registration rights agreement (as amended, the “Registration Rights Agreement”) with the 2016 Units Offering investors, a 2015 Convertible Note holder whose note was not included in the 2016 Units Offering, the Placement Agent and the holders of certain of our outstanding warrants (collectively, the “Investors”). The Company is required to file with the SEC after the date of the final closing of the 2016 Units Offering (the “Registration Filing Date”), a registration statement covering the resale of the shares of common stock held by the Investors (the “Investor Shares”) and certain of the Investor Warrants, issued in the 2016 Units Offering, as well as the shares of common stock underlying the Replacement Warrants and the warrant issued to a 2015 Convertible Note holder whose note was not included in the 2016 Units Offering (together with the Investor Shares and the Investor Warrants, the “Registrable Securities”).

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

Registration Rights Agreement, continued

The Company is also required to use commercially reasonable efforts to have the registration statement declared effective within one hundred and fifty (150) days after the registration statement is filed (the “Effectiveness Deadline”). provided however, that if the Company signs a letter of intent or comparable agreement with an underwriter which contemplates an Initial Public Offering (“IPO”) or holds an organizational meeting for an IPO, or otherwise orally engages an underwriter to begin working with the Company towards an IPO prior to the Effectiveness Deadline (the “IPO Process Commencement Date”), then the Company shall file a joint registration statement covering the primary shares to be issued in the IPO and the resale of the Registrable Securities, and in such event the Registration Filing Date shall be extended to a date that is seventy five (75) calendar days after the IPO Process Commencement Date and the Effectiveness Deadline shall be extended to a date that is one hundred twenty (120) calendar days after the initial filing of the Registration Statement with the Commission. If the IPO is abandoned at any time, then the Registration Filing Date will be 60 calendar days from the actual date of abandonment and the Effectiveness Deadline will be one hundred and fifty (150) calendar days after the date of abandonment. The Company is also required to keep the registration statement continuously effective under the Securities Act for a period of one year or for such shorter period ending on the earlier to occur of the date when all the Registrable Securities covered by the registration statement have been sold or such time as all of the Registrable Securities covered by the registration statement can be sold under Rule 144 without any volume limitations.

If the registration statement is not declared effective on or before the Effectiveness Deadline, the Company will be required to pay to each holder of Registrable Securities purchased in the 2016 Units Offering an amount in cash equal to one-half of one percent (0.5%) of such holder's investment amount on every thirty (30) day anniversary of such Effectiveness Deadline until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by us as the result of such failure, shall be an amount equal to 6% of each holder's investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder's Registrable Securities may be sold by such holder without restriction under Rule 144.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

Restricted Stock

During July 2016, Holdings granted an aggregate of 25,000 shares of restricted stock with a grant date value of $70,500 to consultants. Of these awards (a) 25% of the shares vest upon effectiveness of the Company’s registration statement on Form S-1; while (b) the remaining shares vest ratably at the end of each 90-day period subsequent to the registration statement effectiveness. To date, this restricted stock award is not vested. No stock based compensation has been recognized in connection with this restricted stock.

On the June 23, 2016, effective date of a consulting agreement, the Company became contractually obligated to deliver 10,000 vested shares of the Company’s restricted common stock and the Company recognized the $28,200 fair value of these shares as stock-based compensation expense for the year ended December 31, 2016. There is no unrecognized stock-based compensation related to the restricted common stock as of December 31, 2016.

A summary of restricted stock activity for the year ended December 31, 2016 is presented below:
	Number of Restricted Shares	Weighted Average Fair Value
Non-vested, December 31, 2015	-	$-
Granted	35,000	2.82
Vested	(10,000)	2.82
Forfeited	-	-
Non-vested, December 31, 2016	25,000	$2.82

Stock Options

On July 22, 2016, the Company granted options for the purchase of an aggregate 160,000 shares of the Company’s common stock to four members of the Board of Directors (the “Director Options”). The Director Options have a ten-year life, are exercisable at $5.00 per share and vest on April 8, 2017. The Director Options have an aggregate grant date value of $359,484 or $2.25 per share, which is recognized ratably over the vesting period.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

Stock Options, continued

On July 29, 2016, the Company granted options for the purchase of 90,000 shares to consultants (the “Consultant Options”) The Consultant Options have a ten-year life and have an exercise price of $5.00 per share. Options for the purchase of 5,000 shares vested immediately and the remainder vest ratably on each of the three anniversary dates following the date of grant. The Consultant Options had an aggregate grant date value of $208,003 or $2.31 per share, which is re-measured on each financial reporting date and vesting date until the service period is complete.

On July 29, 2016, the Company granted options for the purchase of an aggregate 503,937 shares to three officers of the Company (the “Executive Options”). The Executive Options have a ten-year life and have an exercise price of $5.00 per share. The options vest ratably on each of the three anniversary dates following the date of grant. The Executive Options had an aggregate grant date value of $1,164,671 or $2.31 per share, which is recognized over the vesting period.

On October 21, 2016, Holdings granted to a Scientific Advisory Board member an option to purchase 25,000 shares of Holdings’ common stock at an exercise price of $5.00 per share.  The option vests one-third on each of the next three anniversary dates, subject to the grantee’s continued service through each such vesting date. The options expire on the tenth anniversary of the grant date. The option had a grant date value of $57,908 or $2.32 per share, which is re-measured on each financial reporting date and vesting date until the service period is complete.

On October 21, 2016, Holdings awarded to its Vice President of Manufacturing Operations and Quality Control a ten-year stock option to purchase 150,000 shares of Holdings' common stock at an exercise price of $5.00 per share. The option vests one-third on each of the next three anniversary dates. The option had a grant date value of $347,447 or $2.32 per share, which is recognized over the vesting period.

On December 16, 2016, a consultant was awarded an option to purchase 5,000 shares of the Company’s common stock at an exercise price of $5.00 per share which vests on December 16, 2017 and expires on December 15, 2026. The option had a grant date value of $11,294 or $2.26 per share, which is re-measured on each financial reporting date and vesting date until the service period is complete.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

Stock Options, continued

In applying the Black Scholes option pricing model, the Company used the following assumptions:

For The Year Ended December 31, 2016
Risk free interest rate	1.16% - 2.04%
Expected term	5.5-6.0 years
Expected volatility	120.00%
Expected dividends	0.00%

For the year ended December 31, 2016, the Company recognized stock based compensation of $446,576 related to stock option grants, of which $104,378 is included in research and development expenses, and $342,198 is included in general and administrative expenses in the consolidated statement of operations. As of December 31, 2016, there was $1,702,233 of unrecognized stock-based compensation related to stock option grants that will be amortized over a weighted average period of 2.4 years, of which $233,726 of unrecognized expense is subject to non-employee mark-to-market adjustments.

A summary of stock options activity for the year ended December 31, 2016 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining LifeIn Years	Intrinsic Value
Outstanding, December 31, 2015	-	$-
Granted	933,937	5.00
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding, December 31, 2016	933,937	$5.00	9.6	$-

Exercisable, December 31, 2016	5,000	$5.00	9.6	$-

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

8.
Equity (continued)

Warrants

For the year ended December 31, 2016 the Company issued an aggregate of 2,350,733 five-year warrants with an exercise price of $5.00, consisting of 30,864 Replacement Warrants (See Note 2 – Summary of Significant Accounting Policies: Basis of Presentation and Consolidation), 1,786,200 warrants issued as part of the 2016 Unit Offering, 166,251 warrants issued upon the exchange or conversion of debt and 367,418 Placement Agent Warrants issued in connection with the 2016 Units Offering (see Note 8 – Equity – 2016 Units Offering).

A summary of warrant activity for the year ended December 31, 2016 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, December 31, 2015	-	$-
Issued	2,350,733	5.00
Exercised	-	-
Cancelled	-	-
Outstanding, December 31, 2016	2,350,733	$5.00	4.5	$-

Exercisable, December 31, 2016	2,350,733	$5.00	4.5	$-

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

9.
Subsequent Events

Management has evaluated subsequent events through the date the consolidated financial statements were available to be issued.

Employment Agreements

Chief Executive Officer

On March 3, 2017, the Board of Directors of the Company approved an amendment to the CEO’s employment agreement such that the CEO’s base salary was increased from $349,000 per annum to $400,000 per annum.

Chief Financial Officer

On February 13, 2017, the Company entered into an employment agreement with its new Chief Financial Officer (“CFO”). Pursuant to the terms of the agreement, the CFO’s initial base salary is $275,000, subject to annual review and adjustment at the discretion of the Board or the Compensation Committee, and the CFO is eligible to receive an annual bonus amount targeted at 35% of her annual base salary, based upon the achievement of certain goals and objectives as set by the Board or the Compensation Committee. In connection with her employment, the CFO was granted options for the purchase of 100,000 shares of the Company’s common stock at an exercise price of $5.00 per share which vest in three annual installments. The option expiration date is February 12, 2027.

The CFO’s employment agreement can be terminated by the Company without cause or by the CFO with good reason, upon sixty days notice. In such case, after completing six months of employment, the CFO is entitled to severance equal to six months of her base salary and health insurance continuation benefits for up to six months.

The employment agreement with the CFO provides for accelerated vesting of all unvested option awards granted to the CFO pursuant to her employment agreement upon certain terminations of employment following a change in control.

Vice President of Operations and Product Development

On March 3, 2017, the Board of Directors of the Company approved an amendment to the VPO’s employment agreement such that the VPO’s base salary was increased from $249,000 per annum to $275,000 per annum.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

9. Subsequent Events (continued)

Advisory Agreement

On February 3, 2017, the Company entered into a one-year agreement with an advisor (the “Advisor”) for services as a member of the Advisory Board. Upon expiration, the agreement automatically extends for one year, unless 30 days written notice of non-renewal is given by either party. Pursuant to the terms of the agreement, the Advisor will receive $2,500 to attend each formal face-to-face meeting and $350 per hour for non-meeting services performed at the request of the Company. On February 8, 2017, the Advisor was granted options for the purchase of 25,000 shares of the Company’s common stock at an exercise price of $5.00 per share, which vest in three equal annual installments and expire on February 7, 2027.

Equity Incentive Plan

On January 1, 2017, pursuant to the terms of the 2016 Plan, the authorized number of shares of common stock for awards granted under the 2016 Plan automatically increased from 1,007,875 to 1,307,122 shares. The increase represents 6% of Holdings’ common stock as of January 1, 2017. Furthermore, in March 2017, the Company’s Board of Directors amended the 2016 Plan such that the authorized number of shares of common stock for awards granted under the 2016 Plan was increased from 1,307,122 to 2,756,330 shares, subject to shareholder approval.

Other Equity Awards

In January 2017, the Company issued 11,080 shares of immediately vested common stock to an advisor as partial payment of services rendered.

In March 2017, the Company granted options for the purchase of an aggregate of 180,000 shares of the Company’s common stock at an exercise price of $5.00 per share to four members of the Board of Directors. The options have a ten-year life and vest on the one year anniversary from the date of grant.

In March 2017, the Company granted two employees and a consultant options for the purchase of an aggregate of 45,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The options have a ten-year life and vest in three equal annual installments.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
Years Ended December 31, 2016 and 2015

9. Subsequent Events (continued)

Sale of Investor Units

On January 17, 2017, the Company closed on a subscription agreement with an investor (the “Investor”), pursuant to which the Investor agreed to purchase 400,000 Units (the “Investor Units”) at a price of $5.00 per Investor Unit, or an aggregate of $2,000,000. Each Investor Unit consists of (i) one share of Holdings’ common stock, par value $0.0001 per share and (ii) and one five-year warrant to purchase one share of Holdings’ common stock at an exercise price of $5.00 per share. The subscription agreement places certain restrictions on the sale or transfer of the Investor Units, until 270 days after a registration statement becomes effective. In connection with the subscription agreement, the Company issued the placement agent a five-year warrant to purchase 80,000 shares of common stock at an exercise price of $5.00 per share. The Company paid a cash compensation fee of $200,000 to the placement agent and incurred legal fees of $15,855 in connection with this closing, for net proceeds of $1,784,145.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

3,467,680 Shares
Common Stock

PROSPECTUS

                     , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$2,009.52

Accounting Fees and Expenses	$30,000

Legal Fees and Expenses	$80,000

Miscellaneous Fees and Expenses	$12,990.48

Total	$125,000

ITEM 14.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any amendment by stockholders or directors resolution.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933, as amended (the “Securities Act”).

We have entered into indemnification agreements with certain of our directors and officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2013, the Company made sales of the following unregistered securities:

Original Issuances of Stock and Warrants

Formation of Holdings

In connection with our formation in October 2015, we sold an aggregate of 1,000,000 shares of common stock for an aggregate of $50,000 ($0.05 per share), which includes 500,000 shares of common stock owned by an affiliate of Aegis Capital Corp., the placement agent (“Placement Agent”) for our private placement, for which closings occurred April 8, 2016 through September 9, 2016 (the “2016 Private Placement”), described below.

2016 Private Placement

From January through September of 2016, we sold an aggregate of 1,873,299 shares of our common stock, inclusive of 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement, and warrants to purchase an aggregate of 1,873,299 shares of our common stock with an exercise price of $5.00 per share, inclusive of Investor Warrants to purchase 87,099 shares of our common stock issued pursuant to the conversion of promissory notes in connection with the 2016 Private Placement, to 124 accredited investors.

In connection with the 2016 Private Placement, we issued warrants to the Placement Agent to purchase 367,418 shares of our common stock with an exercise price of $5.00 per share.

December 2016 Private Placement

In connection with the December 2016 Private Placement, which closed in January 2017, we (i) sold an aggregate of 400,000 shares of our common stock, and warrants to purchase an aggregate of 400,000 shares of our common stock with an exercise price of $5.00 per share, to 1 accredited investor, and (ii) issued warrants to the Placement Agent to purchase 80,000 shares of our common stock with an exercise price of $5.00 per share.

Merger Transaction

On April 8, 2016, pursuant to the terms of the merger agreement (the “Merger Agreement”) by and among Adgero Biopharmaceuticals, Inc. (“Adgero”), Adgero Biopharmaceuticals Holdings, Inc. (“Holdings”) and Adgero Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of Holdings, Adgero merged with and into Merger Sub and became a wholly-owned subsidiary of Holdings. In connection with the merger (the “Merger”), we issued an aggregate of 2,000,000 shares of our common stock, and issued warrants (“Replacement Warrants”), to purchase 30,864 shares of our common stock at an exercise price of $5.00 per share to 18 stockholders of Adgero.

Bridge Note Conversion

In 2015, Adgero sold promissory notes (the “Bridge Offering”) in an aggregate principal amount of $285,000 (“Bridge Notes”), of which a Bridge Note in an amount of $250,000 was purchased by an affiliate of the Placement Agent. On April 8, 2016, the initial closing (the “Initial Closing”) of the 2016 Private Placement, these Bridge Notes, together with accrued interest thereon at a rate of 6% per annum, converted into 58,100 shares of our common stock, 5,154 of which were not included in the 2016 Private Placement, and 58,100 shares of our common stock underlying warrants with an exercise price of $5.00 per share, 5,154 of which were not included in the 2016 Private Placement.

St. Cloud Note Conversion

In 2012, Adgero issued a senior convertible note to each of St. Cloud and Steven Rychnovsky, PhD, in an aggregate principal amount of two hundred thousand dollars ($200,000). On August 3, 2016 these notes, together with accrued interest thereon at a rate of 8% per annum, converted into 73,998 shares of our common stock and 73,998 shares of our common stock underlying warrants with an exercise price of $5.00 per share.

Lowenstein Sandler LLP

In January 2017, we issued 11,080 shares of our common stock to Lowenstein Sandler LLP as partial payment for services rendered.

Stock Options

Since January 1, 2016, we have granted stock options under our 2016 Equity Incentive Plan to purchase an aggregate of 1,283,937 shares of our common stock at an exercise price of $5.00 per share.

Restricted Share Awards

Since January 1, 2016, we have granted restricted stock awards under our 2016 Equity Incentive Plan for an aggregate of 35,000 shares of our common stock.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “—Original Issuances of Stock and Warrants” to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such options, and the restricted share awards, described above under “Stock Options” and "Restricted Share Awards" to be exempt from registration under the Securities Act in reliance on section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder and Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

2.1* +	Agreement and Plan of Merger, dated January 11, 2016, by and among the Company, Adgero Acquisition, Inc. and Adgero Biopharmaceuticals, Inc.

3.1*	Certificate of Incorporation

3.2*	Certificate of Amendment to the Certificate of Incorporation

3.3*	Bylaws

4.1*	Form of Replacement Warrant

4.2*	Form of Investor Warrant

4.3*	Form of Placement Agent Warrant

4.4*	Registration Rights Agreement

4.5*	Form of August Investor Warrant

4.6*	Form of Common Stock Certificate

4.7*	Form of December 2016 Investor Warrant

5.1*	Opinion of Lowenstein Sandler LLP

10.1*	Placement Agency Agreement, dated January 11, 2016, between the Company and Aegis Capital Corp.

10.2*	Form of Subscription Agreement for the Company’s 2016 private placement

10.3*	Form of Voting Agreement, dated April 8, 2016, by and among the Company and the stockholders named therein

10.4*	2016 Equity Incentive Plan

10.5*	Form of Incentive Stock Option Agreement

10.6*	Form of Non-Qualified Stock Option Agreement

10.7*	Form of Restricted Stock Agreement

10.8*	Employment Agreement, dated April 8, 2016, between the Company and Frank Pilkiewicz, PhD

10.9*	Employment Agreement, dated April 8, 2016, between the Company and Steven Rychnovsky, PhD

10.10*	Form of Subscription Agreement for the Company’s August private placement

10.11*	Promissory Note, dated July 9, 2014, among Adgero Biopharmaceuticals, Inc. and Frank Pilkiewicz, PhD

10.12*	Amendment to Promissory Note, dated December 30, 2015, among Adgero Biopharmaceuticals, Inc. and Frank Pilkiewicz, PhD

10.13*	Asset Purchase Agreement, dated as of November 26, 2012, among Adgero Biopharmaceuticals, Inc. and St. Cloud Investments, LLC

10.14*	Amendment to Asset Purchase Agreement, dated May 12, 2014, among Adgero Biopharmaceuticals, Inc. and St. Cloud Investments, LLC

10.15*	6% Convertible Note, dated October 6, 2015, among Adgero Biopharmaceuticals, Inc. and Robert F. Hendrickson

10.16*	Amendment to 6% Convertible Note, dated March 25, 2016, among Adgero Biopharmaceuticals, Inc. and Robert F. Hendrickson

10.17*	6% Convertible Note, dated October 28, 2015, among Adgero Biopharmaceuticals, Inc. and Roman Perez-Soler, MD

10.18*	Amendment to 6% Convertible Note, dated March 28, 2016, among Adgero Biopharmaceuticals, Inc. and Roman Perez-Soler, MD

10.19*	6% Convertible Note, dated December 23, 2015, among Adgero Biopharmaceuticals, Inc. and Adam Stern

10.20*	Amendment to 6% Convertible Note, dated March 21, 2016, among Adgero Biopharmaceuticals, Inc. and Adam Stern

10.21*	Engagement Letter, dated August 8, 2016, between the Company and Aegis Capital Corporation.

10.22*	8% Convertible Note, dated November 26, 2012, among Adgero Biopharmaceuticals, Inc. and St. Cloud Investments, LLC

10.23*	8% Convertible Note, dated November 26, 2012, among Adgero Biopharmaceuticals, Inc. and Steven Rychnovsky, PhD

10.24*	Form of Indemnification Agreement

10.25*	Employment Agreement, dated October 3, 2016, between the Company and Laura Pflug

10.26*	Agreement of Lease, dated November 8, 2016, between the Company and Sutman Princeton Associates, L.P.

10.27*	Lease Modification Agreement, dated November 8, 2016, between the Company and Sutman Princeton Associates, L.P.

10.28*	Employment Agreement, dated April 8, 2016, between the Company and Jane Maida

10.29*	Amendment No. 1 to Employment Agreement, dated February 8, 2017, between the Company and Frank Pilkiewicz, PhD

10.30*	Amendment No. 1 to Employment Agreement, dated February 8, 2017, between the Company and Steven Rychnovsky, PhD

10.31*	Amendment No. 1 to Employment Agreement, dated February 8, 2017, between the Company and Laura Pflug

10.32*	Form of Subscription Agreement for the Company's December 2016 Private Placement

10.33	First Amendment to the 2016 Equity Incentive Plan

21.1*	List of Subsidiaries of the Company

23.1	Consent of Marcum LLP

23.2*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

*	Previously filed.

+
As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. The company will furnish supplementally a copy of any omitted schedule to the Commission upon request.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on April 11, 2017.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Frank Pilkiewicz, PhD
Name: Frank Pilkiewicz, PhD
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Frank Pilkiewicz, PhD	Chief Executive Officer, and Director
Frank Pilkiewicz, PhD	(Principal Executive Officer)	April 11, 2017

/s/ *	Chief Financial Officer
Jane Maida	(Principal Financial and Accounting Officer)	April 11, 2017

/s/ *
Allen Bloom, PhD, JD	Director	April 11, 2017

/s/ *
David Hochman	Director	April 11, 2017

/s/ *
Roman Perez-Soler, MD	Director	April 11, 2017

/s/ *
Tim McInerney	Director	April 11, 2017

*By:	/s/ Frank Pilkiewicz, PhD
Frank Pilkiewicz, PhD
Attorney-in-fact